As Filed with the Securities and Exchange Commission on April 20, 2004

                           Registration No. 333-111244

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                 AMENDMENT NO. 2

                                       TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                       AMERICAN NATURAL ENERGY CORPORATION
-------------------------------------------------------------------------------
                  (Name of small business issuer in its charter)


       OKLAHOMA                        1311                   73-1605215
-------------------------------------------------------------------------------
(State or other jurisdiction (Primary Standard Industrial    (IRS Employer
    of incorporation or       Classification Code Number) Identification Number)
       organization)

                           7030 SOUTH YALE, SUITE 404,
                              TULSA, OKLAHOMA 74136
                                  918-481-1440
-------------------------------------------------------------------------------
         (Address, and telephone number, of principal executive offices)

                           7030 SOUTH YALE, SUITE 404,
                              TULSA, OKLAHOMA 74136
-------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

                           MICHAEL K. PAULK, PRESIDENT
                           7030 SOUTH YALE, SUITE 404,
                              TULSA, OKLAHOMA 74136
                                  918-481-1440
-------------------------------------------------------------------------------
           (Name, address, and telephone number, of agent for service)

                                    Copy to:

                           WILLIAM S. CLARKE, ESQUIRE
                             WILLIAM S. CLARKE, P.A.
                      457 NORTH HARRISON STREET, SUITE 103
                           PRINCETON, NEW JERSEY 08540
                                 (609) 921-3663
                            FACSIMILE (609) 921-3933

            Approximate date of proposed sale to the public:

 AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT HAS BECOME EFFECTIVE.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
     TITLE OF EACH
       CLASS OF                                     PROPOSED MAXIMUM       PROPOSED MAXIMUM
    SECURITIES TO BE          AMOUNT TO BE           OFFERING PRICE            AGGREGATE              AMOUNT OF
      REGISTERED                REGISTERED               PER UNIT            OFFERING PRICE       REGISTRATION FEE(1)
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
     Common Stock,             27,621,366                $1.00                $27,621,366             $2,235.00
   $.001 par value(2)
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
                                                                                 TOTAL                $2,235.00
----------------------------------------------------------------------------------------------------------------------

---------------------------

         (1) The registration fee has been calculated in accordance with rule 457(c). On December 11, 2003, the average of the closing price for the Company's Common Stock on the Toronto Venture Exchange, Inc. was $1.00.
         (2) Plus such additional shares as may be issued pursuant to the anti-dilution provisions of the debentures.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its Effective Date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED APRIL 20, 2004


PROSPECTUS

                       AMERICAN NATURAL ENERGY CORPORATION
                                  COMMON STOCK

          American Natural Energy Corporation is engaged in the acquisition, development, exploitation and production of oil and natural gas. At the present time, the primary area of our operations is St. Charles Parish, Louisiana and all of our operations and reserves are located in that area. Prior to December 31, 2001, our activities, conducted entirely through our predecessor, Gothic Resources Inc., were not significant and involved very limited oil and natural gas exploration in the southern United States.

          This Prospectus relates to the resale by the holders of an aggregate of up to 27,621,366 shares of our Common Stock as follows

               o 26,666,666 shares of our Common Stock issuable on conversion of $12.0 million principal amount of our outstanding 8% Convertible Secured Debentures (the "Debentures") issued in October 2003,

               o 166,700 shares of our Common Stock issued in February 2003 in connection with a loan to us, and

               o 688,000 shares of our Common Stock issued in March 2003 in connection with a loan to us, and

               o 100,000 shares of our Common Stock issued on December 10, 2003.

          We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus. We will bear substantially all of the expenses incident to the registration of the shares. We estimate these expenses will total $67,500.


          Our Common Stock is traded in U.S. dollars on the TSX Venture Exchange, Inc. under the symbol ANR.U. Our shares are not currently traded on any United States stock exchange or in the over-the-counter market in the United States, and, accordingly, there is currently no public market for our shares in the United States. On April ___, 2004, the closing sale price of our Common Stock on the TSX Venture Exchange was $0.[___].


          SEE "RISK FACTORS" ON PAGE 7 FOR INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

          We expect that these shares of Common Stock may be sold or distributed from time to time by or for the account of the holders through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. The holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                       PROSPECTUS DATED APRIL [____], 2004

                                TABLE OF CONTENTS

Prospectus Summary.........................................................3-5

Risk Factors..............................................................6-12

Cautionary Statement for Purposes of The "Safe Harbor" Provisions of
The Private Securities Litigation Reform Act of 1996........................13

Use of Proceeds.............................................................14

Price Range of Common Stock.................................................15

Dividend Policy.............................................................16

Capitalization..............................................................16

Management's Discussion and Analysis of
Financial Condition or Plan of Operation.................................17-27

Our Business.............................................................28-43

Management...............................................................44-46

Executive and Director Compensation......................................47-48

Certain Relationships and Related Transactions...........................48-50

Principal and Other Stockholders.........................................51-52

Selling Securityholders..................................................53-56

Plan of Distribution.....................................................56-58

Description of Capital Stock................................................59

Indemnification of Officers and Directors...................................60

Legal Matters...............................................................60

Experts.....................................................................60

Where You Can Find More Information.........................................60

Financial Statements................................................F-1 et seq

                               PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by the more detailed information, financial statements and other data appearing elsewhere in this Prospectus. At various places in this Prospectus, we may make reference to the "Company." When we use that term, we mean American Natural Energy Corporation. and its wholly owned subsidiary. Our wholly-owned subsidiary is Gothic Resources Inc., a corporation organized under the laws of British Columbia, Canada, which we refer to in this Prospectus as Gothic.

AMERICAN NATURAL ENERGY CORPORATION


          We are engaged in the acquisition, development, exploitation and production of oil and natural gas. Prior to December 31, 2001, our activities, conducted entirely through our predecessor, Gothic, were not significant and involved very limited oil and natural gas exploration in the southern United States. We also invested in shares of other public oil and gas exploration companies resulting in material capital gains. Since December 31, 2001, we have engaged in several transactions which we believe will enhance our oil and natural gas development, exploitation and production activities and our ability to finance further activities. On December 31, 2001, we acquired the oil and natural gas and related assets of Couba Operating Company ("Couba"), which prior to our acquisition of it had commenced in March 2000 an involuntary Chapter 7 Bankruptcy proceeding which was converted to a Chapter 11 debtor in possession proceeding the following month. On February 8, 2002, we completed a statutory corporate reorganization which resulted in our domestication as a corporation into the U.S. from Canada. Prior to that reorganization, our parent corporation was a Canadian corporation. We are now an Oklahoma corporation. Commencing in the second half of 2002, we have engaged in a series of financing transactions intended to enable us to initiate and pursue exploration and development activities on the properties we have acquired. During 2002, we were able to return to production five (4.06 net) well bores drilled by prior owners on the Couba properties we acquired. Our drilling activities commenced in February 2003 and as of December 31, 2003, we had drilled and completed six (2.19 net) wells. By December 31, 2003, our combined production from all our producing wells was approximately 400 (120 net) barrels of oil equivalent per day. Production from our existing wells is subject to fluctuation from time to time based upon the zones of the wells where we are obtaining production. All of our drilling and production activities are conducted in St. Charles Parish, Louisiana. We continue to need and seek material amounts of additional capital to further our oil and natural gas development and exploitation activities.

THE OFFERING

OFFERING OF COMMON STOCK  BY THE SELLING SECURITYHOLDERS  27,621,366 shares (1)


Shares to be outstanding after the Offering of Common     52,821,212 shares (2)
Stock and conversion of the Debentures, assuming all the Debentures are converted.


------------------------------

          (1) Includes 26,666,666 shares issuable on conversion of $12.0 million principal amount of our outstanding Debentures and an aggregate of 954,700 shares that are issued and outstanding prior to the date of this Prospectus.

          (2) Based on the number of shares of Common Stock outstanding on December 31, 2003. Excludes 2,000,000 shares issuable on exercise of options. The options are exercisable at prices ranging from $0.32 to $0.68 per share and expire on dates commencing on May 1, 2005 through October 31, 2008.


    USE OF PROCEEDS                              We will not realize any of the
                                                 proceeds from the sale of the
                                                 shares  offered. See "Use of
                                                 Proceeds."

    MARKET SYMBOL (TSX VENTURE EXCHANGE)         ANR.U


RISK FACTORS



         For a discussion of certain risks you should consider in connection with a purchase of the shares of our Common Stock, see "Risk Factors" on page 7. These risk factors include, among others, the following:

            o  Our Ability to Continue as a Going Concern is Uncertain

            o Without Substantial Additional Capital We May Be Unable To Fund The Exploration and Development Activities To Further Develop Our Area Of Mutual Interest With Exxon Mobil Corp.

            o Oil and Gas Prices Fluctuate Widely and Low Oil and Gas Prices Could Adversely Affect Our Financial Results.

            o Lower Oil and Gas Prices May Adversely Affect Our Level of Capital Expenditures, Reserve Estimates and Borrowing Capacity.

            o We Must Repay $12.0 Million of Secured Indebtedness on September 30, 2005. There Are Risks That This Indebtedness May Not Be Repaid When Due.

            o Our Future Borrowings and Other Oil and Gas Development Activities May Be Restricted Because Of The Restrictive Covenants In Our Existing Secured Indebtedness Which, Among Other Things, Restricts Our Ability To Incur Indebtedness In Excess Of $2.0 Million.

            o Additional Secured Indebtedness We May Incur In the Future May Increase Our Exposure to Risks Associated With Higher Debt Levels and Possible Defaults.

            o Our Existing Reserves of Oil and Natural Gas Will Be Depleted Over Time By Production and Therefore Our Future Ability To Earn Revenues And Meet Our Expenses And Repay Our Indebtedness Depends Upon Our Ability To Find, Develop Or Acquire Additional Oil and Natural Gas Reserves That Are Economically Recoverable And Result In Revenues To Us.

            o If We Should Make Future Acquisitions Of Oil And Gas Properties Where We Believe Commercially Recoverable Quantities Of Oil And Natural Gas Exist, These Acquisitions Carry Unknown Risks Including Potential Unsuccessful Drilling Activities Or Environmental Problems.

            o Estimating Reserves and Future Net Revenues Involves Uncertainties and Oil and Gas Price Declines May Lead to Impairment of Oil and Gas Assets.

            o Our Reliance On A Limited Number Of Key Management Personnel Imposes Risks On Us That We Will Have Insufficient Management Personnel Available If The Services Of Any Of Them Is Unavailable.

            o Drilling For Oil And Natural Gas And Operating Oil And Natural Gas Fields Involves Material Risks Including The Risk That No Commercially Productive Reservoirs Will Be Encountered; We Have Uninsured Risks.




OUR OFFICES

          Our executive offices are located at 7030 South Yale, Suite 404, Tulsa, Oklahoma 74136. Our telephone number is 918-481-1440.

OUR MANAGEMENT

          Our executive officers include Michael K. Paulk, President and Steven
P. Ensz, Vice President, Finance and Chief Financial Officer. Such persons were formerly officers of Gothic Energy Corporation until January 2001 when it was sold to Chesapeake Energy Corporation.

Gothic Energy Corporation is not now and has not been affiliated with our subsidiary, Gothic Resources Inc.

SUMMARY HISTORICAL FINANCIAL DATA


                 The summary historical financial information presented below has been derived from our audited consolidated financial statements for the two years ended December 31, 2003 and 2002.




                                      YEAR ENDED DECEMBER 31,
                                      -----------------------
                                      2002             2003
                                      ----             ----

STATEMENT OF
OPERATIONS DATA:

Revenues                                 $477,000       $1,747,000

Total expenses                         $9,208,000       $6,423,000

Net loss                              $(8,731,000)     $(5,682,000)

Net loss per share -
basic and diluted                          $(0.35)          $(0.22)

Weighted average
number of shares -
basic and diluted

                                       25,193,887       25,880,043




                                     AS OF DECEMBER 31,    AS OF DECEMBER 31,
                                      ------------------    ------------------
                                             2002                 2003
                                             ----                 ----

  BALANCE SHEET DATA:

  Cash and cash equivalents                    $86,000             $1,650,000

  Working capital deficiency               $(5,952,000)             $(116,000)

  Total assets                              $5,261,000            $12,321,000

  Total long term obligations,
  net of discount of $6,268,000                      -             $7,171,000

  Stockholders' equity (deficit)           $(1,410,000)            $1,537,000

                                  RISK FACTORS


         An investment in shares of our Common Stock involves a high degree of risk. You should consider the following factors, in addition to the other information contained in this Prospectus, in evaluating our business and proposed activities before you purchase any shares of our common stock. You should also see the "Cautionary Statement for Purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995" regarding risks and uncertainties relating to us and to forward looking statements in this Prospectus.



RISKS RELATING TO US AND THE OIL AND GAS INDUSTRY


OUR ABILITY TO CONTINUE AS A GOING CONCERN IS UNCERTAIN



          Our financial statements have been prepared on a going concern basis which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. We have sustained substantial losses in 2001, 2002 and 2003, totaling approximately $1.0 million, $8.7 million and $5.7 million, respectively, and had a working capital deficiency at December 31, 2003 of approximately $116,000. We had a negative cash flow from operations in 2003 and 2002. While production from our drilling program has increased revenues in 2003, such increase has not been sufficient to fund our operations. All the foregoing lead to questions concerning our ability to meet our obligations as they come due. We also have a need for substantial funds to develop our oil and gas properties. We have financed our activities using private debt and equity financings, and we have no line of credit or other financing agreement providing borrowing availability with a commercial lender. As a result of the losses incurred and current negative working capital and other matters described above, there is no assurance that the carrying amounts of our assets will be realized or that liabilities will be liquidated or settled for the amounts recorded. Our ability to continue as a going concern is dependent upon adequate sources of capital and the ability to sustain positive results of operations and cash flows sufficient to continue to explore for and develop our oil and gas reserves.

          The independent accountants' report on our financial statements as of and for the year ended December 31, 2003 includes an explanatory paragraph which states that we have sustained substantial losses, an accumulated deficit, a working capital deficiency and negative cash flow from operations in each of 2003 and 2002 that raise substantial doubt about our ability to continue as a going concern.

Without Substantial Additional Capital We May Be Unable To Fund The Exploration and Development Activities To Further Develop Our Area Of Mutual Interest With ExxonMobil Corp.

          We have substantial needs for funds to further develop our oil and gas prospects and opportunities identified in our joint development agreement with ExxonMobil Corp. creating an area of mutual interest. This AMI includes substantially all of our leasehold interests as well as additional properties owned by ExxonMobil Corp. At December 31, 2003, we have committed to expend up to approximately $850,000 for drilling activities in 2004. This capital expenditure will be funded from our available cash which includes the remaining portion of the proceeds from the sale of our Debentures in October 2003, substantially all of which had been expended by March 31, 2004. To the extent additional funds are required to further exploit and develop the ExxonMobil Corp. AMI, it is management's plan to raise additional capital through the sale of our equity securities or the sale of interests in our drilling activities; however, we currently have no firm commitment from any potential investors and such additional capital may not be available to us in the future. Our inability to raise additional capital will limit and perhaps prevent us from further development of the AMI.



OIL AND GAS PRICES FLUCTUATE WIDELY AND LOW OIL AND GAS PRICES COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS.

          Our revenues, operating results, cash flow and future rate of growth depend substantially upon prevailing prices for oil and gas. Historically, oil and gas prices and markets have been volatile, and they are likely to continue to be volatile in the future. A significant decrease in oil and gas prices, such as that experienced in 1998 and the first half of 1999, could have a material adverse effect on our cash flow and profitability and would adversely affect our financial condition and the results of our operations.

          Prices for oil and gas fluctuate in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond our control, including:

            o political conditions in oil producing regions, including the Middle East;

            o  the domestic and foreign supply of oil and gas;

            o  the level of consumer demand;

            o  weather conditions;

            o  domestic and foreign government regulations;

            o  the price and availability of alternative fuels;

            o  overall economic conditions; and

            o  international political conditions.

         In addition, various factors may adversely affect our ability to market our oil and gas production, including:

            o the capacity and availability of oil and gas gathering systems and pipelines;

            o our ability to produce oil and gas in commercial quantities and to enhance and maintain production from existing wells and wells proposed to be drilled;

            o the effect of federal and state regulation of production and transportation;

            o  general economic conditions;

            o  changes in supply due to drilling by other producers;

            o  the availability of drilling rigs and related crews; and

            o  changes in demand.

LOWER OIL AND GAS PRICES MAY ADVERSELY AFFECT OUR LEVEL OF CAPITAL EXPENDITURES, RESERVE ESTIMATES AND BORROWING CAPACITY.

          In the ordinary course of business, we have made and expect to continue to make substantial capital expenditures for the exploration and development of oil and natural gas reserves. In the past, we have financed our capital expenditures, debt service and working capital requirements with the proceeds of debt and private offerings of our securities. Our cash flow from operations is sensitive to the prices we receive for our oil and natural gas. A reduction in capital spending or an extended decline in oil and natural gas prices could result in less than anticipated cash flow from operations and a lessened ability to raise additional capital or refinance our debt with current lenders or new lenders, which would likely have a further material adverse effect on us.

          Lower oil and gas prices have various other adverse effects on our business. A smaller capital expenditure program resulting from reduced cash flows may adversely affect our ability to increase or maintain our oil and natural gas reserves and production levels. Lower prices may also result in reduced oil and natural gas reserve estimates, the write-off of impaired assets and decreased earnings or losses due to lower oil and natural gas revenues and higher depreciation, depletion and amortization expense.

          Lower oil and gas prices could adversely affect our ability to borrow funds in other ways. Lower commodities prices for oil and natural gas adversely affects the valuations of our oil and natural gas reserves which in turn adversely affects the amounts lenders may loan to us secured by those oil and natural gas reserves. Furthermore, reduction in such prices could impede our ability to fund future acquisitions.



WE MUST REPAY $12.0 MILLION OF SECURED INDEBTEDNESS ON SEPTEMBER 30, 2005. THERE ARE RISKS THAT THIS INDEBTEDNESS MAY NOT BE REPAID WHEN DUE.

          In October 2003, we completed a borrowing of $12.0 million used for repayment of outstanding short-term secured debt and other obligations, for exploration and development activities on the oil and gas leases within our ExxonMobil joint development project in St. Charles Parish, Louisiana and for general corporate purposes. The $12.0 million borrowing is due to be repaid on September 30, 2005 and bears interest at 8% per annum, payable quarterly commencing December 31, 2003. The loan is collateralized by a lien against all our oil and natural gas properties and undeveloped leaseholds. The indebtedness is convertible into shares of our common stock at an initial conversion price of $0.45 per share, subject to anti-dilution adjustments. In the event we are unsuccessful in refinancing this indebtedness at or before its maturity, the creditors could foreclose against substantially all of our assets. Under such circumstances, the holders of our common stock could realize little or nothing from their investment in our shares of common stock. There can be no assurance that we will be successful in refinancing this indebtedness or that the terms of such refinancing may not be disadvantageous to the holders of our common stock or result in material dilution. Our inability to pay or refinance this indebtedness could lead to the creditors foreclosing on all our assets which could result in the loss of a stockholder's entire investment.

OUR FUTURE BORROWINGS AND OTHER OIL AND GAS DEVELOPMENT ACTIVITIES MAY BE RESTRICTED BECAUSE OF THE RESTRICTIVE COVENANTS IN OUR EXISTING SECURED INDEBTEDNESS WHICH, AMONG OTHER THINGS, RESTRICTS OUR ABILITY TO INCUR INDEBTEDNESS IN EXCESS OF $2.0 MILLION.



          The terms of our recent $12.0 million borrowing in October 2003, include a number of affirmative and negative covenants. Among the covenants is a provision that prohibits us from incurring any indebtedness in excess of $2.0 million without the prior approval of the holders of the indebtedness at a meeting of the holders by a favorable vote of two-thirds of the principal amount of debt holders present at the meeting. This restriction on our ability to incur indebtedness in excess of $2.0 million may impede our ability to fund the development of our properties in St. Charles Parish, Louisiana. These limits on our ability to develop these properties may impair our growth in revenues and oil and natural gas reserves. We may be unable to borrow the funds we may believe we require to fund further well drilling and development activities which would result in our inability to replenish our reserves as they are depleted.

ADDITIONAL SECURED INDEBTEDNESS WE MAY INCUR IN THE FUTURE MAY INCREASE OUR EXPOSURE TO RISKS ASSOCIATED WITH HIGHER DEBT LEVELS AND POSSIBLE DEFAULTS.

          Subject to the terms of our existing outstanding indebtedness which matures in September 2005, we may refinance our existing indebtedness and incur substantial additional indebtedness in the future to fund the acquisition and development of additional oil and gas reserves or for other purposes. The issuance of material amounts of indebtedness would expose us to additional risks including, among others, the following:

     o a portion of our cash flow from operations would be utilized for the payment of principal and interest on our indebtedness and would not be available for financing capital expenditures or other purposes;

     o our level of indebtedness and the covenants governing our indebtedness could limit our flexibility in planning for, or reacting to, changes in our business because certain financing options may be limited or prohibited under the terms of our agreements relating to such indebtedness;

     o our level of indebtedness may make us more vulnerable to defaults during periods of low oil and gas prices or in the event of a downturn in our business because of our fixed debt service obligations; and

     o the terms of our agreements may require us to make interest and principal payments and to remain in compliance with stated financial covenants and ratios. If the requirements of these agreements are not satisfied, the lenders would be entitled to accelerate the payment of all outstanding indebtedness and foreclose on the collateral securing payment of that indebtedness. In such event, we cannot assure you that we would have sufficient funds available or could obtain the financing required to meet our obligations, including the repayment of the outstanding principal and interest on this indebtedness.

          In addition to the risks described above, these risks may impose limits on our ability to develop our oil and gas properties and restrict our ability to replenish our reserves of oil and gas as they are depleted.


OUR EXISTING RESERVES OF OIL AND NATURAL GAS WILL BE DEPLETED OVER TIME BY PRODUCTION AND THEREFORE OUR FUTURE ABILITY TO EARN REVENUES AND MEET OUR EXPENSES AND REPAY OUR INDEBTEDNESS DEPENDS UPON OUR ABILITY TO FIND, DEVELOP OR ACQUIRE ADDITIONAL OIL AND NATURAL GAS RESERVES THAT ARE ECONOMICALLY RECOVERABLE AND RESULT IN REVENUES TO US.


          Unless we successfully replace the oil and natural gas reserves that we produce, our reserves will decline, resulting eventually in a decrease in the quantities of oil and natural gas we are able to produce and lower revenues and cash flow from operations. We seek to replace reserves through exploitation, development and exploration, as well as through acquisitions. We may not be able to continue to replace reserves from our exploitation, development and exploration activities at acceptable costs. Lower prices of oil and gas may further limit the kinds of reserves that can be developed at an acceptable cost. Lower prices also decrease our cash flow and may cause us to decrease capital expenditures. The business of exploring for, developing or acquiring reserves is capital intensive. We may not be able to make the necessary capital investment to maintain or expand our oil and gas reserves if cash flow from operations is reduced and external sources of capital become limited or unavailable. In addition, exploitation, development and exploration involve numerous risks that may result in dry holes, the failure to produce oil and gas in commercial quantities, the inability to fully produce discovered reserves and the inability to enhance production from existing wells.


IF WE SHOULD MAKE FUTURE ACQUISITIONS OF OIL AND GAS PROPERTIES WHERE WE BELIEVE COMMERCIALLY RECOVERABLE QUANTITIES OF OIL AND NATURAL GAS EXIST, THESE ACQUISITIONS CARRY UNKNOWN RISKS INCLUDING POTENTIAL UNSUCCESSFUL DRILLING ACTIVITIES OR ENVIRONMENTAL PROBLEMS.

          We expect to continue to evaluate and pursue acquisition opportunities available on terms we consider favorable in order to replace and increase our reserves. The successful acquisition of producing properties generally requires accurate assessments of recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact, and as estimates, their accuracy is inherently uncertain. We cannot assure you that we will successfully consummate any acquisition, that we will be able to acquire producing oil and gas properties that contain economically recoverable reserves or that any acquisition will be profitably integrated into our operations. Our inability to achieve these objectives will restrict our growth and the development of our oil and gas reserves. In addition, acquiring producing oil and gas properties may increase our potential exposure to liabilities and costs for environmental and other problems existing on such properties. Although we perform a review of the acquired properties that we believe is consistent with industry practice, such reviews are inherently incomplete and inexact.

ESTIMATING RESERVES AND FUTURE NET REVENUES INVOLVES UNCERTAINTIES AND OIL AND GAS PRICE DECLINES MAY LEAD TO IMPAIRMENT OF OIL AND GAS ASSETS.



          At December 31, 2003, based on the report of Netherland, Sewell and Associates, Inc., we claimed total estimated proved reserves of 224.96 MBble of oil and gas. We are currently seeking to develop further producing wells on our Bayou Couba properties, including the ExxonMobil Corp. AMI. During 2002, we were able to return to production 5 (4.06 net) well bores drilled by prior owners on the Couba properties we acquired. As of December 31, 2003, we had successfully completed six (2.19 net) wells. As of that time, our combined production from all our producing wells was approximately 400 (120 net) barrels of oil equivalent per day. Production from our existing wells is subject to fluctuation from time to time based upon the zones of the wells where we are obtaining production. There can be no assurance that we will be successful in our development activities or that as a consequence we will claim any material amounts of additional proven reserves as a result of these and further drilling activities. In any event, there are numerous uncertainties inherent in estimating quantities of proved reserves, including many factors beyond our control.


          Reserve information provided in this Prospectus and that we may provide in the future will represent estimates based on reports prepared by our independent petroleum engineers, as well as internally generated reports. Petroleum engineering is not an exact science. Information relating to proved oil and gas reserves is based upon engineering estimates derived after analysis of information we furnish or furnished to us by the operator of the property. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, capital expenditures and workover and remedial costs, all of which may in fact vary considerably from actual results. Oil and gas prices, which fluctuate over time, may also affect proved reserve estimates. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected there from prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and such variances may be material. Either inaccuracies in estimates of proved undeveloped reserves or the inability to fund development could result in substantially reduced reserves. In addition, the timing of receipt of estimated future net revenues from proved undeveloped reserves will be dependent upon the timing and implementation of drilling and development activities estimated by us for purposes of the reserve report.

          Quantities of proved reserves are estimated based on economic conditions in existence in the period of assessment. Lower oil and gas prices may have the impact of shortening the economic lives on certain fields because it becomes uneconomic to produce all recoverable reserves on such fields, thus reducing proved property reserve estimates. If such revisions in the estimated quantities of proved reserves occur, it will have the effect of increasing the rates of depreciation, depletion and amortization on the affected properties, which would decrease earnings or result in losses through higher depreciation, depletion and amortization expense. The revisions may also be sufficient to trigger impairment losses on certain properties that would result in a further non-cash charge to earnings.

OUR RELIANCE ON A LIMITED NUMBER OF KEY MANAGEMENT PERSONNEL IMPOSES RISKS ON US THAT WE WILL HAVE INSUFFICIENT MANAGEMENT PERSONNEL AVAILABLE IF THE SERVICES OF ANY OF THEM IS UNAVAILABLE.


          We are dependent upon the services of our President and Chief Executive Officer, Michael K. Paulk, and Vice President, Finance and Chief Financial Officer, Steven P. Ensz. The loss of either of their services could have a material adverse effect upon us. The loss of the services of such persons would, in all likelihood, require us to seek the services of one or more other persons who would be less familiar with our oil and gas properties, our business objectives and methods and would increase the risk that our activities would be unsuccessful. We currently do not have employment agreements with either of such persons.


DRILLING FOR OIL AND NATURAL GAS AND OPERATING OIL AND NATURAL GAS FIELDS INVOLVES MATERIAL RISKS INCLUDING THE RISK THAT NO COMMERCIALLY PRODUCTIVE RESERVOIRS WILL BE ENCOUNTERED; WE HAVE UNINSURED RISKS.


          Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells drilled by us will be productive or that we will recover all or any portion of our investment. Drilling for oil and gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. Our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond our control, including economic conditions, mechanical problems, title problems, weather conditions, compliance with governmental requirements and shortages or delays of equipment and services. Our future drilling activities may not be successful and, if unsuccessful, such failure may have a material adverse effect on our future results of operations or financial condition.

          In addition to the substantial risk that wells drilled will not be productive, hazards such as unusual or unexpected geologic formations, pressures, downhole fires, mechanical failures, blowouts, cratering, explosions, uncontrollable flows of natural gas, oil or well fluids, pollution and other physical and environmental risks are inherent in oil and gas exploration and production. These hazards could result in substantial losses to us due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses, as is common in the oil and natural gas industry. We do not fully insure against all risks associated with our business either because such insurance is not available or because the cost thereof is considered prohibitive. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on our financial condition and results of operations.

RISKS RELATING TO THE MARKET FOR OUR SECURITIES

ABSENCE OF A U.S. PUBLIC MARKET FOR OUR COMMON SHARES.

          Our common shares have no trading market in the United States, and there can be no assurance as to the liquidity of any markets that may develop for the common shares, the ability of the holders of common shares to sell their common shares in the United States or the price at which holders would be able to sell their common shares. Future trading prices of the common shares will depend on many factors, including, among others, our operating results and the market for similar securities.




    CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1996

          With the exception of historical matters, the matters we discussed below and elsewhere in this prospectus are "forward-looking statements" as defined under the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. The forward-looking statements appear in various places including under the headings Prospectus Summary, Risk Factors, Management's Discussion and Analysis of Financial Condition or Plan of Operation, and Our Business. These risks and uncertainties relate to our capital requirements, business strategy, ability to raise capital and fund our oil and gas well drilling and development plans, our ability to fund the repayment of our outstanding indebtedness, our ability to attain and maintain profitability and cash flow and continue as a going concern, our ability to increase our reserves of oil and gas through drilling activities and acquisitions, our ability to enhance and maintain production from existing wells and successfully develop additional producing wells, our access to debt and equity capital and the availability of joint venture development arrangements, our ability to remain in compliance with the terms of any agreements pursuant to which we borrow money and to repay the principal and interest when due, our estimates as to our needs for additional capital and the times at which additional capital will be required, our expectations as to our sources for this capital and funds, our ability to successfully implement our business strategy, our ability to identify, acquire and integrate successfully any additional producing oil and gas properties we acquire and operate such properties profitably, our ability to maintain compliance with covenants of our loan documents and other agreements pursuant to which we issue securities or borrow funds and to obtain waivers and amendments when and as required, our ability to borrow funds or maintain levels of borrowing availability under our borrowing arrangements, our ability to meet our intended capital expenditures, our statements about quantities of production of oil and gas as it implies continuing production rates of those levels, proved reserves or borrowing availability based on proved reserves and our future net cash flows and their present value.

          Readers are cautioned that the risk factors and uncertainties referred to above, as well as the risk factors described elsewhere in this prospectus, in some cases have affected, and in the future could affect, our actual results and could cause our actual consolidated results during 2004 and beyond, to differ materially from those expressed in any forward-looking statements made by or on our behalf.

                                 USE OF PROCEEDS

          This Prospectus relates solely to the securities being offered and sold for the account of the Selling Securityholders. We will not receive any of the proceeds from the sale of the securities being offered by the Selling Securityholders but will pay substantially all of the expenses related to the registration of the securities. We estimate these expenses will total $67,500.

                           PRICE RANGE OF COMMON STOCK

          Our common shares are traded on the TSX Venture Exchange, Inc. under the symbol ANR.U. Our common shares are not currently traded on any United States stock exchange or in the over-the-counter market in the United States, and, accordingly, there is currently no public market for our common shares in the United States.


          The reported high and low sales prices for our common shares, as reported by the TSX Venture Exchange, on a calendar quarterly basis for the most recent two calendar years ended December 31, 2003 and through March 31, 2004. were as follows. The prices for our shares were traded in and reported by the Exchange in Canadian dollars through February 11, 2002 and in United States dollars during the period February 12, 2002 through the present.



                                                           PRICES
                              ---------------------------------------------------------------------------------------
                                        HIGH                          LOW                        SHARE VOLUME
                              ---------------------------------------------------------------------------------------
             2002
                                (CDN)          (US)    (CDN)                           (US)
First Quarter                  $ 0.77         $0.72   $ 0.57                           $0.54      1,472,002 (1)
Second Quarter                  --            $0.55    --                              $0.32        957,001
Third Quarter                   --            $0.41    --                              $0.25        809,980
Fourth Quarter                  --            $0.54    --                              $0.25      1,570,120

                              ---------------------------------------------------------------------------------------
             2003
----------------------------------------------------------------------------------------------------------------------
                                (CDN)         (US)    (CDN)                            (US)

First Quarter                   --            $0.83    --                              $0.35      4,805,444
Second Quarter                  --            $0.80    --                              $0.35      1,088,354
Third Quarter                   --            $0.90    --                              $0.41      4,296,356
Fourth Quarter                  --            $1.20                                    $0.59      4,786,896

                              ---------------------------------------------------------------------------------------
             2004
----------------------------------------------------------------------------------------------------------------------

First Quarter (through          --                     --                                         4,562,324
March 31)                                     $1.15                                    $0.29



(1) Includes share volume during the period February 12, 2002 through March 31, 2002. Share volume prior to that date is no longer available.

          Current prices for our shares on the TSX Venture Exchange can be found on the Internet at www.TSE-CDNX.com.


          As of March 31, 2004, we had 2,947 stockholders of record.


          We intend to seek to have a trading market for our common shares develop in the United States. There can be no assurance that we will be successful in this regard. We do not meet the requirements to have our common shares included in any NASDAQ trading system or listed on any national securities exchange. However, we do intend to seek to have our shares quoted on the OTC Bulletin Board(R). In order to do so, a broker-dealer in securities in the United States may be required to file with the National Association of Securities Dealers, Inc. a notice that will enable the broker-dealer to enter quotations for our common shares on the OTC Bulletin Board(R). There can be no assurance that a broker-dealer will file such a notice or, if filed, that quotations will be accepted on the OTC Bulletin Board(R). Further, there can be no assurance that if a broker-dealer commences to enter bid and asked quotations for our common shares in the OTC Bulletin Board(R) that a viable and active trading market will develop.

DIVIDEND POLICY

          We do not intend to pay any dividends on our Common Stock for the foreseeable future. Any determination as to the payment of dividends on our Common Stock in the future will be made by our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and future prospects as well as such other factors as our Board of Directors may deem relevant. Under the terms of the $12.0 million principal amount of Debentures issued in October 2003, we are prohibited from declaring or paying any dividends, other than stock dividends.


                                 CAPITALIZATION


          The following table sets forth our cash and cash equivalents and our capitalization at December 31, 2003:



                                                                               AS OF DECEMBER 31, 2003
                                                                               -----------------------
  Cash and Cash Equivalents                                                              $ 1,650,000

  Total long term obligations, net of discount of $6,268,000                              $7,171,000
  Capital Stock
        Authorized: 100,000,000 common shares, par value $0.01                              $261,000
                    per share, issued 26,154,546 common shares

  Additional paid-in capital                                                             $14,493,000

  Accumulated deficit, since January 1, 2002 (in conjunction with the                  $(14,412,000)
     quasi-Reorganization stated capital was reduced by an accumulated deficit of $2,015,495)

  Accumulated other comprehensive income                                                  $1,195,000
                                                                                          ----------
         Total stockholders'  equity                                                      $1,537,000
                                                                                          ----------


         Total liabilities and stockholders equity                                       $12,321,000

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATION

GENERAL

          We are engaged in the acquisition, development, exploitation and production of oil and natural gas. Our revenues and profitability can be expected to be dependent, to a significant extent, upon prevailing spot market prices for oil and natural gas. Additionally, our revenues and profitability can be expected to be dependent upon the quantities of oil and natural gas produced and sold. Prices for oil and natural gas are subject to wide fluctuations in response to changes in supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control. Such factors include political conditions, weather conditions, government regulations, the price and availability of alternative fuels and overall economic conditions.


          Our financial statements have been prepared on a going-concern basis which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. We have sustained substantial losses in 2003 and 2002, totaling approximately $5.7 and $8.7 million, respectively, and negative cash flow from operations in each of 2003 and 2002 which lead to questions concerning our ability to meet our obligations as they come due. We also have a need for substantial funds to develop our oil and gas properties. We have financed our activities using private debts and equity financings and we have no line of credit or other financing agreement providing borrowing availability with a commercial lender. As a result of the losses incurred and current negative working capital and other matters described above, there is no assurance that the carrying amounts of our assets will be realized or that liabilities will be liquidated or settled for the amounts recorded. Our ability to continue as a going concern is dependent upon adequate sources of capital and the ability to sustain positive results of operations and cash flows sufficient to continue to explore for and develop our oil and gas reserves. See the discussion under the caption "How We Have Financed Our Activities."

          The independent accountants' report on our financial statements as of and for the years ended December 31, 2003 and 2002 includes an explanatory paragraph which states that we have sustained substantial losses, an accumulated deficit, a working capital deficiency and negative cash flow from operations in each of 2003 and 2002 that raise substantial doubt about our ability to continue as a going concern.


          In the ordinary course of business, we have made and expect to continue to make substantial capital expenditures for the exploration and development of oil and natural gas reserves. In the past, we have financed our capital expenditures, debt service and working capital requirements with the proceeds of debt and private offerings of our securities. Our cash flow from operations is sensitive to the prices we receive for our oil and natural gas. A reduction in planned capital spending or an extended decline in oil and gas prices could result in less than anticipated cash flow from operations and a lessened ability to sell more of our common stock or refinance our debt with current lenders or new lenders, which would likely have a further material adverse effect on us.

STATEMENTS OF OPERATIONS


A Comparison of Operating Results For The Years Ended December 31, 2003 and December 31, 2002

          We incurred a net loss of $5,682,000 during the year ended December 31, 2003 compared to a net loss of $8,731,000 for the year ended December 31, 2002. During the year ended December 31, 2003, our revenues were comprised of oil and gas sales and operations income totaling $1,743,000 compared with oil and gas sales and operations income of $311,000 in 2002. Our oil and gas sales and operations income for the year ended December 31, 2003 continued to increase because of the revenues resulting from our increased oil and gas production from the wells drilled in both 2002 and 2003. At December 31, 2003, we had 11 (6.25 net) wells producing approximately 400 (120 net) barrels of oil equivalents per day, whereas at December 31, 2002, we had five (4.06 net) wells producing approximately 75 (50 net) barrels of oil per day. Production from our existing wells is subject to fluctuation from time to time based upon the zones of the wells where we are obtaining production. We had interest and other income in 2003 of $4,200 compared with interest and other income of $166,000 in 2002. This reduction in our interest income is the consequence of our lower cash balances during 2003. Other income in 2002 of $164,000 principally represents the recovery of accounts receivable written off in prior periods.

          Out total expenses were $6,423,000 for the year ended December 31, 2003 as compared to $9,208,000 for the year ended December 31, 2002. Total expenses decreased due to lower impairment charges in 2003.

          Our general and administrative expenses in 2003, were $1,938,000 compared to $1,378,000 in 2002. These expenses also increased in 2003 because of our increased activities directed at the development of additional wells and production of oil and gas from those wells. Interest expense, net of interest capitalized of $713,000 and $276,000 in 2003 and 2002, respectively, increased to $440,000 in 2003 from $54,000 in 2002. While debt outstanding increased during 2003, interest expense also reflects the amortization of a beneficial conversion feature related to the issuance in October 2003 of the Company's Debentures. Such amortization of the beneficial conversion feature was $399,000 in 2003. The Debentures are convertible into shares of our Common Stock at a conversion price of $0.45 per share. On the dates the transaction was completed, the closing price for our Common Stock was $0.70 per share. Accordingly, because the conversion price was less than the market price on the dates the transaction was completed, a beneficial conversion feature of $6.7 million was attributed to the Debentures. Such amount will be amortized to interest expense over the life of the Debentures which mature on September 30, 2005. If Debentures are converted prior to maturity, any un-amortized amount attributed to such debentures will be expensed at the time of conversion. Lease operating expenses of $496,000, production taxes of $67,000 and depletion, depreciation and amortization of $1,103,000 in 2003 increased from $482,000, $11,000 and $433,000 respectively in 2002 reflecting the increase in production in 2003. We incurred an impairment charge reflecting a write-down of the carrying value of our oil and gas properties of $654,000 in 2003 compared to an impairment charge of $6,477,000 in 2002. Our impairment charges in 2003 and 2002 were the result of the excess of the capitalized cost of our oil and gas properties over the estimated future net cash flows to be derived from those proved reserves.

          In 2003, we had a gain on the sale of marketable securities of $173,000 and a foreign exchange loss of $1,716,000. In 2002, we had a gain on the sale of marketable securities of $553,000 and a foreign exchange gain of $14,000. The larger gain in 2002 was the result of the sale of more shares in 2002 than in 2003. The Company no longer holds marketable securities at December, 2003. Our foreign exchange gains and losses arise out of an inter-company indebtedness owing by ANEC to our wholly-owned subsidiary, Gothic, which is repayable in Canadian dollars. The foreign exchange loss in 2003 was caused by the strengthening of the Canadian dollar against the U.S. dollar. In 2003, we also incurred a loss of $222,000 as the result of the redemption of debt relating to the early payoff of the TransAtlantic Petroleum production loan, the Quest Capital note and the Bank One note from the proceeds of the Debentures. We had no such loss in 2002. We had a gain on the sale of oil and gas properties in 2003 of $44,000 compared to a loss of $726,000 in 2002. The loss in 2002 was due to the sale of our Oklahoma coalbed methane leasehold interests.

          We also had a charge for the cumulative effect of an accounting change resulting from the application of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, in the amount of $1.0 million. We had no comparable charge in 2002.

         Our accounts payable increased to $3,600,000 at December 31, 2003 from $1,900,000 at December 31, 2002 resulting primarily from the increased scale of our operations. We are not aware that our accounts payable are in default or arrears to any material extent.

A Comparison of Operating Results For The Years Ended December 31, 2002 and December 31, 2001.

          We incurred a net loss of $8,731,000 in the year ended December 31, 2002, compared to a net loss of $999,000 for the same period in 2001. During 2002, our income was comprised of interest and other income of $166,000 and of oil and gas and operations revenues of $311,000. Our oil and gas operations revenues in 2002 reflect the revenues from the production from the four (three and one-half net) wells we drilled in 2002. We had no productive wells producing revenues in 2001. Interest income was $2,500. This compares with interest income of $64,000 in 2001. Interest income in 2002 was less than 2001 because of lower average cash balances. Other income of $164,000 represents the recovery of accounts receivable written off in prior periods. We had no such recoveries in 2001.


          In 2001, our activities were directed primarily towards the completion of our acquisition of the Couba properties and we were not actively engaged in development and production activities. In 2002, virtually all of our general and administrative expenses increased because of our oil and gas well drilling activities and our activities related to the production of oil and gas. Reflecting these operations, salary expenses increased by $348,000, audit and legal expenses increased by $114,000 and office rent and related expenses increased by $107,000.

          Our expenses were $9,208,000 for the year ended December 31, 2002 as compared to $1,063,000 for the same period in 2001. Our general and administrative expenses increased from $650,000 in 2001 to $1,378,000 in 2002 resulting from increased activity in changing to active operations. In 2002 we had lease operating expenses of $482,000, production taxes of $11,000 and depreciation, depletion and amortization of $433,000, all of which were usual expenses incurred in oil and gas production activities. We also had a loss on sale of oil and gas properties and fixed assets of $726,000 and $100,000, respectively. These were the result of sales of our Oklahoma natural gas properties and related assets. Additionally, we had a write down on the value of oil in inventory at December 31, 2002 of $114,000 which was the result of reflecting an adjustment of inventory valuations to the lower of cost or market price. We had no comparable expenses in 2001.

          We incurred an impairment charge reflecting a write-down of the carrying value of our oil and gas properties of $6,477,000 in 2002 compared to an impairment charge of $573,000 in 2001. Our impairment charge in 2002 was the result of the excess at December 31, 2002 of the capitalized cost of our oil and gas properties over the estimated future net cash flows to be derived from those proved reserves.

          In 2002, we had a gain on the sale of marketable securities of $553,000, resulting from the sale of shares of First Calgary Petroleum Ltd. and T&H Resources, neither of which companies was an affiliate of ours, and a foreign exchange gain of $14,000. In 2001, we had a gain on the sale of marketable securities of $77,000 and a foreign exchange gain of $90,000.

LIQUIDITY AND CAPITAL RESOURCES


Years Ended December 31, 2003 and December 31, 2002.

          Our net cash used in operations was $361,000 for the year ended December 31, 2003 as compared to net cash used in operations of $105,000 for 2002. While production from our drilling program has increased revenues in 2003, such increase has not been sufficient to fund our operations. We have funded our capital expenditures and operating activities through a series of private debt and equity transactions. At December 31, 2003, we do not have any available borrowing capacity under existing credit facilities. We have substantial needs for funds to develop our oil and gas prospects and opportunities identified in our AMI. At December 31, 2003, we have committed to expend up to approximately $850,000 for drilling activities in 2004. This capital expenditure will be funded from our available cash which includes the remaining portion of the proceeds from the sale of our Debentures in October 2003. To the extent additional funds are required to fully exploit and develop the ExxonMobil Corp. AMI, it is management's plan to raise additional capital through the sale of our equity securities or the sale of interests in our drilling activities, however, we currently have no firm commitment from any potential investors and such additional capital may not be available to us in the future.

          Cash used in operating activities was impacted in 2003 by a gain of $173,000 on the sale of marketable securities and a foreign currency exchange loss of $1,716,000, which did not affect our cash position. Depletion, depreciation and amortization was $1,103,000 in 2003, resulting from increased activity in our oil and gas operations, compared to $433,000 in 2002. Accounts receivable, accounts payable, accrued liabilities and interest increased significantly in 2003 over 2002 because of the expanded scope of our activities. We also incurred a non cash impairment charge against our oil and gas properties in the amount of $654,000, resulting from ceiling test write-down, in 2003 compared to $6,477,000 in 2002. An impairment charge, or also referred to as a ceiling test write down is the result of the capitalized cost of our oil and gas properties exceeding at December 31, 2003 and December 31, 2002 the estimated future net cash flows to be derived from our proved reserves as of those respective dates. During the year ended

December 31, 2003, we had a charge for the cumulative effect of an accounting change resulting from the application of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, in the amount of $1,005,000. We had no comparable charge in 2002.

          We used $4,109,000 of net cash in investing activities during the year ended December 31, 2003 compared to net cash used of $1,421,000 million in 2002. The 2003 cash used in investing activities includes $4,635,000 for the purchase and development of oil and gas properties and $144,000 for the purchase of fixed assets compared to $4,060,000 and $946,000 respectively, in 2002. Proceeds from the sale of marketable securities, net of cash expended on purchases of marketable securities, were $208,000 in 2003 compared to approximately $2,582,000 in 2002. Proceeds from the sale of oil and gas properties amounted to $462,000 in 2003 compared to $941,000 in 2002.

          Our net cash provided by financing activities for the year ended December 31, 2003 was $6,039,000 compared to $512,000 provided in 2002. The activity in 2003 was the result of new financing from Quest Investment Corporation (which subsequently merged with and into Quest Capital Corp.), TransAtlantic Petroleum (USA) Corp. and the private placement of Convertible Secured Debentures and reflects the repayments to Middlemarch Partners Limited, Bank One, Quest Capital Corp. and TransAtlantic Petroleum (USA) Corp.

          Additional information regarding liquidity and capital resources is included under the caption "Future Capital Requirements and Resources."

          Years Ended December 31, 2002 and December 31, 2001.

          Our net cash used in operations was $105,000 for the year ended December 31, 2002 as compared to net cash used of $266,000 for 2001. Cash used by operating activities was impacted by a gain of $553,000 on the sale of marketable securities and losses on the sale of fixed assets and oil and gas properties of $100,000 and $726,000, respectively. Additionally, we had a non cash write-down in the value of oil in inventory of $114,000. We did not have any corresponding losses for 2001. We incurred a non cash charge of $6.5 million for the impairment of our oil and gas properties in 2002 compared to $573,000 in 2001. DD&A was $433,000 in 2002 compared to $4,000 in 2001 as we began production activities. Accounts payable and accrued liabilities increased significantly in 2002 over 2001 because of the expanded scope of our activities.

          We used $1,421,000 of net cash in investing activities for the year ended December 31, 2002 compared to net cash used of $1,877,000 in 2001. The 2002 cash used for investing activities includes $4,060,000 for the purchase and development of oil and gas properties and is partially offset by proceeds from the sale of marketable securities, netted against purchases of marketable securities, of approximately $2,582,000. In 2001, cash of $3,378,000 was used in the acquisition of oil and gas leaseholds and assets. Also in 2001, net securities activities provided approximately $1,389,000 in additional cash.

          Our net cash provided by financing activities for 2002 was $512,000 compared to $3,164,000 provided in 2001.

CRITICAL ACCOUNTING POLICIES

Oil and Gas Properties

          We account for our oil and gas exploration and development activities using the full cost method (as opposed to the successful efforts method) of accounting prescribed by the SEC. Accordingly, all our productive and non-productive costs incurred in connection with the acquisition, exploration and development of oil and natural gas reserves are capitalized and depleted using the units-of-production method based on proved oil and gas reserves. We capitalize our costs including salaries and related fringe benefits of employees directly engaged in the acquisition, exploration and development of oil and natural gas properties, as well as other directly identifiable general and administrative costs associated with these activities. These costs do not include any costs related to production, general corporate overhead, or similar activities. Our oil and natural gas reserves will be estimated annually by independent petroleum engineers. Our calculation of depreciation, depletion and amortization ("DD&A") will include estimated future expenditures that we believe we will incur in developing our proved reserves and the estimated dismantlement and abandonment costs, net of salvage values. Quarterly, we will perform a review of the carrying costs of our oil and gas properties to assess whether such costs are fully recoverable from future cash flows. In the event the unamortized cost of the oil and natural gas properties we are amortizing exceeds the full cost ceiling as defined by the SEC, we will charge the amount of the excess to expense in the period during which the excess occurs. The full cost ceiling is based principally on the estimated future discounted net cash flows from our oil and natural gas properties. Changes in our estimates or declines in prevailing oil and natural gas prices could cause us to reduce in the near term our carrying value of our oil and natural gas properties. A write-down arising out of these conditions is referred to throughout our industry as a full cost ceiling write-down.

          We evaluate oil and natural gas reserve acquisition opportunities in light of many factors only a portion of which may be reflected in the amount of proved oil and natural gas reserves that we propose to acquire. In determining the purchase price to be offered, we do not solely rely on proved oil and gas reserves or the value of such reserves determined in accordance with Rule 4-10 of Regulation S-X adopted by the SEC. Factors we consider include the probable reserves of the interests intended to be acquired, anticipated efficiencies and cost reductions that we believe can be made in us operating the producing properties, the additional reserves that we believe can be proven relatively inexpensively based on our knowledge of the area where the interests are located and existing producing properties we may own. We may also consider other factors if appropriate. We may conclude that an acquisition is favorable, even if there may be a subsequent full-cost ceiling write-down associated with it, based on other factors we believe are important. We do not perform a ceiling test for specific properties acquired because the ceiling test is performed at each quarter and at year end for all of our properties included in our cost center and is based on prices for oil and natural gas as of that date which may be higher or lower than the prices used when evaluating potential acquisitions. We review the transaction in the light of proved and probable reserves, historic and seasonal fluctuations in the prices of oil and natural gas, anticipated future prices for oil and natural gas, the factors described above as well as other factors that may relate to the specific properties under review.

Revenue Recognition


          Our profitability and revenues are and will be dependent, to a significant extent, upon prevailing spot market prices for oil and natural gas. Oil and natural gas prices and markets have been volatile. Prices are subject to wide fluctuations in response to changes in supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control. Such factors include political conditions, weather conditions, government regulations, the price and availability of alternative fuels and overall economic conditions. Natural gas prices have fluctuated significantly over the past twelve months.

          We use the sales method for recording natural gas sales. Our oil and condensate production is sold, title passed, and revenue recognized at or near our wells under short-term purchase contracts at prevailing prices in accordance with arrangements, which are customary in our industry. Our gas sales are recorded as revenues when the gas is metered and title transferred pursuant to the gas sales contracts. During such times as our sales of gas exceed our pro rata ownership in a well, such sales will be recorded as revenues unless total sales from the well have exceeded our share of estimated total gas reserves underlying the property at which time the excess will be recorded as a gas balancing liability. Such imbalances are incurred from time to time in the ordinary course of our business in the operation of our gas wells as a consequence of operational factors.

Income taxes

          As part of the process of preparing the consolidated financial statements, we are required to estimate the federal and state income taxes in each of the jurisdictions in which we operate. This process involves estimating the actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as derivative instruments, depreciation, depletion and amortization, and certain accrued liabilities for tax and accounting purposes. These differences and the net operating loss ("NOL") carryforwards result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. We must then assess, using all available positive and negative evidence, the likelihood that the deferred tax assets will be recovered from future taxable income. If we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase or decrease this allowance in a period, we must include an expense or reduction of expense within the tax provisions in the consolidated statement of operations.

          Under SFAS 109, Accounting for Income Taxes, an enterprise must use judgment in considering the relative impact of negative and positive evidence. The weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified. The more negative evidence that exists (a) the more positive evidence is necessary and (b) the more difficult it is to support a conclusion that a valuation allowance is not needed for some portion, or all of the deferred tax asset. Among the more significant types of evidence that we consider are:

      o  taxable income projections in future years,
      o whether the carryforward period is so brief that it would limit realization of tax benefits,

      o future sales and operating cost projections that will produce more than enough taxable income to realize the deferred tax asset based on existing sales prices and cost structures, and
      o our earnings history exclusive of the loss that created the future deductible amount coupled with evidence indicating that the loss is an aberration rather than a continuing condition.


     Since we have no earnings history to determine the likelihood of realizing the benefits of the deferred tax assets, we are unable to determine our ability to realize our NOL carryforwards prior to their expiration. Accordingly, we are required to provide a valuation allowance against our deferred tax asset. As of December 31, 2003 and 2002, we have a deferred tax asset of approximately $5.6 million and $4.0 million for which we have recognized a $5.6 million and $4.0 million valuation allowance, respectively.

Notes payable and long-term debt

         We account for notes payable and long-term debt by recording the face amount of the debt instrument adjusted for any premium or discount realized on the issuance of the instrument. The premium or discount is amortized to expense utilizing the effective interest rate method for debt instruments with scheduled repayment terms, and by utilizing units of production basis for production based loan agreements. Any unamortized premium or discount remaining at early retirements of a debt instrument is recorded as a gain or loss as applicable.


HOW WE HAVE FINANCED OUR ACTIVITIES


         Our activities since 2002 have been financed primarily from private sales of debt and equity securities. Most recently, in October 2003, we completed the private sale of $12.0 million principal amount of 8% Convertible Secured Debentures (the "Debentures") due September 30, 2005. The Debentures bear interest payable quarterly commencing December 31, 2003 at 8% per annum. The outstanding principal of the Debentures is convertible into shares of our Common Stock at any time prior to maturity at a conversion price of $0.45 per share, subject to anti-dilution adjustment, and the Debentures are redeemable by us at any time after October 1, 2004 if the average weighted price per share on the TSX Venture Exchange for a 20 consecutive trading day period prior to the date notice of redemption is given has exceeded 166-2/3% of the conversion price. The Debentures are collateralized by substantially all of our assets. A finder's fee in the amount of $360,000 was paid to Middlemarch Partners Limited in connection with the financing. We used approximately $5.9 million of the proceeds of the financing for the repayment of secured debt, approximately $2.1 million for the payment of accounts payable and intend to use the balance primarily for exploration and development of our Bayou Couba oil and gas leases within its ExxonMobil Joint Development Project in St. Charles Parish, Louisiana. The secured indebtedness repaid included $2.5 million to Quest Capital Corp. (the successor corporation of Quest Investment Corporation), which bore interest at 12% per annum, was due October 31, 2003, and was collateralized by a first lien on substantially all our assets, and approximately $1.7 million owing to Bank One Michigan, NA, which bore interest at the bank's prime rate plus 2%, was due December 31, 2003 and was collateralized by a junior lien on substantially all our assets. In addition, we paid out of the proceeds a $1.7 million production payment owing to TransAtlantic Petroleum (USA) Corp. TransAtlantic retained its 10% participation right in our AMI with ExxonMobil Corp. described above which was granted as partial consideration for the $2.0 million financing entered into in March 2003. On both October 21 and 31, 2003, the dates the transaction was completed, the closing sale prices for our shares were $$0.70 on the TSX Venture Exchange. As of March 31, 2004, the closing sale price for our shares on the TSX Venture Exchange was $[0.35].

         In connection with the financing and under the terms of the transaction, John Fleming, formerly Chairman and Director of TransAtlantic, and Jules Poscente, Chairman and Director of Eurogas Corp., both of Calgary, Alberta, were elected to our Board of Directors. Mr. Fleming died on March 3, 2004, and it is expected that another person to be selected by the holders of the Debentures will be elected to our Board of Directors.

         Purchasers of the Debentures included TransAtlantic Petroleum Corp., $3.0 million principal amount and Quest Capital Corp., $500,000 principal amount. Mr. Brian Bayley, who has been a Director of our company since June 2001, is also President and Chief Executive Officer of Quest Capital Corp. and a Director of TransAtlantic. In addition, Bonanza Energy Ltd., a corporation of which Mr. Fleming was the sole shareholder, purchased $500,000 principal amount of Debentures. Out of the proceeds of the sale of the Debentures, TransAtlantic was paid $1.7 million in payment in full of a production payment owing to it and Quest Capital Corp. was paid $2.5 million in repayment of a loan. The names of all the purchasers of Debentures appear under the caption "Selling Securityholders." Quest Capital Corp. is engaged in merchant banking activities in Canada and elsewhere which includes providing financial services to small and mid-cap companies operating primarily in North America. Quest Investment Corporation is a predecessor company of Quest Capital Corp.


         The Debentures are convertible into common shares at a conversion price of $0.45 per share. On the dates the transaction was completed, the closing price for shares of our common stock on the TSX Venture Exchange was $0.70 per share. Accordingly, because of the conversion price being less than the market price on the dates the transaction was completed, there was created a beneficial conversion feature to the Debentures of approximately $6.7 million. This amount will be amortized to interest expense over the life of the Debentures which mature on September 30, 2005. In the event any Debentures are converted prior to September 30, 2005, any un-amortized discount attributed to those proportionate holdings will be expensed at the time of conversion.

FUTURE CAPITAL REQUIREMENTS AND RESOURCES

         Our capital requirements relate to the acquisition, exploration, enhancement, development and operation of oil and natural gas properties. In general, because our oil and natural gas reserves will be depleted by production over time, the success of our business strategy is dependent upon a continuous acquisition, exploitation, enhancement, and development program. In order to achieve profitability and generate cash flow, we are dependent upon acquiring or developing additional oil and natural gas properties or entering into joint oil and natural gas well development arrangements.


         At December 31, 2003, we have committed to expend up to approximately $850,000 for drilling activities in 2004. This capital expenditure will be funded from our available cash which includes the remaining portion of the proceeds from the sale of our Debentures in October 2003.

         We currently have no borrowing capacity with any lender.To the extent additional funds are required to fully exploit and develop this area, it is management's plan to raise additional capital through the sale of our equity securities or the sale of interests in our drilling activities, however, we currently have no firm commitment from any potential investors and such additional capital may not be available to us in the future.

         Our business strategy requires us to obtain additional financing and our failure to do so can be expected to adversely affect our ability to further the development of our ExxonMobil AMI, grow our revenues, oil and gas reserves and achieve and maintain a significant level of revenues and profitability. There can be no assurance we will obtain this additional funding. Such funding may be obtained through the sale of equity securities or by incurring additional indebtedness. Without such funding, our revenues will continue to be limited and it can be expected that our operations will not be profitable. In addition, any additional equity funding that we obtain may result in material dilution to the current holders of our common stock.


         We intend, as opportunities arise, to evaluate the acquisition and development of additional leasehold interests. We are unable at this time to state whether or where any such additional properties may be acquired, to estimate the purchase price for any properties we may acquire or to state the terms on which financing for these purposes can be obtained.

ACCOUNTING MATTERS


         Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS 141) and Statement of Financial Accounting Standards, No. 142, Goodwill and Intangible Assets (SFAS 142) were issued by the Financial Accounting Standards Board in June 2001 and became effective for us on July 1, 2001 and January 1, 2002, respectively. SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Additionally, SFAS 141 requires companies to disaggregate and report separately from goodwill certain intangible assets. SFAS 142 establishes new guidelines for accounting for goodwill and other intangible assets. Under SFAS 142, goodwill and certain other intangible assets are not amortized, but rather are reviewed annually for impairment. The Emeging Issues Task Forces
(EITF) is considering two issues related to the reporting of oil and gas mineral rights. Issue No. 03-S, Application of SFAS No. 142, Goodwill and Other Intangible Assets to Oil and Gas Companies, considers whether oil and gas drilling rights are subject to the classification and disclosure provisions of SFAS 142 if they are intangible assets. We classify the cost of oil and gas mineral rights as proved an unproved oil and natural gas properties and believe that this is consistent with oil and gas accounting and industry practice. If the EITF determines that oil and gas mineral rights are intangible assets and are subject to the applicable classification and disclosure provisions of SFAS 142, we estimate that $3.8 million and $2.7 million would be classified on our consolidated balance sheets as "intangible undeveloped leasehold" and $2.4 million and $830,000 would be classified as "intangible developed leasehold" as of December 31, 2003 and 2002, respectively. These amounts are net of accumulated DD&A. There would be no effect on the consolidated statements of operations or cash flows as the intangible assets related to oil and gas mineral rights would continue to be amortized under the full cost method of accounting.

         We will continue to classify our oil and gas mineral rights held under lease and other contractual rights representing the right to extract such reserves as tangible oil and gas properties until further guidance is provided.


         In July 2002, the FASB issued Statement of Financial Accountings Standards No. 146, Accounting For Costs Associated with Exit or Disposal Activities ("SFAS 146"). SFAS 146 was effective for exit or disposal activities initiated after December 31, 2002. Adoption of this sandard did not have any impact on our financial position or results of operations.

         In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantee of Indebtedness of Others ("FIN 45"). FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. FIN 45's provisions for initial recognition and measurement should be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The guarantor's previous accounting for guarantees that were issued before the date of FIN 45's initial application may not be revised or restated to reflect the effect of the recognition and measurement provisions of the Interpretation. The disclosure requirements are effective for financial statements of both interim and annual periods that end after December 15, 2002. We are not a guarantor under any significant guarantees and thus this interpretation did not have a significant effect on our financial position or results of operations.

         In January 2003, the FASB issued FAASB Interpretation No. 46, Consolidation of Variable Interest Entities --An Interpretation of ARB No. 51 ("FIN 46"). FIN 46 is an interpretation of Accounting Research Bulletin 51, "Consolidated Financial Statements," and addresses consolidation of variable interest entities (VIEs) by business enterprises. The primary objective of FIN 46 is to provide guidance on the identification and financial reporting of entities over which control is achieved through means other than voting rights; such entities are known as VIEs. FIN 46 requires an enterprise to consolidate a VIE if that enterprise has a variable interest that will absorb a majority of the entity's expected losses, receive a majority of the entity's expected residual returns, or both. An enterprise shall consider the rights and obligations conveyed by its variable interest in making this determination. At December 31, 2003, we did not have any entitites that would qualify for consolidation in accordance with the provisions of FIN 46, as amended. Therefore, the adoption of Fin 46, as amended, did not have an impact on our consolidated financial statements.

         In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities ("SFAS 149"). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. This pronouncement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after that date. We currently have no derivatives, embedded derivatives requiring bifurcation and separate measurement, or hedging activities; therefore, the implementation of SFAS 149 did not have any effect on our financial position, results of operations or cash flows.

         In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("SFAS 150"). SFAS 150 establishes standards regarding the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS 150 became effective for us starting in the quarter ended September 30, 2003. The application of SFAS 150 did not have any effect on our financial position, results of operations or cash flow.

         In December 2003, the Securities and Exchange Commission issued Staff Accounting Bulletin 104, Revenue Recognition. SAB 104 revises or rescinds certain guidance included in previously issued staff accounting bulletins in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations relating to revenue recognition. This bulletin was effective immediately upon issuance. Our current revenue recognition policies comply with SAB 104.

                                  OUR BUSINESS


         American Natural Energy Corporation is engaged in the acquisition, development, exploitation and production of oil and natural gas. Prior to December 31, 2001, our activities, conducted entirely through our predecessor, Gothic, were not significant and involved very limited oil and natural gas exploration in the southern United States. At that time we also invested in shares of other public oil and gas exploration companies resulting in material capital gains. Since December 31, 2001, we have engaged in several transactions which we believe will enhance our oil and natural gas development, exploitation and production activities and our ability to finance further activities. On December 31, 2001, we acquired the oil and natural gas and related assets of Couba and, on February 8, 2002, we completed a corporate reorganization which resulted in our domestication as a corporation into the U.S. from Canada. We are now an Oklahoma corporation. Commencing in the second half of 2002, we have engaged in a series of financing transactions intended to enable us to initiate and pursue development activities on the properties we have acquired. During 2002, we were able to return to production 5 (4.06 net) well bores drilled by prior owners on the Couba properties we acquired. Our drilling activities on our Couba properties commenced in February 2003 and as of December 31, 2003, we had drilled and completed six(2.19 net) wells. By December 2003, our combined production from all our producing wells was approximately 400 (120 net) barrels of oil equivalent per day. Production from our existing wells is subject to fluctuation from time to time based upon the zones of the wells where we are obtaining production. All of our drilling and production activities are conducted in St. Charles Parish, Louisiana. We continue to need and seek material amounts of additional capital to further our oil and natural gas development and exploitation activities.


         THE LOUISIANA PROPERTIES

         On December 31, 2001, we acquired the assets and capital stock of Couba. Couba, organized in 1993, was primarily engaged in the production of oil from properties located in St. Charles Parish, Louisiana. Couba's principal acreage is the Bayou Couba Lease under which Couba owned a 72% working interest in 1,319.991 gross acres. Production from the wells commenced in 1941 and only oil and non-commercial quantities of natural gas were produced. Natural gas has never been produced in commercial quantities, and all gas production wells from the original development of the property were plugged.

         In early 2000, Couba had depleted its borrowing availability under a bank line of credit and had insufficient capital to continue in operations. On March 14, 2000, an involuntary Chapter 7 Bankruptcy Petition was filed against Couba in the United States Bankruptcy Court for the Western District of Oklahoma. In April, 2000, the case was converted to a Chapter 11 debtor in possession proceeding. During the pendency of the proceeding, Couba maintained nominal production from four wells on the Bayou Couba Lease in order to maintain in effect the lease to the property.

         On May 1, 2001, we joined with Couba in submitting to the Bankruptcy Court a plan of reorganization whereby we would acquire substantially all the assets and capital stock of Couba. Couba's only assets at the time were its physical oil and gas facilities and it had no other business activities, employees, customers or rights. The plan, as finally confirmed by the Court on November 16, 2001 and as it became effective on December 31, 2001, provided for the following:

         o we acquired substantially all the assets of Couba and its outstanding capital stock,
         o  we paid approximately $2.1 million in cash,

         o we assumed approximately $3.8 million of senior secured bank debt. On March 12, 2003, the final documentation relating to this indebtedness was executed with the lender. Concurrently with executing the loan documentation, we repaid $2.25 million of principal and interest and, as of that date, there remained owing approximately $1.7 million. The remaining indebtedness was repaid with proceeds of the Debentures issue in October 2003.

         o we assumed $204,000 of other additional secured liabilities of Couba,
         o we agreed that the holders of unsecured claims aggregating approximately $4.9 million, plus interest accruing at 8% per annum commencing January 1, 2002, would receive payment of 100% of their allowed claims out of an overriding royalty interest in the amount of 3% of the production from existing and new wells on the Bayou Couba Lease. In addition, such claims are to be paid out of a net profits interest granted to the creditors whereby such creditors are allocated 50% of the net profits from production from the workover of wells existing on December 31, 2001 on the Bayou Couba Lease, 15% of the net profits from production from the drilling after December 31, 2001 of new wells on the Bayou Couba Lease and 6% of the net profits from production from the drilling after December 31, 2001 of new wells on a 23.5 square mile area of mutual interest, excluding, however, the Bayou Couba Lease. Upon payment of their allowed claims, inclusive of interest, such royalty and net profits interests terminate.

         o we agreed that, after repayment to us of 200% of all costs of bankruptcy, drilling, development and field operations from net revenues of the Bayou Couba Lease and the 23.5 square mile area of mutual interest, including payments we made to all creditors of all classes under the plan, the former holders of equity securities of Couba will be entitled to a part of a working interest in the wells in the Bayou Couba Lease equal to 25% of the working interest obtained by us directly from Couba at the time of confirmation and as a result of the plan of reorganization of Couba and a 25% interest in our interest in the 23.5 square mile area of mutual interest equal to 25% of the interest held by us on the effective date of the plan, excluding, however, a 25% interest in the area of mutual interest held by Wiser Oil Company..

The principal asset of Couba we acquired was the Bayou Couba Lease. The lessor is Exxon-Mobil Corp. and the lease is held by production of oil and gas on the property. We further agreed as part of the plan to expend up to $1.1 million to restore existing wells on the property to production, which amount we had expended as of the end of the third quarter of 2002, and to evaluate the advisability of drilling new wells.

         In addition, the Couba assets we acquired include a gathering system covering approximately 25 miles located on the Bayou Couba Lease, used solely as a production collection system among the wells on the leased property leading to a product distribution point, and various production facilities, geological data, well logs and production information. The information includes 3-D seismic information completed in 1997. The seismic information relates to an area of approximately 23.5 square miles that includes the Bayou Couba Lease, among other acreage. The gathering system we acquired was initially not in operable condition.

Subsequently, as part of the approximately $1.1 million we expended to restore existing wells to production, we refurbished and upgraded the system so as to be usable. At present the system, which consists of flow lines, connections and related facilities, is used to transport our production of oil and gas to points where it is trans-shipped and sold.


         A portion of the 23.5 square mile area, which excludes the Bayou Couba Lease acreage, is the subject of a further area of mutual interest agreement with Wiser Oil Company, a non-affiliated party, whereby we are entitled to a minimum interest of 75% in any acreage acquired by either party in the area, and we and the other party bear our proportionate share of the costs of developing the area. Wiser Oil Company has certain licensing rights with respect to our 3-D seismic information and is entitled to receive copies of the information. The agreement is in effect for five years and terminates on December 31, 2006.

         In February 2002, we leased 1,729 acres from the State of Louisiana giving us in excess of an aggregate of approximately 3,000 net acres under lease at December 31, 2002, all within the boundaries of the proprietary 3-D seismic data. Wiser Oil Company elected not to participate in the development of the acreage that is the subject of the lease with the State of Louisiana.


         In November 2002, we entered into a four-year joint development agreement with ExxonMobil Corp. relating to both our Couba Lease acreage, our acreage leased from the State of Louisiana and additional properties owned by ExxonMobil Corp. In December 2003 we entered into an amendment to that agreement. The agreement, as amended, creates an area of mutual interest ("AMI") covering approximately 11,000 acres, all within the 23.5 square mile 3-D seismic area and calls for both parties to make available for development, leases and/or mineral interests each owns within the AMI. The December 2003 amendment (the "Expansion Agreement") expanded the AMI by 2,560 acres, to a depth of 14,000 feet in the additional acreage and subject to us drilling two wells on the property to depths of 8,000 and 7,700 feet, respectively. The first well has been drilled and was plugged after reaching total depth. The second well reached the minimum depth requirement as of February 12, 2004, completing all conditions of the Expansion Agreement. The second well has been temporarily abandoned after we encountered mechanical problems in removing the drilling tools after reaching a total depth of approximately 11,500 feet. We are evaluating whether to re-enter or re-drill the well and are seeking recovery of the cost of lost drilling tools and in addition, our drilling expenses under our insurance policy. In addition, the Expansion Agreement extended the term of the AMI by an additional year to a term of five years ending November 2007. In exchange, ExxonMobil Corp. received a carried interest, whereby we pay the drilling expenses incurred, in the two wells to the point at which a determination is to be made whether or not to complete the well , after which ExxonMobil Corp. can elect to receive a 50% working interest or a 25% royalty interest in the wells. Under the agreement, both parties may propose wells for drilling and the non-proposing party may elect whether or not to participate, with that election affecting only the proposed location. If both parties elect to participate in the proposed well, the interest in the well is shared equally. Each party is responsible for its share of costs to develop the acreage within the AMI. Operations of the wells are at the election of the ExxonMobil Corp. but we anticipate that we will drill and operate most wells within the AMI.

         In March 2003, we assigned a 10% participation interest in the Bayou Couba Lease, our lease with the State of Louisiana and the ExxonMobil Corp. AMI to Trans-Atlantic Petroleum Corp. in partial consideration for a $2.0 million financing. This agreement, which has a term of four years or the expiration of the agreement with ExxonMobil Corp., whichever is longer, grants to TransAtlantic the right to acquire a 10% interest in any property we acquire in the 23.5 square mile area, including any property interests acquired through our agreement with ExxonMobil Corp. TransAtlantic is engaged in the exploration, development and production of crude oil and natural gas in Nigeria and the United States. As a consequence of 176,128 shares it received in consideration for a loan it made to us and its purchase of $3.0 million principal amount of our Debentures in October 2003 (convertible into 6,666,667 shares of our Common Stock), it is also the beneficial holder of 6,842,795 shares of our common stock. In addition, its President and a Director, Mr. John J. Fleming, who became a Director of our company immediately following the transaction, was also the President and a Director of TransAtlantic at the time.


         FEBRUARY 2002 CORPORATE REORGANIZATION

         On February 8, 2002, we completed a corporate reorganization. At a meeting held on January 18, 2002, the stockholders of Gothic approved an arrangement under Section 192 of the Canada Business Corporations Act whereby the stockholders of Gothic voted to exchange all their common shares for our shares. The effect of the reorganization was that Gothic, which had formerly been our parent corporation, became our wholly-owned subsidiary. The stockholders of Gothic tendered their share certificates and received a like number of our shares. All outstanding warrants and options to purchase shares of Gothic now represent the right to purchase our shares on substantially the identical terms and conditions. The shares of Gothic are no longer listed on the TSX Venture Exchange and in their place, our shares are now listed on that exchange, quoted and traded in U.S. dollars under the symbol ANR.U.

         Upon petition of Gothic, the Supreme Court of British Columbia, at a hearing held on January 22, 2002, considered the fairness of the terms and conditions of the reorganization. All the security holders of Gothic were mailed a notice dated December 19, 2001 of the hearing and had the opportunity to appear. Upon finding that the terms of the transaction were fair, both procedurally and substantively, to the security holders of Gothic, the Court entered an order approving the reorganization pursuant to the provisions of
Section 192 of the Canada Business Corporations Act. The British Columbia Court was advised by Gothic in the petition presented to the Court before the hearing that we would rely on the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(10) thereof in issuing our shares in exchange for the shares of Gothic.

         The purpose for the reorganization was to permit us to continue our business and operations, all of which are located in the U.S, as a U.S. corporation incorporated in Oklahoma. Our Board of Directors believes that the use of a U.S. corporation whose securities are registered with the U.S. Securities and Exchange Commission (the "SEC") will provide us with a platform to stimulate and increase U.S. market interest in us and facilitate our ability to raise capital in the U.S. and elsewhere in the world.

         At the same meeting, the Gothic stockholders approved the adoption of our 2001 Stock Incentive Plan whereby, among other things, 5,000,000 shares of our common stock were reserved for the issuance of options granted under the plan. The stockholders also approved a reduction, pursuant to the Canadian Business Corporation Act, of Gothic's stated capital. The reduction in stated capital, which was a necessary condition under Canadian law to the completion of the reorganization, did not result in the cancellation or change in the number of shares of Gothic outstanding. The reduction in the stated capital, which amounted to approximately $2.0 million, resulted in the elimination of the accumulated deficit.

         Our officers and Directors remained unchanged after the reorganization and it had no effect on the relative holdings of our stockholders. One of our shares was authorized to be issued in exchange for each share of Gothic. No cash was issued in the transaction except stockholders who perfected their dissenters' rights in accordance with Canadian law were entitled to receive cash. No stockholders perfected their dissenters rights.

         Through December 2001, our activities were conducted through Gothic and Gothic may be deemed our predecessor.

         OTHER ACTIVITIES


         As of September 30, 2002, we owned leasehold interests in approximately 33,185 gross (10,289 net) acres in eastern Oklahoma with 4 gross (3.5 net) wells which were not producing. The leases are located in the Arkoma Basin. This area is believed to contain coalbed methane prospects for the production of natural gas. In October 2002, we sold these Oklahoma leasehold interests for $1.003 million, subject to post closing adjustments, to a non-affiliated purchaser. We recorded a loss from this transaction in the amount of $726,384 in 2002 and a gain resulting from post-closing adjustments in 2003 of $43,937.


         At December 31, 2001, we held an aggregate of 7,870,419 shares of First Calgary Petroleum Ltd., an oil and gas exploration and development company listed on The Toronto Stock Exchange. We had acquired 7,918,919 of these shares on conversion in November 1999 of a loan in the amount of $2.0 million we made to First Calgary in December 1997. In January 2002, we sold all 7,870,419 shares for net proceeds of $2.3 million. Separately from the foregoing, we also exercised for $163,000 warrants for the purchase of 400,000 shares of First Calgary stock. These shares were sold in December 2002 and January and February 2003 for gross proceeds of $543,000. First Calgary is not an affiliate of ours.

OIL AND GAS RESERVES


         The tables below set forth information as of December 31, 2003 with respect to our estimated proved reserves, our estimated future net revenue therefrom and the present value thereof at such date based on the report of Netherland, Sewell and Associates, Inc. The calculations which Netherland, Sewell and Associates, Inc. used in preparation of such report were prepared using geological and engineering methods generally accepted by the petroleum industry and in accordance with SEC guidelines. All estimates were prepared based upon a review of production histories and other geologic, economic, ownership and engineering data we believe to be accurate. The present value of estimated future net revenue shown is not intended to represent the current market value of the estimated oil and gas reserves we owned.





                                    OIL              GAS                TOTAL
                                    (MBbl)           (Mmcf)             (MBble)
                                    ------           ------             -------

Proved developed producing             24.85              1.89            25.16
Proved developed non-producing         86.09            210.54           121.18
Proved undeveloped                     68.61             60.04            78.62
Total proved                          179.55            272.47           224.96






                                    PROVED           PROVED            TOTAL
                                    DEVELOPED        UNDEVELOPED       PROVED

Estimated future net revenue(a)   $3,152,700        $1,213,100     $4,365,800
Present value of future net
revenue(b)                        $2,787,800         $901,900      $3,689,700


         -----------------------

          (a) Estimated future net revenue represents estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect at December 31, 2003. The amounts shown do not give effect to non-property related expenses, such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, but do give effect to net profits obligations arising out of agreements we made to acquire the Couba assets in the plan of reorganization. The prices used in these estimates were $29.25 per barrel of oil and $5.97 per Mcf of gas.

          (b) Present value of future net revenues represents estimated future net revenues discounted using an annual discount rate of 10%.

         Assuming that we expend approximately $1.1 million during 2004 and an additional $78,000 in future periods to develop these reserves, the future net revenue attributable to our estimated proved developed non-producing reserves and proved undeveloped reserves would be calculated to be $3.99 million at December 31, 2003, with the present value thereof to be $3.34 million. The amount and timing of these expenditures will depend on a number of factors, including actual drilling results, product prices and the availability of capital to us. At December 31, 2003, the capital necessary to develop these additional reserves was unavailable to us. Through December 31, 2003, we had expended approximately $7.7 million for development of the Bayou Couba properties.


         No estimates of proved reserves comparable to those included herein have been included in reports to any federal agency other than the SEC.

         Our ownership interest used in calculating proved reserves and the estimated future net revenue therefrom was determined after giving effect to the assumed maximum participation by other parties to our farm-out and participation agreements. There can be no assurance that all of the estimated proved reserves will be produced and sold at the assumed prices or that existing contracts will be honored or judicially enforced.

         There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimates, and such revisions may be material. Accordingly, reserve estimates are often different from the actual quantities of oil and gas that are ultimately recovered. Furthermore, the estimated future net revenue from proved reserves and the present value thereof are based upon certain assumptions, including prices, future production levels and cost, that may not prove correct. Fluctuations in commodities prices will impact the economic viability of the production of oil and gas. Predictions about prices and future production levels are subject to great uncertainty, and the foregoing uncertainties are particularly true as to proved undeveloped reserves, which are inherently less certain than proved developed reserves. Accordingly, any reserves we may discover in the future will be subject to these uncertainties.


         The primary area of our operations is St. Charles Parish, Louisiana. As of December 31, 2003, all of our operations and reserves are located in that area.



DRILLING ACTIVITY

         The following table sets forth information as to the wells we completed during the periods indicated. In the table, "gross" refers to the total wells in which we have a working interest and "net" refers to gross wells multiplied by our working interest therein.



                                                    YEAR ENDED DECEMBER 31,

                                2001                       2002(1)(2)                       2003
                        Gross           Net           Gross           Net           Gross           Net
Development
  Productive             -0-            -0-            -0-            -0-            5.0           1.56
  Non-productive         -0-            -0-            -0-            -0-            -0-            -0-
Exploratory
  Productive             -0-            -0-            4.0            3.5            1.0           0.63
  Non-productive         -0-            -0-            -0-            -0-            1.0           0.35


(1) Wells drilled on leasehold interests owned in eastern Oklahoma which were sold in October 2002
(2) Excludes 5 (4.06 net) wells drilled by prior owners on the Bayou Couba properties which we returned to production during 2002.

PRESENT ACTIVITIES

         In July 2002, we completed the restoration activities on the Bayou Couba Lease and brought the operation into compliance with applicable regulatory requirements. We also completed reprocessing the 3-D seismic information we acquired as part of the Couba transaction and we are continuing to review that data. We also were able to get five well bores on the Bayou Couba lease that had been drilled by the former owners into a producing condition.

         Our activities in 2002 also included refurbishing the gathering line connected to the wells. This gathering line delivers our current production of natural gas to the Transco pipeline for further delivery to an interstate pipeline.


         In February 2003, we commenced drilling on the Bayou Couba Lease and by December 31, 2003, we had drilled and completed six (2.19 net) wells on the property. At December 31, 2003, combined production from all our producing wells on the property was approximately 400 (120 net) barrels of oil equivalents per day. Production from our existing wells is subject to fluctuation from time to time based upon the zones of the wells where we are obtaining production. One well drilled during 2003 was unsuccessful and was plugged.

         Our drilling plans for 2004 include the re-completion of two wells drilled in the second quarter of 2003, the drilling of the second well required pursuant to the ExxonMobil Expansion Agreement and additional drilling within the boundaries of the AMI, subject to capital then being available. The second well required pursuant to the ExxonMobil Expansion Agreement was drilled to the depth required to meet the conditions of the Expansion Agreement but was temporarily abandoned after we encountered mechanical problems in removing the drilling tools after reaching a total depth of approximately 11,500 feet. We are evaluating whether to re-enter or re-drill the well. We are seeking to recover the cost of the lost drilling tools and our drilling expenses in re-entering or re-drilling the well under our insurance policy.


         A "development well" is defined as a well drilled within a proved area of an oil or gas reservoir to a depth of a strategaphic horizon known to be productive. An "exploratory well" is a well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

PRODUCTIVE WELL DATA INFORMATION


         The following table sets forth the interests we own in productive wells as of December 31, 2003.


                             AREA                            WELL COUNT
                             ----                            ----------
                                                          GROSS(1) NET(1)
                                                          -----    ---

          St. Charles Parish, Louisiana                     11     6.25

         ---------------------
         (1) All of such wells have been classified as primarily oil producing wells.

PRODUCTION VOLUMES, REVENUE, PRICES AND PRODUCTION COSTS


         The following table sets forth certain information regarding the production volumes, revenue, average prices received and average production costs associated with our sale of oil and natural gas for the two years ended December 31, 2003. We had no material production of oil and natural gas in the year ended December 31, 2001. All of our production was from our properties located in St. Charles Parish, Louisiana.





                                    Year Ended December 31,
                                   2003              2002               2001

     Net Production(1)
        Oil (Mbbl)                    50.3              11.9              --
        Natural Gas
        (Mmcf)                         6.2              13.1              --
        Oil Equivalent
       (Mbble  )                      51.3              14.1              --

     Oil and Natural
     Gas Sales
        Oil                     $1,666,865        $  274,803              --
        Natural Gas                $32,127        $   33,711              --
        Total                   $1,698,992        $  308,514              --

     Average Sales Price:
        Oil ( $per Bbl)         $    33.17        $    23.07              --

        Natural Gas
          ($per  Mcf)           $     5.18        $     2.58              --
        Oil Equivalent
          ($per Bble)           $    33.13        $    21.90              --

     Oil and Natural
          Gas Costs:
        Lease operating
          expenses              $  495,409        $  481,711              --
        Production
        Taxes                   $   66,807        $   11,115              --
        Net gain (loss)
          from sale of
          oil and natural
          gas properties        $   43,937        $ (726,348)             --
        Impairment of oil
          and natural gas
          properties            $  653,886        $6,476,993        $572,705
        Depreciation,
          depletion and
          amortization          $  919,628        $  410,050              --


        Average
          production cost
          per unit of
          production              $10.96                $34.19



(1) Includes only production owned by us and produced to our interest, less royalties and production due others. 468 and 1,638 barrels of oil were produced in December 2003 and 2002 but not sold until January 2004 and 2003, respectively, and are included in inventory at December 31, 2003 and 2002 at the lower of production cost and DD&A, or market.



DEVELOPMENT, EXPLORATION AND ACQUISITION EXPENDITURES

         The following table sets forth certain information regarding the costs we incurred in our development, exploration and acquisition activities during the periods indicated:

                                  Year Ended             Year Ended              Year Ended
                                 December 31,         December 31, 2002       December 31, 2003
                                     2001
Development Costs                            --                 $681,102              $2,953,794
Exploration Costs                      $364,867               $2,842,783              $1,331,286
Acquisition Costs (1)                $7,728,164                 $535,680                $262,130
Sales of Oil and Gas
   Properties                                --             $(1,667,581)              $(618,855)

Capitalized Interest                         --                 $275,857                $712,829
Total                                $8,093,031               $2,667,841              $4,641,184


--------------------
(1) Acquisition costs exclude asset retirement costs of $430,000 upon implementation of SFAS 143 as of January 1, 2003.


ACREAGE


         The following table sets forth as of December 31, 2003, the gross and net acres of both developed and undeveloped oil and natural gas leases which we hold. "Gross" acres are the total number of acres in which we own a working interest. "Net" acres refer to gross acres multiplied by our fractional working interest.



                                                                                    Total Developed and
                           Developed(1)                Undeveloped(1)                   Undeveloped
      Area             Gross           Net          Gross           Net           Gross             Net
Louisiana              1,320          1,072           1,912          1,554            3,232     2,626
Total                  1,320          1,072           1,912          1,554            3,232     2,626



    (1) Net acreage assumes that we maintain our existing working interest percentage in all future development. An election by ExxonMobil to participate in our acreage pursuant to the ExxonMobil joint development agreement we entered into in November 2002 will reduce our net owned acreage position. Our participation in ExxonMobil acreage under that agreement will serve to increase our net acreage position. At December 31, 2003, ExxonMobil was providing 3,240 gross acres to the joint development agreement area. As the agreement was amended in December 2003, ExxonMobil is to provide an additional 2,560 gross acres (to a depth of 14,000 feet) to the joint development agreement.

MARKETING


         Our oil production is sold under market sensitive or spot price contracts. Our natural gas production is sold to purchasers under varying percentage-of-proceeds and percentage-of-index contracts or by direct marketing to end users or aggregators. By the terms of the percentage-of-proceeds contracts, we receive a percentage of the resale price received by the purchaser for sales of residue gas and natural gas liquids recovered after gathering and processing our gas. The residue gas and natural gas liquids sold by these purchasers are sold primarily based on spot market prices. The revenue we received from the sale of natural gas liquids is included in natural gas sales. During 2003, our oil sales to Teppco Crude Oil, L.P. of $1,666,865 accounted for 98% of our total oil and gas sales. We believe we are not materially dependent upon Teppco for our sales inasmuch as we believe there are numerous other purchasers for our oil production at competitive prices. Our gas sales to Transcontinental Pipeline Corporation of $32,127 accounted for 2% of our total oil and gas sales. We believe that the loss of these customers would not have a material adverse effect on our results of operations or our financial position.


         We have no obligations to provide a fixed or determinable quantities of oil or natural gas in the future under existing contracts or agreements.

HEDGING ACTIVITIES

         We have not utilized hedging strategies to hedge the price of our future oil and gas production or to manage our fixed interest rate exposure.


COMPETITION

         The oil and natural gas industry is highly competitive in all of its phases. We are not a significant factor in the overall production of oil and natural gas. We encounter competition from other oil and natural gas companies in all areas of our operations, including the marketing of oil and natural gas and the acquisition of producing properties. Most all of these companies possess greater financial and other resources than we do. Because gathering systems are the only practical method for the intermediate transportation of natural gas, competition is presented by other pipelines and gas gathering systems. Because oil and natural gas is sold as a commodity, pricing is not a factor in our competition. Competition may also be presented by alternative fuel sources, including heating oil and other fossil fuels. Because the primary markets for natural gas liquids are refineries, petrochemical plants and fuel distributors, prices are generally set by or in competition with the prices for refined products in the petrochemical, fuel and motor gasoline markets.


REGULATION

         General

         Numerous departments and agencies, federal, state and local, issue rules and regulations binding on the oil and gas industry, some of which carry substantial penalties for failure to comply. The regulatory burden on the oil and gas industry increases our cost of doing business and, consequently, affects our profitability. At December 31, 2003, we are unable to estimate the costs to be incurred for compliance with environmental laws over the next twelve months, however, management believes all such costs will be those ordinarily and customarily incurred in the development and production of oil and gas and that no unusual costs will be encountered.

         Exploration and Production

         Our operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandoning of wells and the disposal of fluids used or obtained in connection with operations. Our operations are also subject to various conservation regulations. These include the regulation of the size of drilling and spacing units and the density of wells which may be drilled and the unitization or pooling of oil and gas properties. In this regard, some states (such as Oklahoma) allow the forced pooling or integration of tracts to facilitate exploration while other states (such as California) rely on voluntary pooling of lands and leases. In areas where pooling is voluntary, it may be more difficult to form units and, therefore, more difficult to develop a prospect if the operator owns less than 100% of the leasehold. In addition, certain state conservation laws may establish maximum rates of production from oil and gas wells, generally prohibit the venting or flaring of gas and impose certain requirements regarding the ratability of production. The effect of these regulations is to limit the amount of oil and gas we can produce from our wells and to limit the number of wells or the locations at which we can drill. The extent of any impact on us of such restrictions cannot be predicted.

         Environmental and Occupational Regulation

         General. Our activities are subject to existing federal, state and local laws and regulations governing environmental quality and pollution control. It is anticipated that, absent the occurrence of an extraordinary event, compliance with existing federal, state and local laws, rules and regulations concerning the protection of the environment and human health will not have a material effect upon our operations, capital expenditures, earnings or competitive position. We cannot predict what effect additional regulation or legislation, enforcement policies thereunder and claims for damages for injuries to property, employees, other persons and the environment resulting from our operations could have on our activities.

         Our activities with respect to exploration, development and production of oil and natural gas are subject to stringent environmental regulation by state and federal authorities including the United States Environmental Protection Agency ("EPA"). Such regulation has increased the cost of planning, designing, drilling, operating and in some instances, abandoning wells. In most instances, the regulatory requirements relate to the handling and disposal of drilling and production waste products and waste created by water and air pollution control procedures. Although we believe that compliance with environmental regulations will not have a material adverse effect on our operations or earnings, risks of substantial costs and liabilities are inherent in oil and gas operations, and there can be no assurance that significant costs and liabilities, including criminal penalties, will not be incurred. Moreover, it is possible that other developments, such as stricter environmental laws and regulations, and claims for damages for injuries to property or persons resulting from our operations could result in substantial costs and liabilities.

         Waste Disposal. We currently own or lease, and have owned or leased, numerous properties that for many years have been used for the exploration and production of oil and gas. Although we believe operating and disposal practices that were standard in the industry at the time were utilized, hydrocarbons or other wastes may have been disposed of or released on or under the properties we owned or leased or on or under other locations where such wastes have been taken for disposal. In addition, these properties may have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under our control. State and federal laws applicable to oil and natural gas wastes and properties have gradually become more strict. Under such laws, we could be required to remove or remediate previously disposed wastes (including wastes disposed of or released by prior owners or operators) or property contamination (including groundwater contamination) or to perform remedial plugging operations to prevent future contamination.

         We generate wastes, including hazardous wastes, that are subject to the Federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes. The EPA and various state agencies have limited the disposal options for certain hazardous and non-hazardous wastes and are considering the adoption of stricter disposal standards for non-hazardous wastes. Furthermore, certain wastes generated by our oil and natural gas operations that are currently exempt from treatment as hazardous wastes may in the future be designated as hazardous wastes, and therefore be subject to considerably more rigorous and costly operating and disposal requirements.

          Superfund. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release of a "hazardous substance" into the environment. These persons include the owner and operator of a site and persons that disposed of or arranged for the disposal of the hazardous substances found at a site. CERCLA also authorizes the EPA and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from responsible classes of persons the costs of such action. In the course of our operations, we may generate wastes that fall within CERCLA's definition of "hazardous substances". We may also be an owner of sites on which "hazardous substances" have been released. We may be responsible under CERCLA for all or part of the costs to clean up sites at which such wastes have been released. To date, however, we have not and, to our knowledge, our predecessors or successors have not been named a potentially responsible party under CERCLA or similar state superfund laws affecting property we owned or leased.

          Air Emissions. Our operations are subject to local, state and federal regulations for the control of emissions of air pollution. Legal and regulatory requirements in this area are increasing, and there can be no assurance that significant costs and liabilities will not be incurred in the future as a result of new regulatory developments. In particular, regulations promulgated under the Clean Air Act Amendments of 1990 may impose additional compliance requirements that could affect our operations. However, it is impossible to predict accurately the effect, if any, of the Clean Air Act Amendments on us at this time. We may in the future be subject to civil or administrative enforcement actions for failure to comply strictly with air regulations or permits.

          These enforcement actions are generally resolved by payment of monetary fines and correction of any identified deficiencies. Alternatively, regulatory agencies could require us to forego construction or operation of certain air emission sources.

         OSHA. We are subject to the requirements of the federal Occupational Safety and Health Act ("OSHA") and comparable state statutes. The OSHA hazard communication standard, the EPA community right-to-know regulations under Title III of the federal Superfund Amendment and Reauthorization Act and similar state statutes require us to organize information about hazardous materials used, released or produced in our operations. Certain of this information must be provided to employees, state and local governmental authorities and local citizens. We are also subject to the requirements and reporting set forth in OSHA workplace standards.

          OPA and Clean Water Act. Federal regulations require certain owners or operators of facilities that store or otherwise handle oil, such as us, to prepare and implement spill prevention control plans, countermeasure plans and facilities response plans relating to the possible discharge of oil into surface waters. The Oil Pollution Act of 1990 ("OPA") amends certain provisions of the federal Water Pollution Control Act of 1972, commonly referred to as the Clean Water Act ("CWA"), and other statutes as they pertain to the prevention of and response to oil spills into navigable waters. The OPA subjects owners of facilities to strict joint and several liability for all containment and cleanup costs and certain other damages arising from a spill, including, but not limited to, the costs of responding to a release of oil to surface waters. The CWA provides penalties for any discharges of petroleum products in reportable quantities and imposes substantial liability for the costs of removing a spill. State laws for the control of water pollution also provide varying civil and criminal penalties and liabilities in the case of releases of petroleum or its derivatives into surface waters or into the ground. Regulations are currently being developed under OPA and state laws concerning oil pollution prevention and other matters that may impose additional regulatory burdens on us. In addition, the CWA and analogous state laws require permits to be obtained to authorize discharges into surface waters or to construct facilities in wetland areas. The EPA has adopted regulations concerning discharges of storm water runoff. This program requires covered facilities to obtain individual permits, participate in a group permit or seek coverage under an EPA general permit. We believe that we are in material compliance with all permits we are required to obtain and obtaining such permits in the future will not have a material adverse impact on our operations in the future. With respect to our future operations, we believe we will be able to obtain, or be included under, such permits, where necessary. Compliance with such permits is not expected to have a material adverse effect on us.

          NORM. Oil and gas exploration and production activities have been identified as generators of concentrations of low-level naturally-occurring radioactive materials ("NORM"). NORM regulations have been adopted in several states. We are unable to estimate the effect of these regulations, although based upon our preliminary analysis to date, we do not believe that our compliance with such regulations will have a material adverse effect on our operations or financial condition.

         Safe Drinking Water Act. Our operations may involve the disposal of produced saltwater and other non-hazardous oilfield wastes by re-injection into the subsurface. Under the Safe Drinking Water Act ("SDWA"), oil and gas operators, such as us, must obtain a permit for the construction and operation of underground Class II injection wells. To protect against contamination of drinking water, periodic mechanical integrity tests are often required to be performed by the well operator. While we expect to be able to obtain all such permits as are required, there can be no assurance that these requirements may not cause us to incur additional expenses.

         Toxic Substances Control Act. The Toxic Substances Control Act ("TSCA") was enacted to control the adverse effects of newly manufactured and existing chemical substances. Under the TSCA, the EPA has issued specific rules and regulations governing the use, labeling, maintenance, removal from service and disposal of PCB items, such as transformers and capacitors used by oil and gas companies. We may own such PCB items but do not believe compliance with TSCA will have a material adverse effect on our operations or financial condition.


TITLE TO PROPERTIES

         Title to oil and gas properties is subject to royalty, overriding royalty, carried, net profits, working and other similar interests and contractual arrangements customary in the industry, to liens for current taxes not yet due and to other encumbrances. As is customary in the industry in the case of undeveloped properties, only cursory investigation of record title is made at the time of acquisition. Drilling title opinions are usually prepared before commencement of drilling operations. Although we have no basis to believe that such will occur, there can be no assurance that our title to oil and gas properties may not be challenged through legal proceedings.


OPERATING HAZARDS AND INSURANCE

         The oil and gas business involves a variety of operating risks, including the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses to us due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations.

         We maintain an insurance policy that insures us against certain sudden and accidental risks associated with drilling, completing and operating our wells with coverage limits considered adequate by management. There can be no assurance that this insurance will be adequate to cover any losses or exposure to liability. We also carry comprehensive general liability policies and workers' compensation insurance. While we believe these policies are customary in the industry, they do not provide complete coverage against all operating risks.


PREVIOUS BUSINESS

         Through December 31, 2001, our primary business was limited oil and gas exploration and development activities in the southern United States and acquiring certain other oil and gas investments. During the three years ended December 31, 2001, we engaged in drilling two exploratory wells, one at West Cameron 18, offshore Louisiana and the second at South Fort

Stockton, Texas, both of which were nonproductive. We were not the operator of either of these wells.

         Prior to engaging in the oil and gas business, we engaged in mineral exploration.


EMPLOYEES

         As of December 31, 2003, we employed five persons, of which two were executive officers and three were operations personnel. We outsource our accounting function, field pumping operations and TSX Venture Exchange administration. We do not employ a significant number of temporary employees. None of our employees is represented by a labor union, and we believe our relationship with our employees is good.


  ORGANIZATION

         We are an Oklahoma corporation organized in January 2001. In June 2001, we became a wholly-owned subsidiary of Gothic. In January 2002, as a result of an arrangement under Section 192 of the Canada Business Corporations Act and an order of the Supreme Court of British Columbia, we became the parent corporation of Gothic and the holders of Gothic shares exchanged their shares for our shares. Gothic may be deemed to be our predecessor.


  OFFICES

         Our principal office is located at 7030 South Yale, Suite 404, Tulsa, Oklahoma 74136. Additionally, we maintain office space in The Woodlands, Texas. Our leased premises include approximately 6,472 square feet and are leased for various terms expiring in 2004. The annual aggregate rental is $50,196. The facilities are considered adequate for our present activities.


LEGAL PROCEEDINGS


                  On October 7, 2003, we were served with a Summons and Complaint in litigation instituted against us by Wiser Oil Company in the United States District Court for the Eastern District of Louisiana. In the litigation, Wiser is seeking to have the Court determine, among other things, the rights and obligations of the parties and to have the Court compel performance by us of certain provisions and to stop us from taking certain other actions with respect to matters arising under a Leasehold Acquisition and Development Agreement entered into by us with Wiser in February 2002. The matters relate to interpretations under the agreement of Wiser's rights to a 25% participation in oil and gas interests acquired by us in an area of mutual interest created by the agreement in return for a payment of 25% of the acquisition cost. These interests relate to acreage outside our Bayou-Couba Lease acreage in the area that is the subject of our joint development agreement with Exxon/Mobil Corporation. Wiser is also seeking unspecified damages based on allegations that we have not performed under the agreement in good faith. We have filed an answer and counter-claim in the litigation and the parties are engaged in discovery proceedings. We believe that we have good and meritorious defenses in the litigation and do not expect to incur any material liability as a consequence of the litigation.


         No other legal proceedings are pending against us other than ordinary litigation incidental to our business, the outcome of which we believe will not have a material adverse effect on us.

                                   MANAGEMENT

             DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

         The following table contains information concerning the current Directors, executive officers and significant employees of the Company:



                   NAME                 AGE                   POSITION
    ----------------------------------------------------------------------------
    DIRECTORS AND EXECUTIVE OFFICERS:

    Michael K. Paulk                    55    President and Director

    Steven P. Ensz                      52    Vice President, Finance, and Chief
                                              Financial Officer and Director

    Brian E. Bayley(1)                  51    Director
    John K. Campbell(1)                 69    Director

    Jules Poscente                      75    Director
    SIGNIFICANT EMPLOYEES:
    Bennett G. Shelton                  47    Manager of Land and Contract
                                              Administration
    Richard O. Mulford                  51    Manager of Operations
    Robert G. Snead                     65    Exploitation Manager



--------------------
         (1)      Member of our Audit Committee

         Each Director of our company has been elected to serve until our next annual meeting of stockholders and until his successor has been elected and qualified.

         MICHAEL K. PAULK: Mr. Paulk was elected President and Director of our company in July 2001. From October 1994 to January 2001, when it was sold to Chesapeake Energy Corporation, he was the President and a Director of Gothic Energy Corporation ("GEC"). GEC is neither a predecessor nor affiliate of either us or our subsidiary, Gothic and there was no affiliation between Gothic and GEC prior to January 2001. GEC was engaged, until its acquisition by Chesapeake Energy Corporation in January 2001, in the acquisition, development, exploration and production of natural gas and oil. Mr. Paulk has been engaged in the oil and gas industry for more than fifteen years.

         STEVEN P. ENSZ: Mr. Ensz has been Vice-President, Finance and Chief Financial Officer of our company since July 2001 and is responsible for our financial activities. From March 1998 to January 2001, he held a similar position with GEC. From July 1991 to February 1998, he was Vice-President, Finance of Anglo-Suisse, Inc., an oil and natural gas exploration and producing company. He has held various positions within the energy industry, including President of Waterford Energy, an independent oil and gas producer, for more than the past 18 years. He is a certified public accountant.


         BRIAN E. BAYLEY: Mr. Bayley was elected a Director of the Company in June 2001. Since June 30, 2003, Mr. Bayley has been the President and Chief Executive Officer of Quest

Capital Corp. and has been employed by predecessors or affiliates of Quest Capital Corp. for more than the past five years. Quest Capital Corp. trades on the Toronto Stock Exchange under the symbol QC.A and QC.B. Quest Capital Corp. is a merchant bank that provides financial services to small and mid-cap companies operating primarily in North America. He is currently President and Director of Quest Management Corp., a management company that is wholly owned by Quest Capital Corp. since December 1996. Quest Management Corp. provides various consulting, administrative, management and related services to publicly-traded companies. From time to time, such services have been provided to us. Mr. Bayley currently serves as Director and/or officer on numerous other public companies, none of which is a reporting issuer under U.S. securities laws. None of the other companies Mr. Bayley is affiliated with are affiliates of ours. Mr. Bayley is a Director of TransAtlantic Petroleum (USA) Corp., which provided financing to our company in March 2003 and purchased Debentures in October 2003.


         JOHN K. CAMPBELL: Mr. Campbell has been a Director of our company since April 2000 and was President of Gothic from April 2000 to July 2001. Mr. Campbell has been the President and Director of TransAmerica Industries Ltd. since 1986.

         JULES POSCENTE: Mr. Poscente was elected a Director of our company in October 2003. Mr. Poscente has been the Chairman, President and Chief Executive Officer of Eurogas Corporation since prior to 1995. It is engaged in oil and gas exploration and development. Mr. Poscente was elected a Director pursuant to the terms of the transaction in which our $12.0 million of Debentures were issued in October 2003.

SIGNIFICANT EMPLOYEES:

         BENNETT G. SHELTON: Mr. Shelton has been Manager of Land and Contract Administration since June 2001. From May 1995 through January 2001, he was employed by GEC as Vice President of Land and Contract Administration. From August 1994 to May 1995, he was a Senior Landman with AEOK. He has been employed in land and acquisition management and as a landman since approximately 1981.

         RICHARD O. MULFORD: Mr. Mulford has been Manager of Operations since June 2001. From April 1995 to November 1998, he was employed as Operations Manager of GEC and from November 1998 to January 2001 he was employed as Vice President of Operations of GEC. He has been employed in the oil and natural gas industry since 1978.

         ROBERT G. SNEAD: Mr. Snead has been our Exploitation Manager since June 2001 and served in the same position with GEC on a full-time consulting basis since April 1997. Between early 1994 and April 1997, he was employed as an independent geologist and from 1985 to 1994 was the Senior Vice-President/ Exploration Manager of LOGO, Inc., an oil and natural gas well operating company.

         Messrs. Paulk and Ensz, as the founders of American Natural Energy Corporation, may be deemed our founders.

Audit Committee:


         As of January 31, 2004, the members of our Audit Committee are Messrs. Bayley (Chairman), and Campbell. Messrs. Bayley and Campbell have been members of the Audit Committee since 2002. Mr. Fleming was formerly a member of our Audit Committee.

         Our Audit Committee, among other things, meets with our independent accountants to review our accounting policies, internal controls and other accounting and auditing matters; approves the engagement of our independent accountants to render audit and non-audit services; and reviews the letter of engagement and statement of fees relating to the scope of the annual audit and special audit work which may be recommended or required by the independent accountants.

         Our Board of Directors has determined that we do not have an Audit Committee Financial Expert serving on our Audit Committee. We do not have an Audit Committee Financial expert serving on our Audit Committee because at this time the limited magnitude of our revenues and operations does not, in the view of our Board of Directors, justify or require that we obtain the services of a person having the attributes required to be an Audit Committee Financial Expert on our Board of Directors and Audit Committee. The Board of Directors may in the future determine that a member elected to the Board in the future has the attributes to be determined to be an Audit Committee Financial Expert.

                       EXECUTIVE AND DIRECTOR COMPENSATION

         The following table sets forth the annual and long-term compensation paid during our three fiscal years ended December 31, 2003 to our chief executive officer and all other executive officers who received compensation exceeding $100,000 and who served in such capacities at December 31, 2003.

                           SUMMARY COMPENSATION TABLE
                               ANNUAL COMPENSATION

                                                                                                COMPENSATION
                                                                            OTHER     ----------------------------------
         NAME AND                              ANNUAL                      ANNUAL          LONG-TERM        ALL OTHER
    PRINCIPAL POSITION          YEAR           SALARY          BONUS        COMP.      AWARDS/ OPTION (#)      COMP.
------------------------------------------------------------------------------------------------------------------------
Michael K. Paulk                2003        $120,000(1)         -0-          -0-              -0-               -0-
                                2002         $90,000(2)         -0-          -0-              -0-               -0-
                                2001            -0-             -0-          -0-            325,000         $35,000(3)

Steven P. Ensz                  2003        $120,000(1)         -0-          -0-              -0-               -0-
                                2002         $90,000(2)         -0-          -0-              -0-               -0-
                                2001            -0-             -0-          -0-            325,000         $35,000(3)

------------------------

(1) Of this amount, $40,000 was unpaid at December 31, 2003 and is included in accrued liabilities.
(2) Of this amount, $45,000 was unpaid at December 31, 2002 and 2003 and was included in accrued liabilities.
(3) This sum represents amounts paid for services prior to the January 2002 corporate reorganization resulting in American Natural Energy Corporation becoming our parent corporation.


STOCK OPTION EXERCISES DURING THE YEAR ENDED DECEMBER 31, 2003 AND HOLDINGS AT DECEMBER 31, 2003.

        The following table provides information with respect to the above named executive officer regarding options held at December 31, 2003. No options were granted to such persons during the year ended December 31, 2003.

                                                      NUMBER OF UNEXERCISED OPTIONS      VALUE OF UNEXERCISED IN-THE-MONEY
      NAME         SHARES ACQUIRED ON      VALUE           AT DECEMBER 31, 2003           OPTIONS AT DECEMBER 31, 2003(1)
                        EXERCISE         REALIZED     EXERCISABLE      UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------------------
Michael K. Paulk          -0-              -0-          325,000             -0-            $256,750             -0-

Steven P. Ensz            -0-              -0-          325,000             -0-            $256,750             -0-

----------------------
(1) Based on the closing bid price on December 31, 2003 of $1.11 per share.

         We do not have any employment contracts with any of our executive officers or other significant employees.

         Our Directors do not receive any cash compensation for serving in that capacity; however, they are reimbursed for their out-of-pocket expenses in attending meetings. Pursuant to the terms of our 2001 Stock Incentive Plan, each non-employee Director who is first elected or appointed after February 1, 2002 automatically receives an option grant for 50,000 shares on the date such person joins the Board. In addition, on the date of each annual stockholder meeting, provided such person has served as a non-employee Director for at least six months, each non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 5,000 shares. Each such option has a term of ten years, subject to earlier termination following such person's cessation of Board service, and is subject to certain vesting provisions.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We were organized as an Oklahoma corporation on January 19, 2001. At that time, the following persons subscribed to an aggregate of 100,000 shares of our common stock. Messrs. Paulk and Ensz may be deemed to be our founders.


                        Name                                 No. of Shares

                   Michael K. Paulk                                 42,500
                   Steven P. Ensz                                   42,500
                   Bennett G. Shelton                                5,000
                   Robert G. Snead                                   5,000
                   Richard Mulford                                   5,000
                                                         -----------------
                                            Total                  100,000

         By agreement dated July 11, 2001, the above five stockholders sold their shares to Gothic in exchange for an aggregate of 1,000,000 shares of Gothic, or ten Gothic shares for each one share of our shares. We thereby became a wholly-owned subsidiary of Gothic.

         In July, 2001, we issued in a private sale of our securities to a limited number of sophisticated investors an aggregate of 10,000,000 shares of common stock for a subscription price of $0.33 per share. Our officers and Directors purchased the following numbers of shares in the transaction:

                         Name                                No. of Shares

                   Michael K. Paulk                                650,000
                   Steven P. Ensz                                1,000,000
                   Brian E. Bayley                                 650,000
                                                         -----------------
                                            Total                2,300,000

         On June 6, 2001, each of Michael K. Paulk and Steven P. Ensz loaned us $100,000 evidenced by our promissory note bearing interest at 6% per annum and due on May 31, 2002. These notes have been repaid with all accrued interest.

         During the year 2001, we paid consulting, management and other reimbursable expenses aggregating approximately $19,750 to Quest Management Corp. of which Mr. Bayley, one of our Directors, is President. Payment of expenses in 2002 aggregated $20,329. No payments were made to Quest Management Corp. in 2003. These expenses primarily relate to compliance with regulatory filing requirements with the securities commissions of the Provinces of Canada where our securities are able to be traded and such expenses are expected to continue so long as our securities continue to be traded in Canada.


         In September 2002, Mr. Paulk loaned to us $40,000. The loan was due on demand and accrued interest at the Bank One prime rate (4% per annum as of August 8, 2003), a rate equal to the interest rate Mr. Paulk paid on the funds borrowed by him. The loan was not collateralized. The proceeds of the loan were used by us for working capital. The loan was repaid in November 2003.

         In March 2003, we completed a $2.5 million borrowing from Quest Investment Corporation (a wholly-owned subsidiary of Quest Capital Corp.), as principal and agent, for working capital and repayment of secured debt. The $2.5 million was due to be repaid on October 31, 2003 and bore interest at 12% per annum (effective rate 22.0%). The loan was secured by all our oil and gas properties and undeveloped leaseholds. This loan was repaid in October 2003. The lenders received 688,000 shares of our common stock as compensation for making the loan. Mr. Brian Bayley, one of our Directors, is a Director and the Chief Executive Officer of Quest Capital Corp. The 688,000 shares received by the lenders are included in the registration statement of which this Prospectus is a part for re-offer and re-sale.


         In March 2003, we entered into a funding arrangement with TransAtlantic Petroleum (USA) Corp. whereby TransAtlantic agreed to advance to us up to $2.0 million, of which up to $1.8 million was used to fund our share of the drilling and completion costs for the four initial wells we drilled in St. Charles Parish. In exchange, TransAtlantic received a $2.0 million production payment payable out of 75% of the net revenues from the wells drilled with the funds advanced. In addition, also in exchange for the availability of the funds for drilling and completion and an additional $200,000 of funding, TransAtlantic received a 10% interest in our Bayou Couba Lease and our lease with the State of Louisiana. Under the agreements, TransAtlantic has the right to acquire a 10% participation in any additional leasehold interests we acquire in our approximately 23.138 square mile Bayou Couba salt dome development area. Our obligations to TransAtlantic were collateralized by a lien against our interest in the four initial wells and their hydrocarbon production. At September 30, 2003, the entire $1.8 million and $200,000 fundings had been advanced and $327,350 of the production payment had been paid to TransAtlantic. The remaining outstanding balance on the production payment was paid in October 2003. Because the transaction involved the sale of a production payment to TransAtlantic, there was no stated interest rate on the advances. We imputed interest in the amount of $461,544 on the $2,000,000 in our financial statements. Mr. Brian Bayley, a Director of our company, is also a Director of TransAtlantic.


         In October 2003, we completed the private sale of $12.0 million principal amount of 8% Convertible Secured Debentures (the "Debentures") due September 30, 2005. The Debentures bear interest payable quarterly commencing December 31, 2003 at 8% per annum. The outstanding principal of the Debentures is convertible into shares of our Common Stock at any time prior to maturity at a conversion price of $0.45 per share, subject to anti-dilution adjustment, and the Debentures are redeemable by us at any time after October 1, 2004 if the average weighted price per share on the TSX Venture Exchange for a 20 consecutive trading day period prior to the date notice of redemption is given has exceeded 166-2/3% of the conversion price. The Debentures are collateralized by substantially all of our assets. A finder's fee in the amount of $360,000 was paid in connection with the financing. We used approximately $5.9 million of the proceeds of the financing for the repayment of secured debt. The secured indebtedness repaid included $2.5 million to Quest Capital Corp., which bore interest at 12% per annum, was due October 31, 2003, and was collateralized by a first lien on substantially all our assets. In addition, we paid out of the proceeds the remaining balance of $1.7 million on a production payment owing to TransAtlantic Petroleum (USA) Corp. TransAtlantic retained its 10% participation right in our AMI with ExxonMobil Corp. which was granted as partial consideration for the $2.0 million financing entered into in March 2003 described above.

         In connection with and as conditions to the Debenture financing, Mr. John J. Fleming, President, Chief Executive Officer and a Director of TransAtlantic, and Mr. Jules Poscente, Chairman, President, Chief Executive Officer and a Director of Eurogas Corporation, both of Calgary, Alberta, were elected to our Board of Directors. Under the terms of the Indenture under which the Debentures were issued, if Mr. Poscente or Mr. Fleming, or any replacement Director for either of them, ceases at any time to be two of our directors on our board and any of the following occurs:

                   o such Director has so ceased to be a Director as a result of a resolution passed or an election of Directors approved by our shareholders; or

                   o we fail to give notice to the Trustee and the holders of the Debentures that one or more of such Directors has ceased to be a Director of our corporation within five days after the date such person ceased to be such a director; or

                   o we fail to appoint or elect an individual, who has been approved as a replacement Director by resolution of the Debentureholders and who has consented to act as such, to fill a vacancy in such two Directors' positions within five days of such resolution being passed by the Debentureholders and we receive notice thereof;


then a default has occurred under the Indenture which gives to the Trustee and the holders of the Debentures the right to accelerate the due date on the indebtedness. Under such circumstances the Trustee, on behalf of the holders of the Debentures, may enforce its rights to foreclose on the collateral for the Debentures which includes substantially all of our oil and gas properties and other assets. Mr. Fleming died on March 3, 2004 and it is expected that another person to be selected by the holders of the Debentures will be elected to our Board of Directors. As of April 13, 2004, the Debentureholders were proposing the election of Mr. Gerry Curtis as a Director in place of Mr. Fleming. As of that time, the votes of the Debentureholders were being taken. Mr. Curtis resides in Bermuda and is a chartered accountant.

         Purchasers of the Debentures included TransAtlantic Petroleum Corp., in the amount of $3.0 million principal amounts, Quest Capital Corp., in the amount of $500,000 principal amount. Mr. Fleming was formerly the Chairman of TransAtlantic. Mr. Brian Bayley, who has been a Director of our company since June 2001, is also President and Chief Executive Officer of Quest Capital Corp. and a Director of TransAtlantic. In addition, Bonanza Energy Ltd., a corporation of which Mr. Fleming was the sole shareholder, purchased $500,000 principal amount of Debentures. Out of the proceeds of the sale of the Debentures, TransAtlantic was paid $1.7 million in payment in full of a production payment owing to it and Quest Capital Corp. was paid $2.5 million in repayment of a loan.

                        PRINCIPAL AND OTHER STOCKHOLDERS


         The following table sets forth certain information regarding beneficial ownership of our common stock as of March 31, 2004 (a) by each person who is known by us to own beneficially more than five percent (5%) of our common shares, (b) by each of our Directors and executive officers, and (c) by all Directors and officers as a group. As of December 31, 2003, we had 26,154,546 common shares outstanding.



                                                                                        PERCENTAGE OF
                                                              NUMBER OF SHARES      OUTSTANDING SHARES(3)
                       NAME AND ADDRESS (1)(2)                     OWNED
              ---------------------------------------------------------------------------------------------
              Mike K. Paulk                                     1,400,000(4)                 5.7%

              Steven P. Ensz                                    1,750,000(5)                 6.5%

              Brian E. Bayley                                    916,500(6)                  3.6%
              Quest Management Corp.
              Suite 300 - 570 Granville Street
              Vancouver, BC V6C 3P1

              John K. Campbell                                   225,000(7)                  0.9%
              750 West Pender Street - Suite 710
              Vancouver, BC V6C 2T7

              Bonanza Energy Ltrd.#1550, 340 12th               1,311,111(8)                 5.0%
              Avenue, SWCalgary, Alberta T2R 1L5

              Jules Poscente                                     220,000(9)                  0.8%
              440, 333 Fifth Avenue, SW
              Calgary, Alberta  T2P 3B6

              Commonwealth Canadian Balanced Fund(10)          1,666,667(11)                 6.4%
              40 King Street, West
              55th Floor
              Toronto, Ontario  M5H 4A9

              TransAtlantic Petroleum Corp(12)                 6,842,795(13)                26.2%
              1550, 340 - 12th Avenue, SW
              Calgary, Alberta  T2R 1L5

              All Directors and officers as a group (5           4,511,500                  17.2.%
              persons)

---------------------------
(1) This tabular information is intended to conform with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 relating to the determination of beneficial ownership of securities. The tabular information gives effect to the exercise of warrants or options exercisable within 60 days of the date of this table owned in each case by the person or group whose percentage ownership is set forth opposite the respective percentage and is based on the assumption that no other person or group exercise their option.
(2) Unless otherwise indicated, the address for each of the above is c/o American Natural Energy Corporation, 7030 South Yale, Suite 404, Tulsa, Oklahoma 74136.

(3) The percentage of outstanding shares calculation is based upon 26,154,546 shares outstanding as of December 31, 2003, except as otherwise noted.

(4) Includes 325,000 shares issuable at an exercise price of $0.32 on exercise of an option. Of Mr. Paulk's shares, 141,667 shares are held subject to a Pooling Agreement described below.
(5) Includes 325,000 shares issuable at an exercise price of $0.32 on exercise of an option. Of Mr. Ensz's shares, 141,667 shares are held subject to a Pooling Agreement described below.

(6) Includes 200,000 shares issuable at an exercise price of $0.32 on exercise of an option. Excludes 60,000 shares held by Mr. Bayley's wife and 50,000 shares held by a trust for the benefit of Mr. Bayley's minor children, as to all of which Mr. Bayley disclaims a beneficial interest. Also excludes 181,632 issued and outstanding shares and 1,111,111 shares issuable on conversion of Debentures held by Quest, as to which shares and Debentures Mr. Bayley disclaims a beneficial interest.
(7) Includes 25,000 shares held by Mr. Campbell, 150,000 shares issuable at an exercise price of $0.47 on exercise of an option and 50,000 shares issuable at an exercise price of $0.68 on exercise of an option.
(8) The shares are issuable on conversion of $500,000 principal amount of our Debentures at a conversion price of $0.45 per share, subject to adjustment. The Debentures are held by Bonanza Energy Ltd. which is wholly owned by Mr. Fleming. Also includes 200,000 shares issuable on exercise of options held by Mr. Fleming exercisable at $0.68 per share
(9) Includes 20,000 shares held jointly by Mr. Poscente and his wife and 200,000 shares issuable on exercise of options at an exercise price of $0.68 per share.
(10) Commonwealth Canadian Balanced Fund is an open-ended mutual fund trust created under the laws of Canada and regulated under the laws of the Province of Ontario, Canada. It is managed by Goodman and Company Investment Counsel, Ltd. which may be deemed to be the beneficial owner of the shares as defined in Rule 13d-3. However, Goodman and Company Investment Counsel, Ltd. disclaims a beneficial interest in the shares.
(11) Shares issuable on conversion of $750,000 principal amount of our Debentures.

(12) As reported on the Schedule 13D filed by TransAtlantic Petroleum Corp., TransAtlantic Petroleum Corp. is a corporation whose shares are publicly traded on the Toronto Stock Exchange under the symbol TNP.U. Its Directors are , George Plewes, Brian Bayley and Alan C. Moon.

(13) Includes 176,129 shares held by TransAtlantic and 6,666,666 shares issuable on conversion of $3.0 million principal amount of our Debentures. Mr. Bayley, one of our Directors, is also a Director of TransAtlantic and also disclaims a beneficial interest in the Debentures and shares.

         Pooling Agreement. Of the shares held by each of Messrs. Paulk and Ensz, 425,000 of such shares, as well as 50,000 shares held by each of Robert G. Snead, Bennett G. Shelton and Richard Mulford, employees of our company, are held pursuant to the terms of an agreement that provides that one-third of such shares are released from escrow and the restrictions of the agreement on each of July 17, 2002, July 17, 2003, and July 17, 2004. Under the terms of the escrow agreement, the stockholders are prohibited from selling, dealing in, assigning or transferring the shares during the restricted period. The agreement terminates with respect to all the shares on July 17, 2004. In the event of a change of control of our company, evidenced by a change of a majority of the Board of Directors, the shares are then released from the restrictions of the agreement. The stockholders retain the right to vote the shares and to receive dividends during the term of the agreement. Our corporation is not a party to this agreement, however, the terms of this agreement could affect the number of shares of our common stock available for sale from time to time.

                             SELLING SECURITYHOLDERS

         The following table sets forth the aggregate numbers of securities beneficially owned by each Selling Securityholder as of October 31, 2003 and the aggregate number of securities registered hereby that each Selling Securityholder may offer and sell pursuant to this Prospectus. Because the Selling Securityholders may sell all or a portion of the securities at any time and from time to time after the date hereof, no estimate can be made of the number of shares of Common Stock that each Selling Securityholder may retain upon the completion of the Offering. The shares of Common Stock have been included in this Prospectus pursuant to contractual rights granted to the Selling Securityholders to have their shares of Common Stock registered under the Securities Act.


             NAME OF SELLING SECURITYHOLDER                      COMMON STOCK             TOTAL NUMBER OF SHARES
                                                              BENEFICIALLY OWNED             OF COMMON STOCK
                                                           PRIOR TO THIS OFFERING(1)        BENEFICIALLY OWNED
                                                                                           OFFERED FOR SELLING
                                                                                       SECURITYHOLDERS' ACCOUNT(1)
--------------------------------------------------------------------------------------------------------------------
1321927 Ontario Ltd.                                                 944,444                       944,444

Laura Bester                                                         222,222                       222,222

Bonanza Energy Ltd.                                                 1,111,111                     1,111,111

Peter M. Brown                                                       555,556                       555,556

David Bruce                                                          200,000                       200,000

Canaccord Capital Corporation                                       100,000(2)                    100,000(2)

Caylee Development Corporation                                      1,111,111                     1,111,111

CLD Financial Opportunities                                          555,556                       555,556

Commonwealth Canadian Balanced Fund                                 1,666,667                     1,666,667

Commonwealth World Balanced Fund                                     444,444                       444,444

Con Brio Resources Ltd.                                              666,667                       666,667

Michael Cooper                                                       333,333                       333,333

Richard F. Crowe                                                     222,222                       222,222

Sheldon Drebin                                                        55,556                        55,556

Dundee Precious Metals                                              88,064(3)                     88,064(3)

Dynamic Focus + Balanced Fund                                        666,667                       666,667

Dynamic Focus + Energy Trust Fund                                    333,333                       333,333

             NAME OF SELLING SECURITYHOLDER                      COMMON STOCK             TOTAL NUMBER OF SHARES
                                                              BENEFICIALLY OWNED             OF COMMON STOCK
                                                           PRIOR TO THIS OFFERING(1)        BENEFICIALLY OWNED
                                                                                           OFFERED FOR SELLING
                                                                                       SECURITYHOLDERS' ACCOUNT(1)
--------------------------------------------------------------------------------------------------------------------
Dynamic Focus + Resource Fund                                        333,333                       333,333

Floresta Investments Limited                                         100,000                       100,000

James Gellman                                                        111,111                       111,111

Global (GMPC) Holdings Inc.                                         22,016(3)                     22,016(3)

Gothard Minerals Inc.                                                594,444                       444,444

Peter Grosskopf                                                      111,111                       111,111

George Hartman                                                       100,000                       100,000

Hathaway Focus + Cdn Balanced Fund                                   222,222                       222,222

Jodamada Foundation                                                  444,444                       444,444

Largo Flight Limited                                                 166,667                       166,667

L.H. Enterprises Company Inc.                                        222,222                       222,222

LOM Securities (Bermuda) Ltd.                                       55,555(4)                     55,555(4)

Gerald McCarvill                                                     100,000                       100,000

Brian McLachlan                                                      272,222                       272,222

Malom Capital Corp.                                                 176,128(3)                    176,128(3)

Middlemarch Partners Limited                                       3,466,288(5)                  3,466,288(5)

Barbara C. Pollock                                                   111,111                       111,111

John A. Pollock                                                      111,111                       111,111

Robert Pollock                                                       200,000                       200,000

Portobello Investments Ltd.                                          277,777                       277,777

Quest Capital Corp.                                                1,292,743(6)                  1,292,743(6)

Victoria Ross                                                        400,000                       400,000

Rohit Sehgal                                                          55,556                        55,556

Stephen R. Sharpe                                                    440,000                       400,000

             NAME OF SELLING SECURITYHOLDER                      COMMON STOCK             TOTAL NUMBER OF SHARES
                                                              BENEFICIALLY OWNED             OF COMMON STOCK
                                                           PRIOR TO THIS OFFERING(1)        BENEFICIALLY OWNED
                                                                                           OFFERED FOR SELLING
                                                                                       SECURITYHOLDERS' ACCOUNT(1)
--------------------------------------------------------------------------------------------------------------------
Lawrence Siccia                                                       66,667                        66,667

Christopher Sinclair                                                 188,888                       188,888

Mary Sinclair                                                        444,444                       444,444

Murray Sinclair                                                       55,555                        55,555

Scott Sinclair                                                       111,111                       111,111

TransAtlantic Petroleum Corp.                                      6,842,795(7)                  6,842,795(7)

Trans Euro Investments Limited                                       225,000                       180,000

Tony Weldon                                                          200,000                       200,000

John R. Welson                                                       111,111                       111,111

Yellowbird Products Ltd.                                             444,444                       444,444



---------------------------------

(1) Unless otherwise indicated, the shareholdings are shares issuable on conversion of Debentures and include the names of all of the purchasers of Debentures. The Debentures were sold in a sale of our securities in October 2003 in a transaction exempt from or not requiring registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of that Act and Regulations D and S thereunder.
(2) The 100,000 shares are issued and outstanding and were issued in December 2003 in resolution of an engagement letter we entered into with Canaccord which was terminated.
(3) Represents shares issued and outstanding.
(4) Clients of LOM Securities (Bermuda) Ltd. direct the voting of the shares and the disposition of the shares and Debentures and LOM Securities (Bermuda) Ltd. disclaims a beneficial interest in the securities.
(5) Includes 210,732 shares issued and outstanding and 3,255,556 shares issuable on conversion of Debentures. The 210,732 shares were issued to Middlemarch in connection with a March 2003 loan to us and the Debentures were purchased by Middlemarch in October 2003. Clients of Middlemarch direct the voting of the shares and the disposition of the shares and Debentures and Middlemarch disclaims a beneficial interest in the securities. Middlemarch received a fee of $360,000 in connection with the sale of the Debentures.
(6) Includes 181,632 shares issued and outstanding and 1,292,743 shares issuable on conversion of Debentures. The 181,632 shares were issued to Quest in connection with a March 2003 loan to us and the Debentures were purchased by Quest on October 21, 2003. Mr. Brian Bayley, a Director of our company, is President and Chief Executive Officer of Quest.
(7) Includes 176,128 shares issued and outstanding and 6,842,795 shares issuable on conversion of Debentures. Mr. Brian Bayley and Mr. John Fleming, both Directors of our company, are also Directors of TransAtlantic and Mr. Fleming is also President and Chief Executive Officer of TransAtlantic. The 176,128 shares were issued to TransAtlantic in connection with a March 2003 loan to us and the Debentures were purchased by TransAtlantic on October 21, 2003.

         The Selling Securityholders may sell all, some, or none of the shares covered by this Prospectus. All information with respect to their beneficial ownership has been furnished to us by the respective Selling Securityholders.


                              PLAN OF DISTRIBUTION

         The Selling Securityholders may sell or distribute some or all of the Common Stock from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve block transactions) on the Toronto Venture Exchange or in privately negotiated transactions (including sales pursuant to pledges), or in a combination of such transactions. Such transactions may be effected by the Selling Securityholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved.

         Persons who are pledges, donees, transferees, or other sucessors in interest of any of the named Selling Securityholders (including, but not limited to, persons who receive shares from a named Selling Securityholder as a gift, partnership distribution, or other non-sale-related transfer after the date of this Prospectus) may also use this Prospectus and are included when we refer to Selling Securityholder in this Prospectus. If necessary, we would file a supplement to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Securityholders to include the pledgee, donee, transferee or other successors in interest as Selling Securityholders under this Prospectus. Selling Securityholders may sell the shares by one or more of the following methods, without limitation:

              o block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

              o purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

              o an exchange distribution or secondary distribution in accordance with the rules of any stock exchange or market on which the shares are listed;

              o ordinary brokerage transactions and transactions in which the broker solicits purchases;

              o an offering at other than a fixed price on or through the facilities of any stock exchange or market on which the shares are listed or to or through a market maker other than on that stock exchange or market;

              o  privately negotiated transactions, directly or through agents;

              o  short sales of shares and sales to cover short sales;

              o through the writing of options on the shares, whether the options are listed on an options exchange or otherwise;

              o through the distribution of the shares by any selling shareholder to its partners, members of shareholders;

              o  one or more underwritten offerings;

              o agreements between a broker or dealer and one or more of the selling shareholders to sell a specified number of the securities at a stipulated price per share; and

              o any combination of any of these methods of sale or distribution, or any other method permitted by applicable law.



         The Selling Securityholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the Selling Securityholders can presently estimate the amount of such compensation. We do not know of any existing arrangements between the Selling Securityholders and any underwriter, broker, dealer or other agent relating to the sale or distribution of the Selling Securityholders' securities. If necessary, we will file a supplement to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 to disclose any such arrangements made known to us by the Selling Securityholders.

         Under applicable rules and regulations currently in effect under the Exchange Act, any person engaged in a distribution of any of the shares of Common Stock may not simultaneously engage in market activities with respect to the Common Stock for a period of five business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M thereunder, which provisions may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Securityholders. All of the foregoing may affect the marketability of the Common Stock.

         We will pay substantially all of the expenses incident to this offering of the Securities to the public other than commissions and discounts of underwriters, brokers, dealers or agents. The Selling Securityholders may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the securities against certain liabilities, including liabilities arising under the Securities Act. We estimate these expenses will total $67,500.

         The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933 if available, rather than under this Prospectus. Rule 144 is available for the sale of restricted securities after a period of twelve months has expired from the date the securities are purchased and fully paid for. Under the tacking provisions of Rule 144, the twelve-month period will begin to run on the date the Debentures were purchased and fully paid for. The holding period relates to the entire time period the Debentures and shares issuable on conversion are held. It is not necessary that the shares issued on conversion be held for twelve months after conversion in order to meet the holding period requirement. Rule 144 also imposes limitations on the amount of securities that can be sold and the manner of sale of the shares during the twelfth to twenty-fourth month period after the purchase of the Debentures. The limitation on the amount of securities that can be sold limits a Selling Securityholder to selling, including sales of shares made during the preceding three months, an amount of shares not exceeding 1% of the shares outstanding. This calculation is made without reflecting as outstanding shares issuable on conversion or exercise of debt securities, including the Debentures, options or warrants. The manner of sale provisions require that the shares be sold in brokers' transactions and that the person making the sale not solicit or arrange for the solicitation of orders to purchase the securities in anticipation of or in connection with the sale or make any payment in connection with the offer or sale to any person other than the broker who executes the sale.

         In order to be a broker's transaction, the broker executing the sale can do nothing more than execute the order to sell as agent for the person selling the shares and receive no more than the customary commission. In addition, the broker cannot solicit or arrange for the solicitation of orders to buy the shares or be aware of circumstances indicating that the sale is a part of an unlawful distribution of the shares in violation of the registration requirements of the Securities Act of 1933. A notice of sale on Form 144 is to be filed with the U.S. Securities and Exchange Commission at the time of making a 144 sale.

         After a period of twenty-four months has expired from the date the securities are purchased and fully paid for and provided the shares are intended to be sold by a person who is not an "affiliate" of ours, the shares can be resold without complying with the limitations on the amount of securities sold, the manner of sale provisions and the notice filing requirements of Rule 144 described above. This would be characterized as a Rule 144(k) transaction. Persons who are deemed to be "affiliates" of ours will continue to be required to comply with the provisions of Rule 144 described above in making re-sales of shares after the twenty-four month holding period.

                          DESCRIPTION OF CAPITAL STOCK

      o  GENERAL

         Under our Certificate of Incorporation, the total number of shares of all classes of stock that we have authority to issue is 105,000,000 consisting of 5,000,000 shares of preferred stock, par value $0.01 per share, and 100,000,000 shares of common stock, par value $0.01 per share.

      o  PREFERRED STOCK


         Up to 5,000,000 shares of preferred stock, par value $0.01 per share, may be issued from time to time in one or more series. Our Board of Directors, without further approval of the stockholders, is authorized to fix the rights and terms relating to dividends, conversion, voting, redemption, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our Common Stock and, under certain circumstances, be used as a means of discouraging , delaying or preventing a change in control of our company. As of December 31, 2003, we had no shares of preferred stock outstanding.


      o  COMMON STOCK

         The holders of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of Directors, and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of preferred stock establishing the powers, designations, preferences and relative, participating, option or other special rights of such series, the holders of such shares exclusively possess all voting power. The Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. All shares of Common Stock outstanding are fully paid and non-assessable and the holders thereof have no preemptive rights.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Article VIII of our corporate By-laws and Section 1031 of the Oklahoma General Corporation Act provide for indemnification of our officers and Directors and others. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

         The validity of the issuance of the Common Stock offered hereby has been passed upon for us by William S. Clarke, P.A., Princeton, New Jersey.

                                     EXPERTS

         The financial statements as of December 31, 2003 and 2002 and for each of the two years in the period ended December 31, 2003, included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The information appearing in this Prospectus regarding the estimated proved reserves as of December 31, 2003 of our oil and gas properties located in the Bayou Couba Field, St. Charles Parish, Louisiana and the estimated future net revenues and present value thereof are summarized from reports prepared by Netherland, Sewell & Associates, Inc. Such information and the reports of such firm has been included herein in reliance upon such firm as experts with respect to such matters.



                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational filing requirements of the U.S. Securities Exchange Act of 1934, as amended, and its rules and regulations. This means that we file reports, proxy and information statements and other information with the U.S. Securities and Exchange Commission. The reports, proxy and information statements and other information that we file can be read and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, Northwest, Washington, DC 20549. Please call the Commission at

1-800-SEC-0330 for information on the operation of the public reference rooms. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, Northwest, Washington, DC 20549. The Commission maintains a Web site that contains the reports, proxy and information statements and other information that we file electronically with the Commission and the address of that Web site is http://www.sec.gov.

         This Prospectus is part of a registration statement we filed with the Commission. You should rely only on the information or representations provided in this Prospectus. We have authorized no one to provide you with any information other than that provided in this Prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the document.


      Holders of shares of our Common Stock may obtain a copy of our annual report on Form 10-KSB as filed with the Commission, which contains our audited year-end financial statements, by mailing their request to American Natural Energy Corporation, 7030 South Yale - Suite 404, Tulsa, Oklahoma 74136.

     REPORT OF INDEPENDENT AUDITORS

     To the Board of Directors and Stockholders of American Natural Energy
     Corporation:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows present fairly, in all material respects, the financial position of American Natural Energy Corporation and its subsidiary (the "Company") at December 31, 2003 and 2002 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in
     Note 2 of the consolidated financial statements, the Company has incurred substantial losses during the last three years, has a working capital deficiency and an accumulated deficit at December 31, 2003. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regard to these matters is also described in
     Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     As discussed in Note 5 to the consolidated financial statements, effective January 1, 2003, the Company changed the manner in which it accounts for asset retirement obligations.




     PricewaterhouseCoopers LLP

     Tulsa, Oklahoma
     March 29, 2004

AMERICAN NATURAL ENERGY CORPORATION
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2003 AND DECEMBER 31, 2002

                                                                                       DECEMBER 31, 2003     DECEMBER 31, 2002
                                                                                               $                     $
                                       ASSETS
Current assets:
     Cash and cash equivalents                                                               1,650,110                 86,295
     Accounts receivable - joint interest billing                                            1,308,981                 70,972
     Accounts receivable - oil and gas sales                                                   384,003                     --
     Accounts receivable - other                                                                50,194                286,155
     Prepaid expenses                                                                           88,762                 28,291
     Marketable securities                                                                          --                192,947
     Oil inventory                                                                              14,947                 53,228
                                                                                      --------------------   -------------------
           Total current assets                                                              3,496,997                717,888

Proved oil and natural gas properties using full cost method, net of accumulated depletion, depreciation, amortization and impairment of $8,356,023
and $6,960,678                                                                               3,702,897              1,089,200
Unproved oil and natural gas properties                                                      3,773,136              2,710,994
Equipment and other fixed assets, net of accumulated depreciation of $205,237
    and $76,706                                                                                757,759                742,672
Deferred expenses (Note 1)                                                                     589,983                     --
                                                                                      --------------------   -------------------
           Total assets                                                                     12,320,772              5,260,754
                                                                                      --------------------   -------------------
                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Accounts payable and accrued liabilities                                                2,587,815              1,626,593
     Revenues payable                                                                          836,679                130,874
     Accrued payroll                                                                           170,000                136,800
     Accrued interest                                                                            4,734                314,275
     Notes payable and current portion of long-term debt  (Note 6)                              13,367              4,461,887
                                                                                      --------------------   -------------------
           Total current liabilities                                                         3,612,595              6,670,429

Deferred income taxes (Note 10)                                                                     --                     --
Long-term debt (Note 6)                                                                      5,732,295                     --
Asset retirement obligation (Note 5)                                                         1,438,773                     --
                                                                                      --------------------   -------------------
           Total liabilities                                                                10,783,663              6,670,429
                                                                                      --------------------   -------------------
Commitments and contingencies (Notes 8 and 12)
Stockholders' equity (deficit):
     Common stock
         Authorized - 100,000,000 shares with par value of $0.01
        Issued - 26,154,546 (2002 - 25,199,846) shares                                         261,545                251,998
     Additional paid-in capital                                                             14,492,998              7,427,503
     Accumulated deficit, since January 1, 2002 (in conjunction with the quasi- reorganization stated capital was reduced by an accumulated
          deficit of $2,015,495)                                                           (14,412,031)            (8,730,517)
     Accumulated other comprehensive (loss) income                                           1,194,597               (358,659)
                                                                                      --------------------   -------------------
           Total stockholders' (deficit) equity                                              1,537,109             (1,409,675)
                                                                                      --------------------   -------------------
           Total liabilities and stockholders' (deficit) equity                             12,320,772              5,260,754
                                                                                      --------------------   -------------------

              The accompanying notes are an integral part of these
                       consolidated financial statements.

AMERICAN NATURAL ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2003 and December 31, 2002

                                                                   DECEMBER 31, 2003      DECEMBER 31, 2002
                                                                           $                      $
Revenues:
Oil and gas sales                                                         1,698,992                308,514
Operations income                                                            43,902                  2,751
Interest income and other income                                              4,268                166,114
                                                                   -------------------    ------------------

                                                                          1,747,162                477,379
                                                                   -------------------    ------------------
Expenses:
Lease operating expense                                                     495,409                481,711
Production taxes                                                             66,807                 11,115
General and administrative                                                1,938,243              1,377,857
Foreign exchange loss (gain)                                              1,715,570                (13,610)
Interest and bank charges                                                   440,467                 53,706
Loss on sale of fixed assets                                                     --                100,438
(Gain) Loss on sale of oil and gas properties                               (43,937)               726,348
Impairment of oil and gas properties                                        653,886              6,476,993
Gain on sale of marketable securities                                      (172,788)              (553,438)
Loss on redemption of debt, net                                             221,730                      -
Write-down of inventory to market                                             5,202                113,817
Depreciation, depletion, and amortization -  oil and gas
properties                                                                  919,628                347,401
Depreciation and amortization - other assets                                182,999                 85,558
                                                                   -------------------    ------------------
     Total expenses                                                       6,423,216              9,207,896
                                                                   -------------------    ------------------
Loss before cumulative effect of accounting change                       (4,676,054)            (8,730,517)
                                                                   -------------------    ------------------
Cumulative effect of accounting change (Note 5)                          (1,005,460)                    --

Net loss                                                                 (5,681,514)            (8,730,517)

Other comprehensive (loss) income - net of tax:
Unrealized gain (loss) on marketable securities arising during
the year                                                                     13,870                (95,838)
Foreign exchange translation                                              1,712,174                (54,155)
Reclassification adjustment for gains on marketable securities
included in net income                                                     (172,788)              (480,146)
                                                                   -------------------    ------------------
Other comprehensive (loss) income                                         1,553,256               (630,139)

Comprehensive (loss) income                                              (4,128,258)            (9,360,656)
                                                                   -------------------    ------------------
Basic and diluted loss per share before cumulative effect of
accounting change                                                             (0.18)                 (0.35)
                                                                   -------------------    ------------------
Cumulative effect of accounting change                                        (0.04)                    --
                                                                   -------------------    ------------------
Net loss per share                                                            (0.22)                 (0.35)
                                                                   -------------------    ------------------
Weighted average number of shares outstanding - basic
and diluted                                                              25,880,043             25,193,887
                                                                   -------------------    ------------------

              The accompanying notes are an integral part of these
                       consolidated financial statements.

AMERICAN NATURAL ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) For the years ended December 31, 2003 and December 31, 2002

                                                                                         ACCUMU-
                                                                                          LATED
                                                                                          OTHER          TOTAL
                                                                                         COMPRE-        STOCK-
                                      COMMON STOCK             ADDITIONAL                HENSIVE        HOLDERS'
                                --------------------------      PAID-IN                  INCOME         EQUITY
                                    SHARES         AMOUNT       CAPITAL     DEFICIT      (LOSS)        (DEFICIT)
                                                        $             $            $             $            $
BALANCE - DECEMBER 31, 2001     25,162,346      9,659,652            --   (2,015,495)      271,480    7,915,637
Results of Plan of
      Arrangement                       --     (9,408,029)    7,392,534    2,015,495            --           --
Exercise of stock options           37,500            375        11,344           --            --       11,719
Compensation expense for                                                          --
      stock options                     --             --        23,625           --            --       23,625
Decrease in unrealized gain
      on marketable
      securities                        --             --            --           --       (95,838)     (95,838)
Reclassification adjustment
      for gains included in
      net income                        --             --            --           --      (480,146)    (480,146)
Foreign exchange
      translation loss                  --             --            --           --       (54,155)     (54,155)
Net loss (total
      comprehensive loss of
      $9,360,656)                       --             --            --   (8,730,517)           --   (8,730,517)
                            ------------------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2002     25,199,846        251,998     7,427,503   (8,730,517)     (358,659)  (1,409,675)


              The accompanying notes are an integral part of these
                       consolidated financial statements.

AMERICAN NATURAL ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) (CONT.) For the years ended December 31, 2003 and December 31, 2002

                                                                                         ACCUMU-
                                                                                          LATED
                                                                                          OTHER          TOTAL
                                                                                         COMPRE-        STOCK-
                                      COMMON STOCK             ADDITIONAL                HENSIVE        HOLDERS'
                                --------------------------      PAID-IN                  INCOME         EQUITY
                                    SHARES         AMOUNT       CAPITAL     DEFICIT      (LOSS)        (DEFICIT)
                                                        $             $            $             $            $
BALANCE - DECEMBER 31, 2002     25,199,846        251,998     7,427,503   (8,730,517)     (358,659)  (1,409,675)

Stock issued as additional
      interest                     854,700          8,547       291,453           --            --      300,000
Stock issued in settlement
      of contract                  100,000          1,000        68,000           --            --       69,000
Compensation expense for
      stock options                     --             --        39,375           --            --       39,375
Beneficial conversion
      feature of debentures             --             --     6,666,667           --            --    6,666,667
Decrease in unrealized gain
      on marketable
      securities                        --             --            --           --        13,870       13,870
Reclassification adjustment
      for gains included in
      net income                        --             --            --           --      (172,788)    (172,788)
Foreign exchange
      translation gain                  --             --            --           --     1,712,174    1,712,174
Net loss (total
      comprehensive loss of
      $4,128,258)                       --             --            --   (5,681,514)           --   (5,681,514)
                                -------------------------------------------------------------------------------
BALANCE - DECEMBER 31, 2003     26,154,546        261,545    14,492,998  (14,412,031)    1,194,597    1,537,109
                                -------------------------------------------------------------------------------

              The accompanying notes are an integral part of these
                       consolidated financial statements.

AMERICAN NATURAL ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2003 and December 31, 2002

                                                                 DECEMBER 31, 2003      DECEMBER 31, 2002
                                                                         $                      $
Cash flows from operating activities:
    Net loss for the period                                            (5,681,514)            (8,730,517)
    Non cash items:
        Depreciation, depletion and amortization                        1,102,627                432,959
        Foreign exchange loss (gain)                                    1,715,570                (13,610)
        Non-cash compensation expense                                      39,375                 23,625
        Gain on sale of marketable securities                            (172,788)              (553,438)
        Cumulative effect of accounting change                          1,005,460                     --
        Loss on sale of fixed asset                                            --                100,438
        (Gain) loss on sale of oil and gas properties                     (43,937)               726,348
        Loss on redemption of debt                                        221,730                     --
        Impairment of oil and gas properties                              653,886              6,476,993
        Write-down of inventory to market                                   5,202                113,817
        Stock issued in settlement of contract                             69,000                     --
    Changes in non-cash working capital items:
        Accounts receivables                                           (1,386,051)                 4,632
        Inventories                                                           330                (30,761)
        Prepaid expenses                                                   99,442                  7,967
        Accounts payable, revenue payables and accrued
              liabilities                                               2,010,174              1,336,284
                                                                       ----------             ----------
Net cash (used in) operating activities                                  (361,494)              (105,263)
                                                                       ----------             ----------
Cash flows from investing activities:
    Proceeds from sale of marketable securities                           208,051              2,745,309
    Proceeds from sale of oil and gas properties                          461,544                941,233
    Proceeds from sale of fixed assets                                         --                 61,609
    Purchase of marketable securities                                          --               (163,600)
    Purchase and development of oil and gas properties                 (4,634,539)            (4,059,565)
    Purchase of fixed assets                                             (143,620)              (946,300)
                                                                       ----------             ----------
Net cash (used in) investing activities                                (4,108,564)            (1,421,314)
                                                                       ----------             ----------
Cash flows from financing activities:
    Issuance of notes payable                                           2,500,000                500,000
    Issuance of convertible debentures (net of costs of
    $643,617)                                                          11,356,383                     --
    Issuance of capital stock                                                  --                 11,719
    Production payment loan                                             1,538,456                     --
    Repayment of production payment loan                               (2,000,000)                    --
    Payments of notes payable                                          (7,356,336)                    --
                                                                       ----------             ----------
Cash provided by financing activities                                   6,038,503                511,719

Effect of exchange rate changes on cash                                    (4,630)               (16,142)
                                                                       ----------             ----------
Increase (decrease) in cash and cash equivalents                        1,563,815             (1,031,000)
                                                                       ----------             ----------
Cash beginning of period                                                   86,295              1,117,295
                                                                       ----------             ----------
Cash end of period                                                      1,650,110                 86,295
                                                                       ----------             ----------

              The accompanying notes are an integral part of these
                       consolidated financial statements.

AMERICAN NATURAL ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
For the years ended December 31, 2003 and December 31, 2002

                                                                     DECEMBER 31, 2003      DECEMBER 31, 2002
                                                                         $                      $
Supplemental disclosures:

Interest paid (net of amount capitalized)                                 403,301                 53,706

Non cash financing and investing activities:
Interest expense capitalized to oil and gas properties                    643,559                275,857
Common shares issued in conjunction with issuance of notes
payable                                                                   300,000                     --
Accounts payable refinanced as notes payable                              243,823                     --
Prepaid expenses financed                                                 160,746                     --
Accrued interest refinanced upon modification of debt                     331,728                     --










              The accompanying notes are an integral part of these
                       consolidated financial statements.

AMERICAN NATURAL ENERGY CORPORATION
Notes to Consolidated Financial Statements
December 31, 2003 and 2002
--------------------------------------------------------------------------------

1    BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      DESCRIPTION OF COMPANY

      American Natural Energy Corporation ("ANEC") is an oil and natural gas exploration and production company engaged in the acquisition, exploration and development of oil and natural gas properties for the production of crude oil and natural gas. Our properties are located in Louisiana.

      ANEC, an Oklahoma corporation, was formed by amalgamation on July 9, 1991 under the Company Act (British Columbia) and was continued under the Canada Business Corporations Act on August 1, 1991. On January 22, 2002, Gothic Resources Inc. ("Gothic") completed a plan of arrangement under
      Section 192 of the Canada Business Corporations Act with ANEC which was at the time a wholly-owned subsidiary of Gothic, whereby all of the shareholders of Gothic exchanged their common shares in the capital of Gothic for common shares in the capital of ANEC where by Gothic became a wholly owned subsidiary of ANEC and the former shareholders of Gothic became shareholders of ANEC (See Note 11) The plan of arrangement became effective February 8, 2002.


      CONSOLIDATION

      The financial statements include the accounts of ANEC and its wholly owned subsidiary, (the "Company"). All intercompany accounts and transactions are eliminated in consolidation.

      The consolidated financial statements contained herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which differ in certain respects from accounting principles generally accepted in Canada.


      CASH AND CASH EQUIVALENTS

      Cash and cash equivalents consist of short-term, highly liquid investments with maturities of 90 days or less at time of acquisition. Cash and cash equivalents are deposited with one institution and exceed the federally ensured limits at December 31, 2003.


      MARKETABLE SECURITIES

      Investments were accounted for under the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115"). Under SFAS 115, the Company classified its investment securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity are those debt securities which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale. At December 31, 2002 the Company's marketable securities were all categorized as available-for-sale. The Company had no marketable securities at December 31, 2003.

AMERICAN NATURAL ENERGY CORPORATION
Notes to Consolidated Financial Statements
December 31, 2003 and 2002
--------------------------------------------------------------------------------

      Securities that were classified as available-for-sale are stated at fair value as determined by quoted market prices. Unrealized holding gains and losses were excluded from current earnings and were included in comprehensive income, net of taxes, in a separate component of stockholders' equity until realized.

      In computing realized gains and losses on the sale of marketable securities, the cost of the marketable securities sold was determined using the average cost of the securities at the time of sale.

      At December 31, 2002, the Company held 137,000 common shares of First Calgary Petroleum Ltd. with a cost of $34,070 and gross unrealized gain of $158,877, having a market value of $192,947. The Company sold these securities during 2003, realizing a gain of $172,788.


      INVENTORY

      Oil in storage barges attributable to our interest amounted to 468 and 1,638 barrels at December 31, 2003 and 2002, respectively. This oil was included in inventory at year end at the cost to produce such oil including lease operating expenses and depletion, depreciation and amortization applicable to those barrels accounted for on a first-in, first-out basis. Inventory at December 31, 2003 and 2002 was valued at the lower of cost or market at $14,947 and $53,228, respectively.


      OIL AND NATURAL GAS PROPERTIES

      The Company follows the full cost method of accounting for oil and natural gas properties. The Company defers the costs of exploring for and developing oil and natural gas reserves until such time as proved reserves are attributed to the properties. At that time, the deferred costs are amortized on a unit-of-production basis. Such costs include land acquisition costs, geological and geophysical costs, cost of drilling wells, asset retirement costs, interest costs on major development projects and overhead charges directly related to acquisition, exploration and development activities. The average composite rate used for depletion, depreciation and amortization was $2.49 and $6.77 per equivalent mcf in 2003 and 2002, respectively.

      The capitalized costs are assessed quarterly to determine whether it is likely such costs will be recovered in the future. To the extent there are costs which are unlikely to be recovered in the future, they are written off. As a result of the full cost ceiling test $653,886 and $6,476,993 were written off as impairment of oil and gas properties in 2003 and 2002, respectively.

      All of the Company's exploration and development activities are conducted jointly with others and, accordingly, these financial statements reflect only the Company's proportionate interest in such activities.

      Proceeds from the sale of properties are accounted for as reductions of capitalized costs unless such sales involve a significant change in the relationship between costs and the value of proved reserves or the underlying value of unproved properties, in which case a gain or loss is recognized. In October 2002, the Company sold all of its interest in its Oklahoma coalbed gas project and as a result has no further operations in Oklahoma. The Company recorded a loss

AMERICAN NATURAL ENERGY CORPORATION
Notes to Consolidated Financial Statements
December 31, 2003 and 2002
--------------------------------------------------------------------------------

      from this transaction in the amount of $726,348 in 2002 and a gain resulting from post-closing adjustments in 2003 of $43,937.

      The Company is in the process of exploring its unproved oil and natural gas properties and has not yet determined whether these properties contain reserves that are economically recoverable. The recoverability of amounts shown for oil and natural gas properties is dependent upon the discovery of economically recoverable reserves, confirmation of the Company's interest in the underlying oil and gas leases, the ability of the Company to obtain necessary financing to complete their exploration and development and future profitable production or sufficient proceeds from the disposition thereof.


      EQUIPMENT AND OTHER FIXED ASSETS

      Equipment and other fixed assets are stated at cost less accumulated depreciation. Depreciation expense is determined using a straight-line method over the estimated useful lives of the assets. The ranges of estimated useful lives for financial reporting are as follows:

                  Computer equipment                            3  years
                  Office furniture and equipment              5-7  years
                  Leasehold improvements                        3  years
                  Barges and field equipment                  5-10 years
                  Gas gathering and production facility         10 years

      When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in income for the period. Maintenance and repairs are charged to expense as incurred.


      DEFERRED EXPENSES

      Deferred expenses, representing debenture issuance costs, are stated at cost less accumulated amortization. Amortization expense is determined using an effective interest rate method over the remaining life of the outstanding debentures (due date September 30, 2005).


      FOREIGN EXCHANGE AND CURRENCY TRANSLATION

      The Company's functional and reporting currency is the U.S. dollar. Transactions denominated in foreign currencies are translated into U.S. dollars at exchange rates in effect on the date of the transactions. Exchange gains or losses on transactions are included in earnings. The results of operations are translated from local currencies into U.S. dollars using average exchange rates during each period; assets and liabilities are translated using exchange rates at the end of each period. Adjustments resulting from the translation process are reported in a separate component of other comprehensive income, and are not included in the determination of the results of operations.

AMERICAN NATURAL ENERGY CORPORATION
Notes to Consolidated Financial Statements
December 31, 2003 and 2002
--------------------------------------------------------------------------------

      REVENUE RECOGNITION

      Revenues from the sale of oil produced are recognized upon the passage of title, net of royalties and net profits interests. Revenues from natural gas production are recorded using the sales method, net of royalties and net profits interests, which may result in more or less than the Company's share of pro-rata production from certain wells. When sales volumes exceed the Company's entitled share and the overproduced balance exceeds the Company's share of the remaining estimated proved natural gas reserves for a given property, the Company will record a liability. The Company's policy is to expense the pro-rata share of lease operating costs from all wells as incurred.

      The Company's oil production is sold under market sensitive or spot price contracts. Oil sales to Teppco Crude Oil, L.P. of $1,666,865 and $274,803 in 2003 and 2002, respectively, accounted for 98% and 88% of total oil and gas sales. The Company's gas sales to Transcontinental Gas Pipe Line Corporation of $32,127 in 2003 and to Enerfin Resources of $33,712 in 2002 accounted for 2% and 11% of total oil and gas sales, respectively. The Company's accounts receivable are primarily due from exploration and production companies which own an interest in the properties the Company operates and from purchasers of oil and natural gas. The industry concentration has the potential to impact the Company's exposure to credit risk because such companies may be similarly affected by changes in economic and industry conditions. As of December 31, 2003 $954,266 was due from ExxonMobil, $163,343 from TransAtlantic, and $269,781 from Teppco. There were no amounts due from any of these parties at December 31, 2002.

      We have no obligations to provide fixed or determinable quantities of oil or natural gas in the future under existing contracts or agreements.

      Operations income represents charges billed to non-operator working interest owners who own a working interest in the wells in which the Company serves as operator. The income is recognized in the month in which oil and gas is produced.

      Interest income is recognized as earned.


      ASSET RETIREMENT OBLIGATIONS

      Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations ("SFAS 143"). This statement applies to obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction and development of the assets. SFAS 143 requires that the fair value of a liability for a retirement obligation be recognized in the period in which the liability is incurred. For oil and gas properties, this is the period in which an oil or gas well is acquired or drilled. The asset retirement obligation is capitalized as part of the carrying amount of our oil and gas properties at its discounted fair value. The liability is then accreted each period until the liability is settled or the well is sold, at which time the liability is reversed.

AMERICAN NATURAL ENERGY CORPORATION
Notes to Consolidated Financial Statements
December 31, 2003 and 2002
--------------------------------------------------------------------------------

      CONVERTIBLE DEBENTURES

      Convertible debentures ("Debentures") are accounted for at the issue price ($11.7 million on October 21, 2003 and $300,000 on October 31, 2003) less applicable discount. The discount amount attributable to the Debentures resulted from a beneficial conversion feature existing on the date of issuance of the Debentures. The beneficial conversion feature is being amortized to interest expense using the effective interest method over the remaining life of the Debentures. In the event of conversion, or other early retirement of the Debentures, the remaining unamortized discount attributable to those proportionate holdings will be expensed at the time of conversion.


      INCOME TAXES

      The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the differences between the tax bases of assets and liabilities and those reported in the financial statements. The deferred tax assets or liabilities are calculated using the enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are recognized to the extent that they are considered more likely than not to be realized. Income taxes and liabilities are recognized for the expected future tax consequences of events that have been included in the financia1 statements or income tax returns.


      USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant areas requiring the use of estimates are assessing the recoverability of capitalized oil and natural gas property costs, oil and gas reserve estimates and recoverability of deferred tax assets. Actual results could differ from those estimates.


      EARNINGS (LOSS) PER SHARE

      Basic earnings (loss) per share is computed by dividing net income or loss (the numerator) by the weighted average number of shares outstanding during the period (the denominator). The computation of diluted earnings per share is the same as for basic earnings per share except the denominator is increased to include the weighted average additional number of shares that would have been outstanding if previously granted stock options had been exercised and Debentures converted unless they are anti-dilutive. As of December 31, 2003 and 2002, there were 2,000,000 and 1,950,000 shares available for issuance pursuant to the exercise of previously granted stock options, respectively. As of December 31, 2003, there were 26,666,667 shares available for issuance upon the conversion of the Debentures. Due to losses in 2003 and 2002, the options and shares issuable upon conversion of the Debentures were excluded from the calculation of diluted earnings per share as they were anti-di1utive.

AMERICAN NATURAL ENERGY CORPORATION
Notes to Consolidated Financial Statements
December 31, 2003 and 2002
--------------------------------------------------------------------------------

      COMPREHENSIVE INCOME (LOSS)

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to report net income (loss) as a component of comprehensive income (loss) in the financial statements. Comprehensive income (loss) is defined as the change in equity of a business enterprise arising from non-owner sources. The classifications of comprehensive income (loss) under current accounting standards include foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. The Company had other comprehensive income (loss) of $1,553,256 and ($630,139) for the years ended December 31, 2003 and 2002, respectively, as a result of unrealized gains (losses) on marketable securities of $13,870 and ($95,838) and $1,712,174 and ($54,155) related to foreign exchange translation gain
      (loss). The Company also had a $172,788 and $480,146 reclassification adjustment for gains on marketable securities included in net income for the year ended December 31, 2003 and 2002.

      As of December 31, 2003, accumulated other comprehensive income (loss) was comprised solely of foreign currency translation gains. As of December 31, 2002, accumulated other comprehensive income (loss) was comprised of $158,918 of unrealized gains on marketable securities and $517,577 of foreign currency translation losses.


      STOCK-BASED COMPENSATION

      At December 31, 2003, the Company has a stock-based compensation plan, which is described more fully in Note 7. The Company accounts for this plan in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, ("APB 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. Under APB 25, compensation expense is recognized based on the difference, if any, on the date of grant between the estimated fair value of the Company's stock and the amount an employee must pay to acquire the stock. Compensation expense is recognized immediately for past services and ratably for future services over the option-vesting period. Compensation expense has been recognized for any grants to individuals who do not meet the definition of employee.

      The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services ("EITF 96-18"). Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18. The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation.

AMERICAN NATURAL ENERGY CORPORATION
Notes to Consolidated Financial Statements
December 31, 2003 and 2002
--------------------------------------------------------------------------------

                                                                           For years ended December 31,
                                                                           2003                     2002
                                                                            $                         $
                                                                         ----------              ----------

      Net loss, as reported                                              (5,681,514)             (8,730,517)
      Less:  Total stock-based employee compensation expense
      determined under fair value based method for all
      awards, net of related tax effects                                    (42,441)               (284,780)
                                                                         ----------              ----------

      Pro forma net loss                                                 (5,723,955)             (9,015,297)
                                                                         ==========              ==========

      Loss per share
      Basic and diluted-as reported
                                                                              (0.22)                  (0.35)
                                                                         ==========              ==========

      Basic and diluted-pro forma                                             (0.22)                  (0.36)
                                                                         ==========              ==========



      The fair value of the options granted is estimated on the date of the grant using the Black-Scholes option-pricing model with the following:

                                                                        2003
                                                                       ------
           Weighted average life, in years                              5.00
           Risk-Free interest rate                                      4.54%
           Expected volatility                                         107.31%
           Expected Dividend Rate                                       None


      The fair value of the options granted in 2003 was $243,000. There were no option grants in 2002.

      NEW PRONOUNCEMENTS

      Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS 141") and Statement of Financial Accounting Standards No. 142, Goodwill and Intangible Assets ("SFAS 142") were issued by the Financial Accounting Standards Board in June 2001 and became effective for us on July 1, 2001 and January 1, 2002, respectively. SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Additionally, SFAS 141 requires companies to disaggregate and report separately from goodwill certain intangible assets. SFAS 142 establishes new guidelines for accounting for goodwill and other intangible assets. Under SFAS 142, goodwill and certain other intangible assets are not amortized, but rather are reviewed annually for impairment. The Emerging Issues Task Forces (EITF) is considering two issues related to the reporting of oil and gas mineral rights. Issue No. 03-S, Application of SFAS No. 142, Goodwill and Other Intangible Assets to

AMERICAN NATURAL ENERGY CORPORATION
Notes to Consolidated Financial Statements
December 31, 2003 and 2002
--------------------------------------------------------------------------------

      Oil and Gas Companies, considers whether oil and gas drilling rights are subject to the classification and disclosure provisions of SFAS 142 if they are intangible assets. The Company classifies the cost of oil and gas mineral rights as proved and unproved oil and natural gas properties and believes that this is consistent with oil and gas accounting and industry practice. If the EITF determines that oil and gas mineral rights are intangible assets and are subject to the applicable classification and disclosure provisions of SFAS 142, we estimate that $3.8 million and $2.7 million would be classified on our consolidated balance sheets as "intangible undeveloped leasehold" and $2.4 million and $830,000 would be classified as "intangible developed leasehold" as of December 31, 2003 and 2002, respectively. These amounts are net of accumulated DD&A. There would be no effect on the consolidated statements of operations or cash flows as the intangible assets related to oil and gas mineral rights would continue to be amortized under the full cost method of accounting.

      We will continue to classify our oil and gas mineral rights held under lease and other contractual rights representing the right to extract such reserves as tangible oil and gas properties until further guidance is provided.

      In July 2002, the FASB issued Statement of Financial Accountings Standards No. 146, Accounting For Costs Associated with Exit or Disposal Activities ("SFAS 146"). SFAS 146 was effective for exit or disposal activities initiated after December 31, 2002. Adoption of this standard did not have any impact on our financial position or results of operations.

      In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantee of Indebtedness of Others ("FIN 45"). FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. FIN 45's provisions for initial recognition and measurement should be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The guarantor's previous accounting for guarantees that were issued before the date of FIN 45's initial application may not be revised or restated to reflect the effect of the recognition and measurement provisions of the Interpretation. The disclosure requirements are effective for financial statements of both interim and annual periods that end after December 15, 2002. The Company is not a guarantor under any significant guarantees and thus this interpretation did not have a significant effect on the Company's financial position or results of operations.

       In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities -- An Interpretation of ARB No. 51 ("FIN 46"). FIN 46 is an interpretation of Accounting Research Bulletin 51, "Consolidated Financial Statements," and addresses consolidation of variable interest entities (VIEs) by business enterprises. The primary objective of FIN 46 is to provide guidance on the identification and financial reporting of entities over which control is achieved through means other than voting rights; such entities are known as VIEs. FIN 46 requires an enterprise to consolidate a VIE if that enterprise has a variable interest that will absorb a majority of the entity's expected losses, receive a majority of the entity's expected residual returns, or both. An enterprise shall consider the rights and obligations conveyed by its variable interest in making this determination. At December 31, 2003, The Company did not have any entities that would qualify for consolidation in accordance with the provisions of FIN 46, as amended. Therefore, the adoption of FIN 46, as amended, did not have an impact on our consolidated financial statements

AMERICAN NATURAL ENERGY CORPORATION
Notes to Consolidated Financial Statements
December 31, 2003 and 2002
--------------------------------------------------------------------------------

      In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities ("SFAS 149"). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. This pronouncement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after that date. The Company currently has no derivatives, embedded derivatives requiring bifurcation and separate measurement, or hedging activities, therefore, the implementation of SFAS 149 did not have any effect on our financial opposition, results of operations, or cash flows.

      In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS 150"). SFAS 150 establishes standards regarding the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS 150 became effective for us starting in the quarter ended September 30, 2003. The application of SFAS 150 did not have any effect on our financial position, results of operations or cash flow.

      In December 2003, the Securities and Exchange Commission issued Staff Accounting Bulletin 104, Revenue Recognition. SAB 104 revises or rescinds certain guidance included in previously issued staff accounting bulletins in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations relating to revenue recognition. This bulletin was effective immediately upon issuance. The Company's current revenue recognition policies comply with SAB 104.

2    LIQUIDITY AND CAPITAL RESOURCES

      The Company has no current borrowing capacity with any lender. The Company has sustained substantial losses in 2003 and 2002, totaling approximately $5.7 and $8.7 million and negative cash flow from operations in each of 2003 and 2002, which leads to questions concerning the ability of the Company to meet its obligations as they come due. The Company also has a need for substantial funds to develop its oil and gas properties.

      The accompanying financial statements have been prepared on a going concern basis which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. As a result of the losses incurred and current negative working capital, there is no assurance that the carrying amounts of assets will be realized or that liabilities will be liquidated or settled for the amounts recorded. The ability of the Company to continue as a going concern is dependent upon adequate sources of capital and the ability to sustain positive results of operations and cash flows sufficient to continue to explore for and develop its oil and gas reserves.

      In the ordinary course of business, the Company makes substantial capital expenditures for the exploration and development of oil and natural gas reserves. Historically, the Company has financed its capital expenditures, debt service and working capital requirements with the proceeds of debt and private offering of its securities. Cash flow from operations is sensitive to

AMERICAN NATURAL ENERGY CORPORATION
Notes to Consolidated Financial Statements
December 31, 2003 and 2002
--------------------------------------------------------------------------------

      the prices the Company receives for its oil and natural gas. A reduction in planned capital spending or an extended decline in oil and gas prices could result in less than anticipated cash flow from operations and an inability to sell more of its common stock or refinance its debt with current lenders or new lenders, which would likely have a further material adverse effect on the Company.

      Management's strategy is to obtain additional financing and failure to do so can be expected to adversely affect the Company's ability to further the development of the ExxonMobil AMI, grow revenues, oil and gas reserves and achieve and maintain a significant level of revenues and profitability. There can be no assurance the Company will obtain this additional funding. Such funding may be obtained through the sale of equity securities or by incurring additional indebtedness. Without such funding, revenues will continue to be limited and it can be expected that operations will not be profitable. In addition, any additional equity funding that is obtained may result in material dilution to the current holders of common stock

3    JOINT DEVELOPMENT AGREEMENT

      On November 25, 2002 the Company entered into a Joint Development Agreement with ExxonMobil whereby the Company gave ExxonMobil the right to participate in exploration and development on all lands it has under lease in the Bayou Couba area, up to 50% of the total interest and the use of its 3D seismic covering those leases in exchange for the rights to exploration and development on certain lands and leases owned by ExxonMobil, up to 50% of the total interest. Each party will pay their respective share of exploration and development costs. The original agreement terminated in 4 years and covered approximately 8,427 acres. On December 19, 2003, the Company entered into a letter agreement with ExxonMobil covering a proposed expansion of the lands covered by the agreement and to extend the termination date of the agreement (the "Expansion Agreement"). Subject to the Company fulfilling the terms of the Expansion Agreement, the Expansion Agreement adds a total of 2,560 acres to the lands covered by the agreement and extends the term by one year to November 2007 (See Note 12).

4    PROPERTY, PLANT AND EQUIPMENT

      The carrying value of equipment and other fixed assets as of December 31, 2003 and 2002 included the following components:

                                                                          2003                      2002
                                                                           $                          $
                                                                        --------                    -------

     Computer and office furniture and equipment                         102,792                     79,497
     Leasehold improvements                                                5,520                      5,520
     Barges and field equipment                                          747,281                    734,361
     Gas gathering and production facility
     expansion                                                           107,403                         --
                                                                        --------                    -------

                                                                         962,996                    819,378

     Less: Accumulated depreciation                                     (205,237)                   (76,706)
                                                                        --------                    -------

                                                                         757,759                    742,672
                                                                        ========                    =======

AMERICAN NATURAL ENERGY CORPORATION
Notes to Consolidated Financial Statements
December 31, 2003 and 2002
--------------------------------------------------------------------------------

5    ASSET RETIREMENT OBLIGATIONS

      Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations ("SFAS 143"). This statement applies to obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction and development of the assets.

      SFAS 143 requires that the fair value of a liability for a retirement obligation be recognized in the period in which the liability is incurred. For oil and gas properties, this is the period in which an oil or gas well is acquired or drilled. The asset retirement obligation is capitalized as part of the carrying amount of the asset at its discounted fair value. The liability is then accreted each period until the liability is settled or the asset is sold, at which time the liability is reversed.

      We identified and estimated all of our asset retirement obligations for tangible, long-lived assets as of January 1, 2003. These obligations were for plugging and abandonment costs for depleted oil and gas wells. Prior to the adoption of SFAS 143, we included an estimate of our asset retirement obligations related to our oil and gas properties in our calculation of oil and gas depreciation, depletion and amortization expense. Upon adoption of SFAS 143, we recorded the discounted fair value of our expected future obligations of $1.4 million and recorded an increase in unproved properties of $0.4 million. The cumulative effect of the change in accounting principles was a $1.0 million loss which was recorded in the condensed consolidated statement of operations for the quarter ended March 31, 2003. Had SFAS 143 been adopted as of January 1, 2002, the Company's net loss for the year ended December 31, 2002 would have increased by approximately $143,000 and there would have been no effect on the reported earnings per share. The effect of SFAS 143 for the year ended December 31, 2003 was an increase in the net loss before cumulative effect of accounting change of approximately $145,000.

      The components of the change in our asset retirement obligations are shown below. Information for the year ended December 31, 2002 is shown on a pro forma basis.

                                                         For the years ended December 31,
                                                          2003                      2002
                                                           $                         $
                                                         ---------                 ---------
         Asset retirement obligations,
             January 1                                   1,435,460                 1,292,538
         Additions and revisions                            18,609                        --
         Settlements and disposals                        (160,714)                       --
         Accretion expense                                 145,419                   142,922
                                                         ---------                 ---------

         Asset retirement obligations,
             December 31                                 1,438,774                 1,435,460

AMERICAN NATURAL ENERGY CORPORATION
Notes to Consolidated Financial Statements
December 31, 2003 and 2002
--------------------------------------------------------------------------------

6    NOTES PAYABLE AND LONG-TERM DEBT

      Notes payable and long-term debt as of December 31, 2003 and 2002 consisted of the following:

                                                                2003                      2002
                                                                 $                         $
                                                              ----------                 ---------
      12% note payable                                                --                   500,000
      Note payable - Bank One                                         --                 3,961,887
      8% Convertible secured debentures                       12,000,000                        --
      Discount for beneficial conversion feature,
             net of amortization of $398,962                  (6,267,705)                       --
                                                              ----------                 ---------
      Total notes payable and long-term debt                   5,732,295                 4,461,887
                                                              ----------                 ---------
      Less: Current portion                                           --                 4,461,887
                                                              ----------                 ---------

      Total notes payable and long-term debt, net
            of current portion                                 5,732,295                        --
                                                              ==========                 =========


      12% Note Payable

      On August 2, 2002, the Company borrowed $500,000 from a private investor. The borrowing accrued interest at 12% (effective rate 22.0%) and was due on December 6, 2002, or out of the proceeds of a financing or sale or change of control of the Company if any of these events occurred prior to the due date. On February 14, 2003, we issued to the lender 166,700 shares of our common stock as additional consideration for making the loan. The loan was repaid on March 12, 2003 out of the proceeds from our sale of the remaining shares of First Calgary Petroleums Ltd. that the Company owned.

      Note Payable - Bank One

      Effective December 31, 2001, the Company acquired all of the assets and capital stock of Couba Operating Company (Couba) in connection with the bankruptcy proceedings of Couba. The ANEC/Couba Reorganization Plan ("Plan") was confirmed by the U.S. Bankruptcy Court for the Western District of Oklahoma on November 16, 2001 and became effective on December 31, 2001. As part of the Plan, the Company was to have entered into a $3,961,887 note payable with Bank One. The note was to be amortized based on a five year period and payments of principal and interest were to be made quarterly. An interest rate, final terms for repayment and collateral were not finalized until the first quarter of 2003. On March 12, 2003 the Company entered into a refinancing transaction with Bank One whereby Bank One was paid $2,250,000 for partial release of collateral held by it resulting from the Plan. Additionally, the Company entered into a note payable with Bank One for remaining balances due pursuant to the Plan in the amount of $1,715,134 with interest at Bank One prime plus 2%, due December 31, 2003. This refinancing was treated as a modification of debt. Interest rate on the outstanding balance during the year ranged from 6.25% to 6.75%. The note was paid in full in October 2003 upon issuance of 8% convertible debentures discussed in more detail below. The balance of unamortized premium

AMERICAN NATURAL ENERGY CORPORATION
Notes to Consolidated Financial Statements
December 31, 2003 and 2002
--------------------------------------------------------------------------------

      arising from the March 2003 refinancing was recorded as a reduction to the loss on redemption of debt of $102,790.

      Note Payable - Quest Capital Corp.

      In March 2003 the Company borrowed $2,500,000 from Quest Capital Corp., as successor to Quest Investment Corporation (collectively "Quest") in the form of a note payable due October 31, 2003. Interest was payable monthly at an annual rate of 12% (effective rate 22.0%). The note was collateralized by a mortgage on all oil and gas properties of the Company. The Company also issued 688,000 shares of its stock to Quest as additional consideration. A director of the Company is also a director of Quest. On October 21, 2003, concurrent with the sale of Convertible Secured Debentures further discussed below, the Company paid the Quest note in full and the Company received a release of collateral held by Quest. The balance of unamortized discount on the Quest note was recorded as a loss on redemption of debt in the amount of $33,263.

      Production Payment Financing

      On March 12, 2003, the Company entered into a funding arrangement with TransAtlantic Petroleum (USA) Corp. ("TransAtlantic") whereby TransAtlantic agreed to advance the Company up to $2.0 million, of which up to $1.8 million was to be used to fund the Company's share of the drilling and completion costs for the four initial wells the Company drilled in St. Charles Parish, Louisiana ("Subject Wells") (the advance was repaid in October 2003, as further discussed below). In exchange, TransAtlantic received a production payment payable out of 75% of the net revenues from the Subject Wells, and, upon repayment, a 10% working interest in such wells. In addition, TransAtlantic received a 10% interest in the Company's Bayou Couba lease and lease with the State of Louisiana ("Subject Leases"). Further, TransAtlantic has the right to acquire a 10% participation in any additional interests the Company acquires in the
      23.138 square mile Bayou Couba salt dome development area, including any interests acquired through the Company's area of mutual interest joint development agreement with ExxonMobil Corp. The Company's obligations to TransAtlantic were collateralized by a lien against the Company's interest in the Subject Wells and their hydrocarbon production. The Company had drawn a total of $2.0 million, including the $200,000 not specifically identified with the drilling of the Subject Wells. Imputed interest on the $2.0 million amounted to $461,544, which was recorded as a discount on the production payment liability, with a corresponding reduction in the value of proved and unproved oil and natural gas properties, representing the sale of the 10% working interest in the Subject Leases and Subject Wells. The discount was accreted to interest expense, using the units of production method. Concurrent with the sale of Convertible Secured Debentures on October 21, 2003, as further discussed below, the Company paid the TransAtlantic production payment loan in full and the Company received a release of collateral held by TransAtlantic. At that time the outstanding balance of the production payment loan was $1,672,650 (including the amounts related to volumes produced). The balance of unamortized discount on the production payment loan in the amount of $291,257 at the time of the early repayment of the loan was recorded as loss on redemption of debt.

      A current director of the Company is a current director of TransAtlantic. Therefore, this transaction represents a related party transaction. Concurrent with the sale of Convertible

AMERICAN NATURAL ENERGY CORPORATION
Notes to Consolidated Financial Statements
December 31, 2003 and 2002
--------------------------------------------------------------------------------

      Secured Debentures on October 21, 2003 the chairman of TransAtlantic at the time was appointed to the board of directors of the Company as further discussed below.

      8% Convertible secured debentures

      On October 21, 2003 and October 31, 2003 the Company completed financing transactions of $11.695 million and $305,000, respectively, by issuing Convertible Secured Debentures (the "Debentures"). The Debentures are repayable on September 30, 2005 with interest payable quarterly commencing December 31, 2003 at 8% per annum. The outstanding principal of the Debentures is convertible by the holders into common shares of the Company at any time prior to maturity at a conversion price of $0.45 per share, subject to antidilution adjustment, and the Debentures are redeemable by the Company at any time after October 1, 2004 if the weighted average price per share on the TSX Venture Exchange for a 20 consecutive trading day period prior to the date notice of redemption is given has exceeded 1662/3% of the conversion price. A finder's fee in the amount of $360,000 was paid to Middlemarch Partners Limited of London, England in connection with the financing. The Company used approximately $5.9 million of the proceeds of the financing for the repayment of the secured debt held by Quest Capital Corporation, Bank One and TransAtlantic Petroleum (USA) Corp. and approximately $2.1 million of the proceeds for the payment of accounts payable and intends to use the balance primarily for exploration and development of its Bayou Couba oil and gas leases within its ExxonMobil Joint Development Project in St. Charles Parish, Louisiana. The Debentures are collateralized by substantially all of ANEC's assets. The Debentures have covenants limiting unsecured borrowings to $2 million and restricting the payment of dividends and capital distributions.

      The Debentures are convertible into common shares at a conversion price of $0.45 per share. On the dates the transaction was completed, the closing price for shares of the Company's common stock on the TSX Venture Exchange was $0.70 per share. Because the market price of the Company's stock on the dates the transaction was completed exceeded the conversion price, the Debentures included a beneficial conversion feature of approximately $6.7 million. The estimated value of the beneficial conversion feature was recorded as a discount to the carrying value of the bonds and as an increase in additional paid-in capital. The discount is being amortized to interest expense over the life of the Debentures using the effective interest method. In the event any Debentures are converted prior to September 30, 2005, any unamortized discount attributed to those proportionate holdings will be expensed at the time of conversion. Amortization of the discount amounted to approximately $399,000 for 2003.

      Concurrent with the financing, two additional directors were elected to the board of directors of the Company. One of the newly elected directors was the chairman of TransAtlantic at the time of the transaction.

7    CAPITAL STOCK

      OPTIONS

      The Company adopted the 2001 Stock Incentive Plan during the year ended December 31, 2001 that replaced the 2000 Stock Option Plan. Under the terms of the 2000 Plan, which had been

AMERICAN NATURAL ENERGY CORPORATION
Notes to Consolidated Financial Statements
December 31, 2003 and 2002
--------------------------------------------------------------------------------

      adopted by Gothic prior to the reorganization (see Note 11), the board had the right from time to time authorize the issuance of options to directors, officers and service providers of Gothic and its subsidiaries. The option price under each option shall not be less than the discounted market price, as allowed by the TSX Venture Exchange, on the grant date. The expiration date for each option shall be set by the board at the time of issue of the option and shou1d not be more than 5 years after the grant date. The maximum number of shares which may be issuable pursuant to options granted under the plan shall be 5,000,000 shares or such additional amount as may be approved from time to time by the shareholders of Gothic. The number of shares issuable to any one optionee under the plan shall not exceed 5% of the total number of issued and outstanding shares on a non-diluted basis. The number of shares which may be issuable under the plan within a one year period, in aggregate shall not exceed 20% of the then outstanding options issued under such plan and to any optionee who is an insider shall not exceed 5% of the then outstanding options issued under such plan. Upon approval by Gothic's shareholders of the corporate reorganization (see Note 11) and the adoption of the 2001 Stock Incentive Plan, the options outstanding under the 2000 Plan were replaced with options having the same exercise price and expiration date under the 2001 Stock Incentive Plan. No further options will be granted under the 2000 Plan.

      Stock option activity for the years ended December 31, 2003 and 2002 is as follows:

                                                              Weighted
                                            Number of          Average
                                             Options       Exercise price
                                                                        $
                                            ---------      --------------

     Outstanding - December 31, 2001        1,987,500                0.33
     Exercised                                (37,500)               0.33
                                            ---------      --------------

     Outstanding - December 31, 2002        1,950,000                0.33
                                            ---------      --------------

     Granted                                  450,000                0.68
     Expired                                 (400,000)               0.32
                                            ---------      --------------

     Outstanding - December 31, 2003        2,000,000                0.41
                                            =========      ==============


      Exercise prices of options outstanding at December 31, 2003 ranged from $0.32 to $0.68. At December 31, 2003, 1,550,000 (2002 - 1,050,000) options have vested and are exercisable at a weighted average price of $0.33. The weighted average remaining contractual life of options granted at December 31, 2003 is 40 months (2002 - 42 months).

      The 2001 Stock Incentive Plan, (approved by the shareholders in January
      2002), is comprised of a Discretionary Option Grant Program, a Salary Investment Option Grant Program, a Stock Issuance Program, an Automatic Option Grant Program, and a Director Fee Option Grant. The maximum number of shares of Common Stock initially reserved for issuance over the term of the 2001 Stock Incentive Plan shall not exceed 5,000,000 shares. The 2001 Stock Incentive Plan terminates upon the earliest of (i) December 14, 2011, (ii) the date on which all shares available for issuance under the plan have been issued as fully-vested shares, or (iii) the termination of all outstanding options in connection with a change in control. Options outstanding under the 2000 Stock Option Plan were exchanged for options under the new plan.

AMERICAN NATURAL ENERGY CORPORATION
Notes to Consolidated Financial Statements
December 31, 2003 and 2002
--------------------------------------------------------------------------------

      Under the Discretionary Option Grant Program, the Plan Administrator will fix the exercise price per share at the time of the grant. No option will have a term in excess of ten years measured from the option grant date. As of December 31, 2003 and 2002, there were options to purchase 1,900,000 and 1,950,000 shares outstanding under the Discretionary Option Grant Program, respectively.

      Under the Salary Investment Option Grant Program, the exercise price per share will be thirty-three and one-third percent of the fair market value per share of the common stock on the option grant date. The options will become exercisable in a series of twelve successive equal monthly installments upon the completion of each calendar month of service in the calendar year for which the salary reduction is in effect. Each option will have a maximum term of ten years measured from the option grant date. As of December 31, 2003 and 2002, there were no options granted under the Salary Investment Option Grant Program.

      The plan administrator will fix the purchase price per share of common stock under the Stock Issuance Program. The plan administrator may issue shares that are fully and immediately vested upon issuance or which are to vest in one or more installments over the participant's period of service or upon attainment of specified performance objectives. As of December 31, 2003 and 2002, there were no shares outstanding under the Stock Issuance Program.

      Under the Automatic Option Grant Program, each individual who is first elected or appointed as a non-employee Board member at any time after February 1, 2002 shall automatically be granted, on the date of initial election or appointment, a Non-Statutory Option to purchase 50,000 shares of common stock, provided that the individual has not previously been employed by the Company or any parent or subsidiary. On the date of each Annual Stockholders Meeting held after January 1, 2002, each individual who is to continue to serve as a non-employee Board Member will automatically be granted a Non-Statutory Option to purchase 5,000 shares of common stock, provided, commencing January 1, 2003, the individual has served as a non-employee Board member for at least 6 months. The exercise price under this plan will be the fair market value of the common stock on the option grant date. Each option shall be immediately exercisable for any or all option shares. However, any shares purchased under the option shall be subject to repurchase by the Company, at the exercise price paid, upon the optionee's cessation of Board service prior to vesting in those shares. Each initial 50,000 share option will vest, and the Company's repurchase right will lapse, in a series of three successive equal annual installments upon the optionee's completion of each year of Board service over a three-year period measured from the grant date. Each annual 5,000 share option will vest, and the Company's repurchase right will lapse, upon the optionee's completion of one year of Board service measured from the grant date. As of December 31, 2003 there were 100,000 options outstanding under the Automatic Option Grant Program. There were no options outstanding under the Automatic Option Grant Program as of December 31, 2002.

      The Board has the authority to implement the Director Fee Option Grant Program as of the first day of any calendar year. Upon the implementation of the Director Fee Option Grant Program, each non-employee Board member may elect to apply all or any portion of the annual retainer fee otherwise payable in cash for his or her service on the Board to the acquisition of a special option grant. As of December 31, 2003 and 2002, there were no options outstanding under the Director Fee Option Grant Program.

AMERICAN NATURAL ENERGY CORPORATION
Notes to Consolidated Financial Statements
December 31, 2003 and 2002
--------------------------------------------------------------------------------

8    COMMITMENTS AND CONTINGENCIES

      The Company rents office space and equipment under long-term operating leases that expire through 2005. The future minimum lease payments required under the operating leases that have initial non-cancelable lease terms in excess of one year amounted to $35,074 to be paid in 2004 and $1,523 to be paid in 2005.

      Rent expense on all operating leases amounted to approximately $85,300 and $66,000 in 2003 and 2002, respectively.

      Bank of Oklahoma, N.A. has issued an irrevocable standby letter of credit, dated December 24, 2003 and expiring December 24, 2004, in the amount of $125,000 drawn in favor of RLI Insurance Company securing a surety bond in favor of the Louisiana Office of Conservation for plugging and abandonment obligations which may occur as a result of drilling operations in St. Charles Parish, Louisiana.

      We agreed that the Class 7 creditors to the ANEC/Couba Reorganization Plan ("Plan") would receive a contingent payable from future production of the properties in the amount of approximately $4.9 million. The contingent payable is in the form of a net profits interest ("NPI"), the size of which is determined by the location of wells that may be drilled in the future. Wells existing at the effective date of the Plan receive an NPI of 50%, new wells drilled on acreage transferred by the Plan to the Company will receive an NPI of 15% and new wells drilled within the boundaries of a seismic shoot previously owned by Couba will receive an NPI of 6%. The Company is entitled to recover all capital and operating costs prior to the NPI becoming payable. At a minimum, the Class 7 creditors are to receive an overriding royalty interest that is in payment of the contingent payable. The Company is accounting for any contingent purchase price payments to the Class 7 creditors as additions to the full cost pool as production occurs.

      We agreed that, after repayment to us of 200% of all costs of bankruptcy, drilling, development and field operations from net revenues of the Bayou Couba Lease and the area of mutual interest, the former holders of equity securities of Couba Operating Company will be entitled to a reversionary interest in the wells in the Bayou Couba Lease equal to 25% of the working interest obtained by us directly from Couba Operating Company at the time of confirmation and as a result of the plan of reorganization of Couba Operating company.

      We are a defendant in a number of legal proceedings which we consider to be routine litigation that is incidental to our business. We do not expect to incur any material liability as a consequence of such litigation.

9    RELATED PARTY TRANSACTIONS

      The Company was charged $20,329 of office administration expense by companies controlled by directors of the Company during 2002, $3,992 of which was accrued as of December 31, 2002. No such expenses were incurred in 2003.

      During the year ended December 31, 2002 we had a note payable to an officer/director of the Company in the amount of $40,000. The note was an uncollateralized, demand loan with no

AMERICAN NATURAL ENERGY CORPORATION
Notes to Consolidated Financial Statements
December 31, 2003 and 2002
--------------------------------------------------------------------------------

      stated interest rate. Interest was paid at a rate commensurate with the rate incurred by the officer/director in a personal loan transaction providing these funds. The note was repaid in November 2003.

      We entered into two financing transactions with entities in which either current or former directors of the Company are currently directors. We borrowed $2,500,000 from Quest Investment, Inc. in March 2003. We currently have a director who is also a director of Quest (see Note 6). In addition, we entered into a financing transaction with TransAtlantic Petroleum (USA) Corp. A current director of the Company is currently a director of TransAtlantic (see Note 6).

10   INCOME TAXES

      The provision for income taxes for the year ended December 31, 2003 is based on the liability method prescribed by Statement of Financial Accounting Standards No. 109 and includes current taxes and the change in the Company's deferred income tax asset or liability during the year. Deferred income tax assets and liabilities arise from temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.

      The tax effects of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts and the tax credits and other items that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002 are presented below:

                                                                         2003                      2002
                                                                           $                         $
                                                                       ----------                ----------
      DEFERRED TAX ASSETS:

      Asset retirement costs                                              546,158                        --
      Foreign exchange loss                                               651,230                        --
      Acquisition, exploration and development costs
      and related depreciation, depletion and amortization              1,699,127                 2,581,495
      Contribution carryovers                                               1,967                       949

      Net operating loss carryforwards                                  2,677,805                 1,404,667
                                                                       ----------                ----------
                Deferred tax asset                                      5,576,287                 3,987,111

      Less: Valuation allowance                                        (5,576,287)               (3,987,111)
                                                                       ----------                ----------

      Total deferred tax asset (liability)                                     --                        --
                                                                       ==========                ==========


      The provision for income taxes is different than the amounts computed using the applicable statutory federal income tax rate. The differences for the years ended December 31, 2003 and 2002 are summarized as follows:

AMERICAN NATURAL ENERGY CORPORATION
Notes to Consolidated Financial Statements
December 31, 2003 and 2002
--------------------------------------------------------------------------------

                                                     2003             2002
                                                       $                $
                                                   ----------       ----------


        Federal tax benefit at statutory rate       1,978,730        2,867,537
        State taxes, net of federal taxes             167,623          365,603
        Other                                         (20,335)         (10,034)
        Less: valuation allowance                  (2,126,018)      (3,223,106)
                                                   ----------       ----------

        Total provision for income taxes                   --               --
                                                   ==========       ==========

      As of December 31, 2003, the Company has a net operating loss carry-forward of approximately $7,054,281 which is available to reduce future taxable income, if any, through 2024. Management has determined that it is more likely than not that the benefit of the deferred tax asset will not be realized and thus has provided a 100% valuation allowance against the deferred tax asset.

11   REORGANIZATION

      On January 22, 2002, the Company completed a corporate reorganization which became effective February 8, 2002. At a meeting held on January 18, 2002, the shareholders of Gothic approved an arrangement under Section 192 of the Canada Business Corporations Act whereby the shareholders of Gothic voted to exchange all their common shares for shares of ANEC. The effect of the reorganization was that Gothic, which had formerly been the parent corporation of ANEC, became its wholly-owned subsidiary and ANEC became the parent corporation. The shareholders of Gothic tendered their share certificates and received a like number of shares of ANEC. All outstanding warrants and options to purchase shares of Gothic now represent the right to purchase shares of ANEC on substantially the identical terms and conditions. The shares of Gothic are no longer listed on the Toronto Venture Exchange, Inc. and in their place, the shares of ANEC were listed on that exchange, quoted and traded in U.S. dollars under the symbol ANR.U. Also on that date, the shareholders approved the reduction of the stated capital of Gothic by the amount of the accumulated deficit of $2,015,495. This transaction has been accounted for as a quasi-reorganization. Gothic may be deemed a predecessor of the Company.

      Upon petition of Gothic, the Supreme Court of British Columbia, at a hearing held on January 22, 2002, considered the fairness of the terms and conditions of the reorganization. All the security holders of Gothic were mailed a notice dated December 19, 2001 of the hearing and had the opportunity to appear. Upon finding that the terms of the transaction were fair, both procedurally and substantively, to the security holders of Gothic, the Court entered an order approving the reorganization pursuant to the provisions of Section 192 of the Canada Business Corporations Act. The British Columbia Court was advised by Gothic in the petition presented to the Court before the hearing that ANEC would rely on the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a) (10) thereof in issuing its shares in exchange for the shares of Gothic

AMERICAN NATURAL ENERGY CORPORATION
Notes to Consolidated Financial Statements
December 31, 2003 and 2002
--------------------------------------------------------------------------------

12   SUBSEQUENT EVENTS

      On December 19, 2003, the Company entered into a letter agreement with ExxonMobil whereby the terms of the Joint Development Agreement (the "Agreement") by and between the Company and ExxonMobil were expanded with the occurrence of specific events (the "Expansion Agreement"). The Company at its sole risk and expense drilled two wells in specific locations to minimum depths of 8,000 feet and 7,700 feet, the first within 90 days of the date of the execution of the Expansion Agreement and the second, within 90 days of reaching total depth on the first well. With completion of the first well on January 1, 2004, an additional 1,280 acres were added by ExxonMobil to the area in the Agreement and the termination date was extended to November 2007. With completion of the requirements of the second well on February 12, 2004, an additional 1,280 acres were added by ExxonMobil to the area in the Agreement.

13   DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES

      Net Capitalized Costs

      The following summarizes net capitalized costs as of December 31, 2003 and 2002.

                                                         2003         2002
                                                          $             $
                                                      ----------     ----------

      Oil and gas properties
           Proved                                     12,058,920      8,049,878
           Unproved                                    3,773,136      2,710,994
                                                      ----------     ----------
                Total                                 15,832,056     10,760,872

      Less accumulated depreciation, depletion and
       amortization and impairment                    (8,356,023)    (6,960,678)
                                                      ----------     ----------

      Net capitalized costs                            7,476,033      3,800,194
                                                      ==========     ==========

      Unproved Property Costs

      The following summarizes the capitalized unproved property costs excluded from amortization as of December 31, 2003. All costs represent investment in unproved property in Louisiana and will be evaluated over several years as the properties are explored.

                                 2003        2002         2001       Total
                                   $           $            $           $
                                -------     -------    ---------   ---------

Property acquisition costs      262,130     535,680    1,986,640   2,784,450
Capitalized interest            712,829     275,857           --     988,686
                                -------     -------    ---------   ---------

                                974,959     811,537    1,986,640   3,773,136
                                =======     =======    =========   =========

AMERICAN NATURAL ENERGY CORPORATION
Notes to Consolidated Financial Statements
December 31, 2003 and 2002
--------------------------------------------------------------------------------

      Costs Incurred in Oil and Gas Acquisition, Exploration and Development

                                           2003                     2002
                                            $                         $
                                         ---------                 ----------

      Development costs                  2,953,794                    681,102
      Exploration costs                  1,331,286                  2,842,783
      Acquisition costs(1)
           Proved                                -                          -
           Unproved                        974,959                    811,537
      Sales of properties                 (618,855)                (1,667,581)
                                         ---------                 ----------

                                         4,641,184                  2,667,841
                                         =========                 ==========

      --------------------
      (1) Acquisition costs exclude asset retirement costs of $430,000 upon implementation of SFAS 143 as of January 1, 2003.

      Results of Operations from Oil and Gas Producing Activities

      The Company's results of operations from oil and gas producing activities are presented below for the years 2003 and 2002. The following table includes revenues and expenses associated directly with our oil and gas producing activities. It does not include any general and administrative costs or any interest costs.

                                                              2003       2002
                                                               $          $
                                                          ---------- ----------

      Oil and gas sales                                    1,698,992    308,514
      Operations income                                       43,902      2,751
      Lease operating expenses                              (495,409)  (481,711)
      Production taxes                                       (66,807)   (11,115)
      Net gain (loss) from sale of oil and gas properties     43,937   (726,348)
      Impairment of oil and gas properties                  (653,886)(6,476,993)
      Depreciation, depletion and amortization            (1,024,676)  (410,050)
                                                          ---------- ----------

      Results of operations from oil and gas activities     (453,947)(7,794,952)
                                                          ========== ==========

      Oil and Gas Reserve Quantities (unaudited)

      The reserve information presented below is based on reports prepared by independent petroleum engineers Netherland, Sewell and Associates, Inc.

      The information is presented in accordance with regulations prescribed by the Securities and Exchange Commission. Reserve estimates are inherently imprecise. These estimates were

AMERICAN NATURAL ENERGY CORPORATION
Notes to Consolidated Financial Statements
December 31, 2003 and 2002
--------------------------------------------------------------------------------

      generally based upon extrapolation of historical production trends, analogy to similar properties and volumetric calculations. Accordingly, these estimates are expected to change, and such change could be material and occur in the near term as future information becomes available.

      Proved oil and gas reserves represent the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under current economic and operating conditions. Proved developed oil and gas reserves are those expected to be recovered through existing equipment and operating methods.

      December 31, 2003
      -----------------

                                                         OIL                GAS           TOTAL
                                                        (MBBL)             (MMCF)         (MMBLE)
                                                        ------             ------         ------
       Proved reserves, beginning of period             114.53              40.01         121.20
       Extensions, discoveries and other additions       77.09             203.71         111.04
       Revisions of previous estimates                   71.09              56.70          80.54
       Production                                       (50.25)             (6.20)        (51.28)
       Sale of reserves in place                        (32.91)            (21.75)        (36.54)
       Purchase of reserves in place                        --                 --             --
                                                        ------             ------         ------

       Proved reserves, end of period                   179.55             272.47         224.96
                                                        ======             ======         ======

       Proved developed reserves:
            Beginning of period                          18.02                 --          18.02
                                                        ======             ======         ======

            End of period                               110.93             212.43         146.34
                                                        ======             ======         ======



      December 31, 2002
      -----------------

                                                          OIL                GAS           TOTAL
                                                        (MBBL)             (MMCF)         (MMBLE)
                                                        ------          ---------        -------
       Proved reserves, beginning of period                 --                 --             --
       Extensions, discoveries and other additions      126.44           1,445.75         367.40
       Revisions of previous estimates                       -                 --             --
       Production                                       (11.91)            (13.06)        (14.09)
       Sale of reserves in place                            --          (1,392.68)       (232.11)
       Purchase of reserves in place                        --                 --             --
                                                        ------          ---------        -------

       Proved reserves, end of period                   114.53              40.01         121.20
                                                        ======          =========        =======

       Proved developed reserves:
            Beginning of period                             --                 --             --
                                                        ======          =========        =======

            End of period                                18.02                 --          18.02
                                                        ======          =========        =======

AMERICAN NATURAL ENERGY CORPORATION
Notes to Consolidated Financial Statements
December 31, 2003 and 2002
--------------------------------------------------------------------------------

      The Company had no proved reserves at December 31, 2001.



      Standardized Measure of Discounted Future Net Cash Flows (unaudited)

      Statement of Financial Accounting Standards No. 69 prescribes guidelines for computing the standardized measure of future net cash flows and changes therein relating to estimated proved reserves. The Company has followed these guidelines which are briefly discussed below.

      Future cash inflows and future production and development costs are determined by applying year-end prices and costs to the estimated quantities of oil and gas to be produced. The prices used at December 31, 2003 and December 31, 2002 were $29.25 and $30.16 per barrel for oil and $5.97 and $4.74 per mmbtu for natural gas, respectively. Estimates are made of quantities of proved reserves and the future periods during which they are expected to be produced based on year-end economic conditions. Estimated future income taxes are computed using current statutory income tax rates including consideration for current tax basis of properties and related carryforwards, giving effect to permanent differences and tax credits. The resulting future net cash flows are reduced to present value amounts by applying a 10% annual discount factor.

      The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and, as such, do not necessarily reflect our expectations of actual revenue to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

      The following sets forth our future net cash flows relating to proved oil and gas reserves based on the standardized measure prescribed in SFAS 69:

                                                                                 December 31,
                                                                           2003                2002
                                                                             $                   $
                                                                       -----------           ---------
     Future cash inflows                                                 7,464,800           3,644,000
     Future production taxes                                             (574,200)           (202,000)
     Future development costs                                          (1,178,400)           (827,700)
     Future production costs                                           (1,323,600)           (957,300)
     Estimated future Net Profits payments                                (22,800)           (366,200)
     Future income tax provision                                                 -                   -
                                                                       -----------           ---------

     Net future cash flows                                               4,365,800           1,290,800
     Less effect of a 10% discount factor                                (676,100)           (201,600)
                                                                       -----------           ---------

     Standardized measure of discounted future net cash flows            3,689,700           1,089,200
                                                                       ===========           =========

     Discounted (at 10%) future net cash flows before income taxes       3,689,700           1,089,200
                                                                       ===========           =========

AMERICAN NATURAL ENERGY CORPORATION
Notes to Consolidated Financial Statements
December 31, 2003 and 2002
--------------------------------------------------------------------------------

      The principal sources of change in the standardized measure of discounted future net cash flows are as follows:

                                                                             December 31,
                                                                      2003                 2002
                                                                        $                     $
                                                                    ---------            ---------
     Standardized measure, beginning of period                      1,089,200                    -
     Sales of oil and gas produced, net of production costs         (464,630)             (218,147)
     Extensions and discoveries, net of future production and
     development costs                                              3,397,830            2,861,666
     Sales of oil and gas properties                                       --             (986,519)
     Change in estimated net profits payments                         343,400             (366,200)
     Accretion of discount                                          (676,100)             (201,600)
                                                                    ---------            ---------

     Standardized measure, end of period                            3,689,700            1,089,200
                                                                    =========            =========

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 1031 of the Oklahoma General Corporation Act and Article VIII of the Registrant's By-Laws provide for indemnification of present and former officers, directors, employees and agents.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Expenses in connection with the issuance and distribution of the securities being registered hereunder, other than underwriting commissions and expenses, are estimated to be as follows:

                  Registration Fee                             $ 2,235.00
                  Printing Expenses                            $ 2,500.00
                  Accounting Fees and Expenses                 $21,000.00
                  Legal Fees and Expenses                      $37,500.00
                  Miscellaneous Expenses                       $ 4,265.00
                                                              -----------
                  TOTAL                                        $67,500.00


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         During the past three years, the Registrant has issued the following unregistered securities.

1. On January 19, 2001, the following persons purchased an aggregate of 100,000 shares of the Registrant's Common Stock at a purchase price of $.01 per share:

                   Michael K. Paulk                         42,500
                   Steven P. Ensz                           42,500
                   Bennett G. Shelton                        5,000
                   Robert G. Snead                           5,000
                   Richard Mulford                           5,000


                                   Part II-1

         The shares were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, (the "Securities Act") by virtue of the exemption afforded by Section 4(2) thereof. Each of such persons purchased the shares for his own account, for investment and not with a view to the distribution of the shares. The certificates for the shares bear a restrictive legend and stop transfer instructions have been placed against the transfer of the shares.

2. On July 17, 2001, Gothic issued an aggregate of 10,000,000 shares of common stock to 26 persons, including five persons who are officers or Directors of Gothic and the Registrant, for a subscription price of $0.33 per share. The shares were issued in transactions exempt from the registration requirements of the Securities Act in reliance on Regulations D and S thereunder and the exemption afforded by Section 4(2) thereunder. Of such persons, 10 were residents of the United States and 16 were non-residents. Each of the residents of the United States represented to Gothic that he was an "accredited investor" as defined under Regulation D. In addition, such persons include the following officers or Directors of Gothic and the Registrant:

                        NAME                             NO. OF SHARES
                        ----                             -------------
                   Michael K. Paulk                            650,000
                   Steven P. Ensz                            1,000,000
                   Brian E. Bayley                             650,000
                                                       ----------------
                                                       ----------------
                                            Total            2,300,000

         Each of such persons purchased the shares for his own account, for investment and not with a view to the distribution of the shares. The certificates for the shares bear a restrictive legend and stop transfer instructions have been placed against the transfer of the shares.

         In connection with the sales of shares to 12 of the subscribers who are non-residents of the United States, Gothic issued to a broker for services warrants to purchase 250,000 shares of Gothic exercisable for a term of one year at a price of $0.33 per share. In addition, Gothic paid to the broker for the same services a fee in the amount of $132,000.

3. On July 17, 2001, Gothic issued 1,000,000 shares of common stock to the following persons in the amounts indicated in exchange for their shares of the Registrant's Common Stock:

                              NAME                      NO. OF SHARES
                              ----                      -------------
                   Michael K. Paulk                            425,000
                   Steven P. Ensz                              425,000
                   Bennett G. Shelton                           50,000
                   Robert G. Snead                              50,000

                                   Part II-2

                   Richard Mulford                              50,000


         The shares were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, (the "Securities Act") by virtue of the exemption afforded by Section 4(2) thereof. Each of such persons purchased the shares for his own account, for investment and not with a view to the distribution of the shares. The certificates for the shares bear a restrictive legend and stop transfer instructions have been placed against the transfer of the shares.

4. On January 18, 2002, the Registrant agreed to issue an aggregate of 25,162,346 shares of Common Stock to the holders of shares of common stock of Gothic on the basis that the Gothic shareholders would receive one share of the Registrant's Common Stock for each share of Gothic common stock held. The shares were agreed to be issued in reliance upon the exemption afforded by Section 3(a)(10) under the Securities Act.

         Upon petition of Gothic, the Supreme Court of British Columbia, at a hearing held on January 22, 2002, considered the fairness of the terms and conditions of the reorganization. All the security holders of Gothic were mailed a notice dated December 19, 2001 of the hearing and had the opportunity to appear. Upon finding that the terms of the transaction were fair, both procedurally and substantively, to the security holders of Gothic, the Court entered an order approving the reorganization pursuant to the provisions of
Section 192 of the Canada Business Corporations Act. The British Columbia Court was advised by Gothic in the petition presented to the Court before the hearing that the Registrant would rely on the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(10) thereof in issuing its shares in exchange for the shares of Gothic.

         As part of the transaction, the outstanding warrants of Gothic to purchase 250,000 shares of common stock were exchanged into warrants to purchase 250,000 shares of the Registrant on the same terms and conditions and the options to purchase shares of Gothic under its Stock Option Plan 2000 were exchanged for options to purchase shares of the Registrant under its 2001 Stock Incentive Plan on the same terms and conditions.

5. On February 19, 2002, the Registrant issued 37,500 shares to Stephen Kenwood, a former Director of Gothic, on exercise of a stock option. The shares were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, (the "Securities Act") by virtue of the exemption afforded by Section 4(2) thereof. Such person purchased the shares for his own account, for investment and not with a view to the distribution of the shares. The certificate for the shares bears a restrictive legend and stop transfer instructions have been placed against the transfer of the shares.



                                   Part II-3

6. On February 14, 2003, the Registrant issued 166,700 shares of Common Stock to Middlemarch Partners Ltd. in connection with a loan it made to the Registrant. The shares were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, (the "Securities Act") by virtue of the exemption afforded by Section 4(2) thereof. Such person purchased the shares for its own account, for investment and not with a view to the distribution of the shares. The certificate for the shares bears a restrictive legend and stop transfer instructions have been placed against the transfer of the shares. No underwriter participated in the sale of the securities.

7. On March 26, 2003, the Registrant issued 688,000 shares of its Common Stock to Quest Investment Corporation (a subsidiary of Quest Capital Corp.), as principal and agent, in consideration for a loan it made to the registrant. The shares were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, (the "Securities Act") by virtue of the exemption afforded by Section 4(2) thereof. Such persons purchased the shares for their own account, for investment and not with a view to the distribution of the shares. The certificates for the shares bear a restrictive legend and stop transfer instructions have been placed against the transfer of the shares. No underwriter participated in the sale of the securities.

8. On October 21 and 31, 2003, the Registrant issued an aggregate of $12.0 million of its 8% Convertible Secured Debentures due September 30, 2005. The Debentures were issued in a transaction exempt from and not requiring registration under the U.S. Securities Act of 1933, as amended, by virtue of Regulation D and Regulation S adopted under that Act. The securities were sold to "accredited investors", as defined in Regulation D, and all of whom resided outside of the United States. No underwriter participated in the sale of the securities. The Registrant paid a commission of $360,000 in connection with the transaction. The principal amount of the Debentures is convertible into shares of the Registrant's Common Stock at any time while the Debentures are outstanding at a conversion price of $0.45 per share.

9. On December 10, 2003, the Registrant issued 100,000 shares of its Common Stock to Canaccord Capital Corporation in settlement of sums claimed arising out of a proposed financing that was not concluded. The shares were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, (the "Securities Act") by virtue of the exemption afforded by
Section 4(2) thereof. Such person acquired the shares for its own account, for investment and not with a view to the distribution of the shares. The certificate for the shares bears a restrictive legend and stop transfer instructions have been placed against the transfer of the shares. No underwriter participated in the sale of the securities.



                                   Part II-4

ITEM 27. EXHIBITS


     EXHIBIT NUMBER                                   DESCRIPTION
-------------------------     ----------------------------------------------------------------

            2.0               Second Amended Joint Plan of Reorganization Proposed by Couba
                              Operating Company, American Natural Energy Corporation and Gothic
                              Resources Inc. filed in the United States Bankruptcy Court,
                              Western District of Oklahoma. Case No. 00-11837-W (Chapter
                              11)(6).

            2.1               Order Confirming Plan, filed November 16, 2001 with U.S.
                              Bankruptcy Court, Western District of Oklahoma(2)
            3.1               Certificate of Incorporation of American Natural Energy
                              Corporation, formerly named Dayton Energy Corporation(1)
            3.2               Certificate of Amendment filed March 23, 2001(2)
            3.3               Certificate of Amendment filed December 20, 2001(2)
            5.1               Opinion of William S. Clarke, P.A.(4)
           10.2               Omitted as no longer an operative agreement.
           10.3               Leasehold Acquisition and Development Agreement with The Wiser
                              Oil Company(2)
           10.4               Assignment of Oil, Gas and Mineral Lease dated as of February 18,
                              2002 relating to State Lease Number 17353(2)
           10.5               Omitted as no longer an operative agreement.
           10.6               Omitted as no longer an operative agreement.
          10.7.1              Omitted as no longer an operative agreement.
          10.7.2              Omitted as no longer an operative agreement.

          10.7.3              Purchase and Exploration Agreement between Registrant and
                              TransAtlantic Petroleum (USA) Corp. dated March 10, 2003(6)

          10.8.1              Form of Subscription Agreement to purchase the Registrant's 8%
                              Convertible Secured Debenture due September 30, 2005(3)
          10.8.2              Trust Indenture dated as of October 8, 2003 between the
                              Registrant and Computershare Trust Company of Canada(3)
         10.8.3.1             Development Agreement dated November 22, 2002 between the
                              Registrant and Exxon Mobil Corporation(5)
         10.8.3.2             Amendment dated December 19, 2003 to Development Agreement dated
                              November 22, 2002 between the Registrant and ExxonMobil
                              Corporation(5) 21.0 Subsidiaries of the Registrant

                              NAME                           JURISDICTION OF ORGANIZATION
                              ----                           -----------------------------
                              Gothic Resources Inc.            Canada Business Corporations Act
                              Couba Operating Company          Oklahoma



                                           Part II-5

   EXHIBIT NUMBER                           DESCRIPTION
------------------  ------------------------------------------------------------


         23.1       Consent of PricewaterhouseCoopers LLP(7)
         23.2       Consent of Netherland, Sewell & Associates, Inc. (7)

         23.3       Consent of William S. Clarke, P.A. (included in Exhibit 5.1)

          24 Power of Attorney (included in the Signature Pages of this Registration Statement)

Footnotes on following page






















                                           Part II-6

-----------------------
(1) Filed as an exhibit to registration statement on Form 10-SB filed August 12, 2002. (File No. 0-18956).
(2) Filed as an exhibit to Amendment No. 1 to registration statement on Form 10-SB. (File No. 0-18956).
(3) Filed as an exhibit to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003. (File No. 0-18956).
(4) Filed with Registration Statement on Form SB-2 filed December 16, 2003 (File No. 333-111244).
(5) Filed with Amendment No. 1 to Registration Statement on Form SB-2 filed February 6, 2004 (File No. 333-111244).

(6) Filed as an exhibit to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2003. (File No. 0-18956).
(7) Filed with Amendment No. 2 to Registration Statement on Form SB-2 filed April 20, 2004 (File No. 333-111244).



















                                   Part II-7

ITEM 28. UNDERTAKINGS

         A. The undersigned Registrant hereunder undertakes:

                  (1) to file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                           (i) include any prospectus required by Section
10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                           (ii) reflect in the prospectus any facts or events
which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) include any additional or changed material
information on the plan of distribution.

                  (2) That, for the purpose of determining liability under the Act, to treat each such post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                  (4) For purposes of determining any liability under the Act, to treat the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

                  (5) For determining any liability under the Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.




                                   Part II-8

         B. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Small Business Issuer pursuant to the foregoing provisions, or otherwise, the Small Business Issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Small Business Issuer of expenses incurred or paid by a director, officer or controlling person of the Small Business Issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Small Business Issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


















                                   Part II-9

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2, and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Tulsa, State of Oklahoma, on April 20, 2004.


                                       AMERICAN NATURAL ENERGY CORPORATION



                                 By:     /s/ Michael K. Paulk
                                       ----------------------
                                       Michael K. Paulk, President,
                                       Chief Executive Officer
                                          and Principal Executive Officer

         In accordance with the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


  /s/ Michael K. Paulk                      Director and President, Chief Executive      April 20, 2004
---------------------------------             Officer (Principal Executive
Michael K. Paulk                              Officer)



Steven P. Ensz                              Director and Vice President, Finance         April 20, 2004
  /s/ Michael K. Paulk                      (Principal Financial and Accounting Officer)
  (pursuant to power of attorney)
---------------------------------


Brian E. Bayley                             Director
  /s/ Michael K. Paulk
  (pursuant to power of attorney)                                                        April 20, 2004
---------------------------------


John K. Campbell                            Director
  /s/ Michael K. Paulk

  (pursuant to power of attorney)                                                        April 20, 2004
---------------------------------


Jules Poscente                              Director
  /s/  Michael K. Paulk
  (pursuant to power of attorney)                                                        April 20, 2004
---------------------------------


                       AMERICAN NATURAL ENERGY CORPORATION

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each of the undersigned directors and officers of American Natural Energy Corporation. An Oklahoma corporation, which is filing a Registration Statement on Form SB-2 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitutes and appoints Michael K. Paulk and Steven P. Ensz, and each of them, the individual's true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for the person and in his name, place and stead, in any and all capacities, to sign such Registration Statement and any or all amendments, including post-effective amendments, to the Registration Statement, including a Prospectus or an amended Prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


  /s/ Michael K. Paulk                      Director and President, Chief Executive      December 16, 2003
----------------------                        Officer
Michael K. Paulk                              (Principal Executive Officer)


  /s/ Steven P. Ensz                        Director and Vice President, Finance         December 16, 2003
--------------------                        (Principal Financial and Accounting Officer)
Steven P. Ensz


  /s/ Brian E. Bayley                       Director                                     December 16, 2003
---------------------
Brian E. Bayley


  /s/ John K. Campbell                      Director                                     December 16, 2003
----------------------
John K. Campbell


  /s/ John J. Fleming                       Director                                     December 16, 2003
----------------------
John J. Fleming


  /s/ Jules Poscente                        Director                                     December 16, 2003
---------------------
Jules Poscente
